Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

The Boeing Company,

JNPR Aero, LLC

and

Project Maroon, LLC

Dated as of April 22, 2025

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

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EXHIBITS

Exhibit A	–	[Reserved]
Exhibit B	–	Employee Matters Agreement
Exhibit C	–	Intellectual Property Term Sheet
Exhibit D	–	Transition Services Term Sheet
Exhibit E	–	Accounting Principles and Illustrative Calculation
Exhibit F	–	Equity Financing Commitment Letter
Exhibit G	–	Purchase Price Allocation

DISCLOSURE SCHEDULE

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT is made as of April 22, 2025, by and among The Boeing Company, a Delaware corporation (“Seller”), JNPR Aero, LLC, a Delaware limited liability company (the “Company”), and Project Maroon, LLC, a Delaware limited liability company (“Buyer”). Seller, the Company and Buyer are referred to collectively herein as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, Seller owns, beneficially and of record, all of the issued and outstanding limited liability company interests of the Company (the “Company Interests”);

WHEREAS, prior to the Closing (as defined below), Seller wishes to effectuate, or cause to be effectuated, the transactions described in the Pre-Closing Reorganization;

WHEREAS, Seller wishes to sell, or cause its Affiliates to sell, and Buyer wishes to purchase, the Company Interests and the Other Interests on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Buyer and Seller have entered into, by virtue of the execution and delivery of this Agreement, that certain Employee Matters Agreement in substantially the form set forth on Exhibit B; and

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement and as a condition and inducement to Seller’s willingness to enter into this Agreement, the Guarantors have, entered into that certain Limited Guarantee, dated as of the date hereof (the “Guaranty”), pursuant to which the Guarantors have guaranteed, as primary obligors, certain of Buyer’s obligations hereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the Parties agree as follows:

ARTICLE 1

Definitions; Interpretation

1.1 Definitions. The following terms shall have the following respective meanings for the purposes of this Agreement:

“Accounting Firm” means BDO USA, P.C. or, if such firm is unable or unwilling to act, such other nationally recognized independent accounting firm that (a) is capable of serving as an accounting expert with relevant experience; (b) is not the regular accounting firm of Buyer (or any of its Affiliates) or Seller and (c) is mutually agreeable to Seller and Buyer; provided, however, that if the Parties are unable to so mutually agree, Seller and Buyer shall each select a nationally recognized independent accounting firm, which two firms shall then together select a third and separate nationally recognized independent accounting firm to serve as the Accounting Firm (it being understood that such third and separate selected accounting firm must satisfy the conditions set forth in clauses (a) and (b)).

“Accounting Principles” means the accounting principles set forth in Exhibit E (Accounting Principles and Illustrative Calculation).

“Action” means any action, audit, investigation, inquiry, suit, arbitration or proceeding (whether civil, criminal or administrative) commenced or brought by or before any court or other Governmental Authority or arbitrator.

“Actual Value” has the meaning set forth in Section 2.4(f)(iii).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with or is controlled by, such specified Person, whether now or in the future. The term “control” (including the terms “controlling,” “under common control with” and “controlled by”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of a majority of the outstanding voting securities, by contract or otherwise. It is understood and agreed that (a) the Company and the Transferred Subsidiaries shall be Affiliates of Seller prior to the Closing and (b) the Company and the Transferred Subsidiaries shall be Affiliates of Buyer from and after the Closing.

“Agreed Form” has the meaning set forth in Section 6.12(d).

“Agreement” means this Membership Interest Purchase Agreement, including the Disclosure Schedule and all other exhibits and schedules hereto, as it and they may be amended, restated or otherwise modified from time to time in accordance with the terms hereof.

“Anti-Corruption Law” has the meaning set forth in Section 4.12(c).

“Antitrust Laws” means all antitrust or competition Laws, including the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other (whether U.S. or non-U.S.) supranational, international, national, federal, state and local Laws, that are designed or intended to require notification of, or prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Associated Person” means, with respect to a Party, any of such Party’s former, current and future Representatives, financing sources, consultants, equityholders, members, stockholders, shareholders, controlling Persons, managers, general or limited partners or assignees (or any former, current or future Representatives, financing sources, consultants, equityholders, members, stockholders, shareholders, controlling Persons, managers, general or limited partners or assignees of any of the foregoing).

“Assumed Liabilities” means, without affecting the allocation of Liabilities set forth in the Related Agreements, all Liabilities of the Business Affiliates to the extent they are arising out of, or relating to, the ownership or operation of the Business or the Transferred Assets, whether arising prior to, at or following the Closing. Without limiting the generality of the foregoing, the Assumed Liabilities shall include all Liabilities to the extent they are: (a) arising under or relating to the Transferred Contracts; (b) to the extent arising out of, or relating to, the development, production, sale or operation of the Business or the products and services of the Business, or the Transferred Assets, whether arising prior to, on or after the Closing Date, and whether arising under warranty, contract, law, equity, tort, strict liability, product liability, statute or otherwise; (c) arising out of, or relating to, the Company Benefit Plans; (d) to the extent arising out of, or relating to, the Transferred Intellectual Property, including in connection with obtaining, registering, maintaining, prosecuting and enforcing the Transferred Intellectual Property and any rights in connection therewith; (e) to the extent arising out of, or relating to, the Transferred IT Assets; (f) arising out of, or relating to, the Transferred Permits; (g) any Liability arising from Environmental Law, to the extent arising out of, or relating to the conduct of the Business or the ownership or operation of the Transferred Assets; (h) for indebtedness that constitutes Closing Date Indebtedness, to the extent included in Final Closing Date Indebtedness; (i) for any Transaction Expenses to the extent not paid at or prior to the Closing to the extent included in Final Transaction Expenses; (j) for trade accounts payable to the extent included in the Final Working Capital; (k) for Taxes arising out of, or relating to (i) the conduct of (but solely of) the Business or (ii) the ownership or operation of the Transferred Assets, in each case, for any Post-Closing Period; (l) accrued, unused vacation and paid time off (including any accrued, unused sick leave) of the Continuing Employees who are employed by Buyer or its Affiliates (including the Company or the Transferred Subsidiaries) as of the Closing as described in Section 2.3 of the Employee Matters Agreement; or (m) to the extent arising out of, or relating to, all affirmative claims, causes of action, warranties, guarantees, refunds, Actions, rights of recovery or offset, counterclaims and defenses by any Third Parties, in each case, to the extent relating to, the conduct of the Business.

“Benefit Plan” has the meaning set forth in Section 4.8(a).

“BRAC” means Seller and its Affiliate’s documentation package incorporating form, fit, function, performance, and interface data, which Seller or its Affiliates use to establish and define product-level requirements, system-level requirements, and/or system architecture, and includes specifications, requirements, stress loads, design analyses, test results, aerodynamic models, flight control, product definition data, bills of material, drawings (installation, assembly or detail), and/or simulations. Such documentation is used by Seller or its Affiliates (x) to establish and define (i) requirements for products, process, service level, system specification, certification, and configuration; and (ii) architecture descriptions for products, process, service, and system; and (y) to procure and certify products or similar product and to assure integration with other products, equipment, materials, services, or systems.

“Business” means the development, production, licensing, sale, servicing or operation of the global aviation data and software products offered by Seller and its Affiliates, including products spanning navigation data and charting solutions (digital and paper-based), software for the digital flight deck, dispatch and flight software, and crew management software, in each case, to the extent such products are Business Products; provided, however, that the “Business” shall exclude any other business of Seller or its Affiliates, including (a) functions or support, in each case, provided by Seller or its Affiliates (other than the Company or the Transferred Subsidiaries) at any time, either directly or indirectly, relating to finance, corporate development, communications, accounting, tax, human resources, legal, information technology, facilities and security, procurement and marketing services, and other corporate shared services including, if any, any engineering functions, in each case, provided by Seller or its Affiliates (other than the Company or the Transferred Subsidiaries) or other corporate centralized functional organizations within or controlled by Seller or its Affiliates (other than the Company or the Transferred Subsidiaries); (b) the Retained Products and (c) BRAC. For the avoidance of doubt, neither this Agreement nor any Related Agreement grants (whether by way of ownership or license) the Company, any Transferred Subsidiary, Buyer or any of Buyer’s Affiliates any Intellectual Property with respect to BRAC.

“Business Affiliate” means any Affiliate of the Company or the Transferred Subsidiaries (other than the Company and the Transferred Subsidiaries) that (a) operates any part of the Business as of the date hereof or (b) owns or holds any asset or right, or that has any liabilities or obligations, or that employs any employees or other personnel that primarily pertain to the Business, and that will transfer, or cause to be transferred, any such assets, rights, liabilities, obligations, employees or other personnel to the Company or the Transferred Subsidiaries pursuant to the Pre-Closing Reorganization.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in Arlington, Virginia, USA are authorized or required by Law or other action of a Governmental Authority to close.

“Business Portion” has the meaning set forth in Section 6.10(a).

“Business Products” means the products set forth on Schedule 1.1(a) of the Disclosure Schedule.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Group Member” has the meaning set forth in Section 11.15.

“Buyer Indemnified Person” has the meaning set forth in Section 10.2(a).

“Buyer Indemnifying Person” has the meaning set forth in Section 10.2(b).

“Buyer Released Matter” has the meaning set forth in Section 10.7(a).

“Buyer Releasee” has the meaning set forth in Section 10.7(b).

“Buyer Releasor” has the meaning set forth in Section 10.7(a).

“Cash” means the aggregate amount of cash, cash equivalents, marketable securities and instruments and deposits, in each case, including any earned interest thereon, of the Company and the Transferred Subsidiaries as of the Determination Time, determined in accordance with the Accounting Principles. For avoidance of doubt, Cash shall (a) be calculated net of issued but uncleared checks and drafts written or issued by the Company and the Transferred Subsidiaries, in each case, only to the extent there has been a corresponding reduction of the applicable liability account in the determination of Working Capital; (b) include checks, drafts and wire transfers deposited or in transit for the account of the Company and the Transferred Subsidiaries, other deposits in transit and other credits in-process issued or initiated by the Company or any of the Transferred Subsidiaries; provided, however, that Cash shall not be increased by such deposits and credits, in each case, only to the extent, such amounts have been reflected in the determination of Working Capital; and (c) exclude any cash or cash equivalents that were used to pay Indebtedness or Transaction Expenses between the Determination Time and the Closing. For purposes of determining Cash, the Parties shall convert any amounts stated in currency other than Dollars into Dollars at the rate of exchange in effect as quoted by Bloomberg L.P. on www.bloomberg.com/markets/currencies/fx-fixings.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Claim” has the meaning set forth in Section 10.2(b).

“Claim Amount” has the meaning set forth in Section 10.3(a).

“Closing” means the closing of the sale and purchase of the Company Interests and the payment of the consideration therefor contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Date Indebtedness” means the aggregate amount of Indebtedness that is outstanding as of the Closing.

“Code” means the United States Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” means a Benefit Plan sponsored or maintained solely by the Company or the Transferred Subsidiaries, or maintained by Seller or its Affiliates (other than the Company or the Transferred Subsidiaries) solely for the benefit of one or more Employees.

“Company Interests” has the meaning set forth in the Recitals.

“Confidential Information” means all confidential, non-public information (whether or not specifically identified as confidential), in any form or medium, including inventions, algorithms, formulas, schematics, technical drawings, analyses, ideas, know how, technology and processes not otherwise protected by patents or published patent applications, program listings, business information (including information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods), and Trade Secrets, in each case, primarily relating to the Business or the Transferred Assets, in each case, whether obtained, produced or distributed before or after the date of this Agreement. Notwithstanding anything to the contrary in the foregoing, “Confidential Information” shall not include: (i) information that is known or becomes known to the public in general (other than as a result of a breach of Section 7.7(b) by Seller or its Subsidiaries); (ii) information that is or has been independently developed or conceived by Seller or its Subsidiaries without use of the Confidential Information and (iii) such information that is or has been made known or disclosed to Seller or its Subsidiaries by a Third Party without, to Seller’s knowledge (after reasonable inquiry), a breach of any obligation of confidentiality such Third Party may have.

“Confidential Information Presentation” means the Confidential Information Presentation, dated as of December 2024, together with any and all updates and supplemental financial information related thereto, in each case, made available to Buyer in connection with the transactions contemplated hereby and by the Related Agreements.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of December 4, 2024, between Seller and Thoma Bravo, L.P. relating to the transactions contemplated hereby, as it may be supplemented, amended, restated or otherwise modified from time to time in accordance with the terms hereof.

“Continuing Employee” has the meaning set forth in the Employee Matters Agreement.

“Contract” means any written contract, note, bond, mortgage, indenture, lease, license or other agreement that, in each case, is legally binding.

“Contracting Party” has the meaning set forth in Section 10.8.

“Covered Affiliate” has the meaning set forth in Section 7.4(c).

“Data Room” means the online data room maintained by Seller or its Affiliates through Datasite LLC for purposes of the transactions contemplated hereby and by the Related Agreements, including any separate data room or folders marked “clean room.”

“Debt Financing” means any debt financing incurred or intended to be incurred pursuant to a debt financing commitment letter or otherwise by Buyer, in each case to be used as a source of funds for Buyer to consummate the transactions contemplated by this Agreement and the Related Agreements.

“Debt Financing Source” means any Person that has committed to provide or arrange and has entered into agreements in connection with the Debt Financing or alternative debt financings in connection with the transactions contemplated hereby and by the Related Agreements, including the parties named in any debt commitment letter and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.

“Deferred Business” has the meaning set forth in Section 2.5(a).

“Deferred Transfer” has the meaning set forth in Section 2.5(a).

“Designated Contacts” has the meaning set forth in Section 6.1(a).

“Determination Time” means 11:59 p.m. (prevailing time in New York City, New York) on the date immediately prior to the Closing Date; provided, however, that, notwithstanding the foregoing, (a) all events and effects arising from the Pre-Closing Reorganization shall be deemed to occur prior to the Determination Time for purposes of making any determination as of the Determination Time and (b)(i) all events and effects arising from the consummation of the transactions contemplated hereby, including any effects of the Debt Financing and (ii) all events and effects occurring following the Determination Time, will be disregarded for the purpose of making any determination as of the Determination Time.

“DFARS” means the Defense Federal Acquisition Regulation Supplement.

“Disclosure Schedule” means the Disclosure Schedule delivered by Seller and the Company to Buyer on the date hereof.

“Disputed Item” has the meaning set forth in Section 2.4(d).

“DOJ” means the Department of Justice of the United States, including the Antitrust Division thereof.

“Dollar” or “$” means the lawful currency of the United States of America.

“Domestic Corporation” has the meaning set forth in Section 7.5(i)(i).

“DOT” means the U.S. Department of Transportation and any successor agency thereto.

“DPA” means the Defense Production Act of 1950, as amended, and all implementing regulations thereof.

“Employee” means those individuals employed by Seller or its Affiliates (including the Company and the Transferred Subsidiaries) who are providing all or substantially all of their services to the Business, but excluding the Transferred-Out Employees (as defined in the Employee Matters Agreement).

“Employee Matters Agreement” has the meaning set forth in the Recitals.

“Enforceability Exceptions” means principles of equity and bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally.

“Environmental Law” means any applicable Law pertaining to pollution, the protection of the environment, or the environmental aspects of the generation, storage, treatment, transportation, or Release of chemicals, as in existence on the date hereof.

“Equity Affiliate” has the meaning set forth on Section 4.1(c).

“Equity Financing” means the equity financing incurred or to be incurred pursuant to the Equity Financing Commitment Letter.

“Equity Financing Commitment Letter” means the equity financing commitment letter attached as Exhibit F (Equity Financing Commitment Letter), delivered to Seller and dated as of the date hereof, between Buyer and the Persons named therein, pursuant to and on which such Persons have committed to invest or cause to be invested in the equity capital of Buyer the amount set forth therein for the purposes of financing the transactions contemplated hereby and by the Related Agreements, the payments required to be made under Section 2.3 and the Purchase Price, together with all exhibits, annexes, schedules, term sheets and fee letters thereto.

“Equity Financing Source” means any Person that has committed to provide the Equity Financing pursuant to the Equity Financing Commitment Letter.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Cash” has the meaning set forth in Section 2.4(a).

“Estimated Closing Date Indebtedness” has the meaning set forth in Section 2.4(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.4(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.4(a).

“Estimated Working Capital” has the meaning set forth in Section 2.4(a).

“Executory Contract” means a Contract that has any material obligation on the part of the Company or any of the Transferred Subsidiaries remaining unperformed as of the Closing under such Contract, excluding (a) any Contract having as its sole remaining obligations indemnification, warranty or confidentiality obligations that have not expired and (b) any purchase orders, sales orders or statements of work entered into in the ordinary course of business.

“Exigency Event” means any act of war (whether declared or not declared), military action, sabotage, terrorism, cyberterrorism or other cyberattack (including by means of cyberattack by or sponsored by a Governmental Authority whether or not specifically targeted at the Company, any of the Transferred Subsidiaries or the Business), or other unauthorized intrusion or access, or the escalation of any of the foregoing.

“Exigency Event Measures” means any action or measure taken in good faith to address, mitigate, overcome or respond to an Exigency Event, including any such action or measure so taken in response to any Law, Governmental Order, Action, directive, guideline or recommendation provided by any Governmental Authority with respect to an Exigency Event.

“FAA” means the U.S. Federal Aviation Administration and any successor agency thereto.

“FAR” means the Federal Acquisition Regulation.

“FCL” has the meaning set forth in Section 6.16.

“Federal Aviation Regulations” means the regulations promulgated by the FAA pursuant to Title 49, Subtitle VII of the United States Code.

“Final Cash” has the meaning set forth in Section 2.4(d).

“Final Closing Date Indebtedness” has the meaning set forth in Section 2.4(d).

“Final Position” has the meaning set forth in Section 2.4(d).

“Final Post-Closing Statement” has the meaning set forth in Section 2.4(d).

“Final Purchase Price” means the Purchase Price as finally determined in accordance with Section 2.4(d).

“Final Transaction Expenses” has the meaning set forth in Section 2.4(d).

“Final Working Capital” means the final determination of Working Capital as reflected in the Final Post-Closing Statement in accordance with Section 2.4(d).

“Financial Statements” means the unaudited aggregated balance sheets of the Business as of December 31, 2024 and December 31, 2023, and the related statements of income, as applicable, for the twelve (12) month periods then ended.

“Financing” means the Equity Financing and the Debt Financing.

“Financing Conditions” means the conditions precedent to the Equity Financing set forth in Section 2 of the Equity Financing Commitment Letter.

“Financing Failure Event” means any of the following: (a) the Equity Financing Commitment Letter or other commitments with respect to all or any portion of the Financing expire or are terminated; (b) for any reason or no reason, all or any portion of the Equity Financing is or becomes unavailable at any time (including if any (i) Equity Financing is unavailable and regardless of whether Buyer is or is not seeking alternative financing and (ii) alternative financing is or becomes unavailable at any time), other than as a result of the failure to satisfy any of the conditions to the Closing contained in Section 8.3(a), Section 8.3(b) or Section 8.3(c); (c) a breach, threatened breach or repudiation of Equity Financing Commitment Letter; (d) it becomes reasonably foreseeable that any of the events set forth in clauses (a) through (c) may occur; or (e) any party to the Equity Financing Commitment Letter or any Affiliate or agent of such Person alleges that any of the events set forth in clauses (a) through (c) has occurred.

“Financing Sources” means the Debt Financing Sources and the Equity Financing Sources.

“Foreign Export and Import Law” means any Law of a Governmental Authority (other than a Governmental Authority of the U.S.) regulating exports, imports or re-exports to, from or within such foreign country, including economic sanctions and the export, import, transfer or re-export of any goods, software, services, technology or technical data.

“Fraud” means a representation or warranty expressly and specifically made by (a) Seller or its applicable Affiliates in Article 3 or in any Related Agreement; (b) the Company in Article 4 or in any Related Agreement; or (c) Buyer in Article 5 or in any Related Agreement, in the case of clauses (a), (b), and (c) as qualified by the Disclosure Schedule and the other terms of this Agreement or any Related Agreement, that, as determined in a final, non-appealable order by a Specified Court (i) was false when made; (ii) was made with the actual knowledge (as opposed to imputed or constructive knowledge and, in any case, without any obligation to make or have made any inquiry) of (A) with respect to Seller or the Company, an individual identified in the definition of “Knowledge of the Company” and (B) with respect to Buyer, an officer (or comparable position of Buyer), that such representation or warranty was false when made and (iii) was actually and justifiably relied upon by such other Party as an inducement to enter into this Agreement, which reliance caused such Party to suffer actual material damage by reason of such actual and justifiable reliance. For the avoidance of doubt, “Fraud” shall not include common law fraud, equitable fraud, promissory fraud, unfair dealings fraud, constructive fraud or claims based on constructive knowledge, negligence, recklessness, misrepresentation or similar torts, causes of action or crimes or any equitable claim (including unjust enrichment). Notwithstanding anything to the contrary in this Agreement or any Related Agreement, if any Person identified in clause (ii)(A) or (ii)(B) of this definition of Fraud has actual, direct knowledge (and not constructive, imputed, negligent or any other form of indirect knowledge) of any other Person’s Fraud, such Person shall be deemed to have committed the Fraud of such other Person. For the avoidance of doubt, claims of Fraud in accordance herewith may only be made against (x) Seller, the Company or Buyer and in no event shall be made against any director, officer, or employee of any such Party, in which director’s, officer’s or employee’s individual capacity and (y) Seller for Fraud on the part of the Company if an officer of Seller has actual knowledge of such Fraud (as opposed to imputed or constructive knowledge and, in any case, without any obligation to make or have made any inquiry).

“FTC” means the Federal Trade Commission of the United States.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“German Tax Group” means the tax group (Organschaft) pursuant to section 14 et seqq. of the German Corporate Income Tax Act (Körperschaftsteuergesetz) and Section 2 paragraph 2 of the German Trade Tax Act (Gewerbesteuergesetz) in place between Boeing Deutschland GmbH as the tax group parent (Organträgerin) and Jeppesen GmbH as the tax group subsidiary (Organgesellschaft).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which governs its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its certificate of limited partnership and limited partnership agreement, and the “Governing Documents” of a limited liability company are its certificate of formation and limited liability company agreement or operating agreement.

“Government Bid” means any quotation, offer, bid or proposal that, if accepted or awarded, reasonably would be expected to lead to a Government Contract between the Company, a Transferred Subsidiary, or Seller or any of its Affiliates (other than the Company or any Transferred Subsidiary), on the one hand, and any Governmental Authority, on the other hand, to the extent primarily relating to the Business.

“Government Contract” means (a) any prime contract, subcontract, teaming agreement, basic ordering agreement, pricing agreement, letter contract grant, base agreement, project agreement, funding agreement, task order, delivery order, purchase order, blanket purchase agreement, other transaction agreement or other Contract or similar arrangement of any kind, between the Company or a Transferred Subsidiary, on the one hand, and (a) any Governmental Authority, on the other hand or (b) any contractor where a Governmental Authority is the ultimate consumer, in each case, to the extent primarily relating to the Business.

“Governmental Authority” means any supranational, international, national, federal, state, provincial, municipal or other local government (whether U.S. or non-U.S.), any subdivision, agency, commission or authority thereof, any court, arbitrator or arbitral panel, or tribunal or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder (including the United States Internal Revenue Service).

“Governmental Official” has the meaning set forth in Section 4.12(c).

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, decision, ruling or award, in each case, entered by, with or under the supervision of any Governmental Authority.

“Guarantor” has the meaning set forth in the Guaranty.

“Guaranty” has the meaning set forth in the Recitals.

“Hazardous Substance” means any material, chemical, substance or waste that is regulated in relevant form, quantity or concentration under applicable Environmental Law due to its deleterious properties in the environment, including petroleum, asbestos, lead, radon and polychlorinated biphenyls.

“High Value” has the meaning set forth in Section 2.4(f)(ii).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Income Tax” means any Tax that is, in whole or in part, measured by, or based or imposed on, or computed with respect to income, gross receipts, profits or earnings, including any franchise Tax or Tax on doing business imposed in lieu thereof (whether or not denominated as an “income tax”), including any interest, penalty or addition thereto, whether disputed or not (including any such Tax collected in the form of a withholding Tax).

“Indebtedness” means, with respect to the Company and the Transferred Subsidiaries as of immediately prior to the Closing, without duplication, (a) the unpaid principal amount of and related accrued interest on all indebtedness for borrowed money (whether evidenced by a note, bond, debenture or other security or similar instrument), including any prepayment penalties or premium, make-whole payments, indemnities, breakage costs (including breakage fees payable on termination of the arrangements), fees and other costs and expenses associated with the repayment of any such indebtedness, in each case, only to the extent actually payable; (b) the Pre-Closing Tax Amount (which shall be calculated as of the end of the day on the Closing Date); (c) any liabilities in respect of letters of credit, performance bonds, and bankers’ acceptances, in each case, only to the extent drawn; (d) any interest rate, swap, derivative or other hedging transaction, in each case, net of any related assets and only to the extent terminated in connection with the Closing (e) liabilities for any finance lease recorded as such in the most recent Financial Statements or for any new leases entered into after the date of the Latest Balance Sheet, where the recognition of finance lease liabilities on the balance sheet is required by GAAP (excluding any obligations for operating leases) and (f) liabilities for declared but unpaid dividends or distributions owed to Seller. Notwithstanding the foregoing, “Indebtedness” shall not include any Liability in respect of: (i) undrawn letters of credit; (ii) bank guarantees or reimbursement agreements; (iii) purchase commitments; (iv) undrawn surety bonds and performance bonds; (v) accounts payable; (vi) liabilities of the Company and the Transferred Subsidiaries for leases other than as set forth in clause (e); (vii) intercompany indebtedness and other balances between or among the Company and the Transferred Subsidiaries or between or among Seller or its Affiliates (other than the Company and the Transferred Subsidiaries), on the one hand, and the Company and the Transferred Subsidiaries, on the other hand; (viii) any amounts reserved for, incurred or expected to be incurred in connection with the wind down of any operation or business; (ix) any items that are reflected in the calculation of Working Capital; (x) any deferred revenue obligations including any contract liabilities, advance payments and deposits from customers; (xi) any Transaction Expenses or (xii) the Debt Financing or any other indebtedness or debt-like items incurred by or on behalf of Buyer. For purposes of determining Indebtedness, the Parties shall convert any amounts stated in currency other than Dollars into Dollars at the rate of exchange in effect as of the Determination Time as quoted by Bloomberg L.P. on www.bloomberg.com/markets/currencies/fx-fixings.

“Indemnified Person” has the meaning set forth in Section 10.2(b).

“Indemnifying Person” has the meaning set forth in Section 10.2(b).

“Indemnity Loss” means any and all Losses (regardless of whether such Losses result from the negligence, gross negligence or strict liability of, or any other basis of liability under the Law or in equity with respect to, an Indemnified Person); provided, however, that consequential, incidental, special, punitive and exemplary damages, and any damages that are not reasonably foreseeable or calculated as a multiple of any financial measure, diminution in value or lost profits, shall not constitute Indemnity Losses except to the extent an Indemnified Person is required to make a payment for any such damages to a Third Party in connection with a Third Party Claim.

“Intellectual Property” means: (a) all patents, patent applications and patent disclosures; (b) all Trademarks and the goodwill appurtenant thereto, and rights in social media handles; (c) all rights in works of authorship, and copyrights and all applications, registrations and renewals in connection therewith, including rights in databases; (d) all Trade Secrets; (e) rights in software; and (f) all other intellectual property or proprietary rights of every kind or nature anywhere in the world, in each case of (a)-(f), together with the right to seek and obtain damages for the past, present or future infringement, misappropriation or other violation of any of the foregoing.

“Intellectual Property Agreement” means the Intellectual Property and Product Cross License Agreement negotiated and finalized, if at all, in Agreed Form in accordance with the Intellectual Property Term Sheet and Section 6.12.

“Intellectual Property Term Sheet” means that certain binding term sheet set forth on Exhibit C.

“Jones Day” means the partnership of Jones Day.

“Knowledge of the Company” means the actual knowledge, without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge) of Brad Surak, Kale Booher and Mike Sherry.

“Latest Balance Sheet” means the most recent balance sheet included in the Financial Statements.

“Law” means any laws, statutes, rules, regulations and ordinances of Governmental Authorities, Governmental Orders and final judgments having the force and effect of law by any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.14(a).

“Liability” means any direct or indirect liability, indebtedness, guarantee, endorsement, claim, cause of action, loss, demand, commitment, damage, deficiency, cost, expense, obligation or responsibility (whether accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured and whether in contract or tort, in law, common law or in equity or granted by statute, regulation or other applicable Law) of every kind and description, including all costs and expenses related thereto.

“Lien” means any lien, mortgage, pledge, security interest, title defect, easement, right of way or covenant.

“Local Closing” has the meaning set forth in Section 2.5(a).

“Local Closing Date” has the meaning set forth in Section 2.5(a).

“Local Interim Period” has the meaning set forth in Section 2.5(c).

“Loss” means any loss, liability, claim, damage, cost, expense, interest, award, judgment, penalty or Tax.

“Low Value” has the meaning set forth in Section 2.4(f)(i).

“Lower Working Capital Collar” means negative $242,447,260.34.

“Material Adverse Effect” means any effects, events, changes, occurrences, facts, developments or circumstances (each, an “Effect”) that, individually or considered together with all other Effects, has or would reasonably be expected to have a material adverse effect on the business, condition or results of operations of the Company and the Transferred Subsidiaries or the Business, in each case, taken as a whole and on a consolidated basis, when viewed on both a long-term and short-term basis; provided, however, that none of the following (and no Effect to the extent arising out of or resulting from any of the following) shall, either alone or in combination, constitute or be taken into account in determining whether a Material Adverse Effect has occurred: (a) any general economic, business, legal, regulatory, political (including any effect arising from tariffs, subsidies, sanctions, appropriations freezes, impoundments or changes in international cooperation, relationships, alliances or treaties or effects arising therefrom), industry, U.S. or international trade or credit, financial or capital market effects, events, occurrences or conditions (whether in the United States or internationally), including any effect, event, occurrence or condition affecting generally the aerospace or defense industries or other industries or markets in which the Company, any of the Transferred Subsidiaries or the Business operates; (b) any storm, earthquake, tsunami, tornado, hurricane, flood, mudslide, wild fire, solar flare, geomagnetic disturbance, disruption of satellite, wireless or terrestrial communications networks, unavailability or reduced reliability of any physical or digital infrastructure, act of God or other force majeure event; (c) any Public Health Event or Exigency Event or any action or omission in respect of any Public Health Measure or Exigency Event Measure; (d) any change or prospective change in regulatory regimes, Laws, regulations or accounting rules, including the interpretations thereof, or any change after the date hereof in the interpretation or enforcement of any of the foregoing; (e) (i) any strike, slowdown or work stoppage or (ii) any sequester, shutdown, default or other action by or involving a Governmental Authority (or any organization or group acting or purporting to act as, or as an agent of, any Governmental Authority); (f) any person’s death, incapacity or failure to remain in the employ of the Company, any of the Transferred Subsidiaries or the Business; (g) changes in the performance of any business of Seller or its Affiliates other than the Business; (h) any aerospace safety incident or accident or any actions taken or required to be taken by Seller or its Affiliates, including the Company and any of the Transferred Subsidiaries, in respect of aircraft safety or quality; (i) any bankruptcy, insolvency or other financial distress of any customer, supplier or other counterparty of the Company, any of the Transferred Subsidiaries or the Business; (j) the taking of any action required or expressly permitted by this Agreement or the Related Agreements (including the Pre-Closing Reorganization); (k) the negotiation, entry into or public announcement of this Agreement or pendency of the transactions contemplated by this Agreement, including any claim, suit, action or proceeding in connection with the transactions contemplated by this Agreement; (l) any action taken by or loss of any employee, customer, supplier or other counterparty or business relation of the Company, any of the Transferred Subsidiaries or the Business, as a result of the execution and delivery or performance of this Agreement or the Related Agreements or the transactions contemplated hereby or thereby or the identity of Buyer or any communication regarding plans or intentions with respect to the Business (provided, however, that this clause (l) shall not apply to a representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution of this Agreement or the Related Agreements or the transactions contemplated hereby); (m) any action taken or required to be taken by Buyer pursuant to Section 6.5; (n) the breach of this Agreement or any Related Agreement by Buyer or any Associated Person of Buyer; (o) the taking of any action or omission at the written request of, or with the written approval (or deemed approval) from, Buyer; (p) any event that is the result of Buyer’s unreasonable failure to consent to an action requested by the Company to be taken pursuant to Section 6.2; (q) any existing Effect with respect to which Buyer has knowledge as of the date hereof (including any matter set forth in the Disclosure Schedule); (r) any failure of Buyer to obtain any financing; (s) any action required to be taken or omitted to be taken under Law or any Material Contracts; (t) any failure by the Company, any of the Transferred Subsidiaries or the Business to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement; provided, however, that (i) solely with respect to clause (t), the underlying cause of such failure may be taken into account in determining whether a Material Adverse Effect has occurred if not otherwise excluded under the other subclauses of this definition and (ii) notwithstanding the foregoing, any Effect resulting from, arising out of or attributable to the matters described in the preceding clauses (a), (b), (c) and (d) may be taken into account in determining whether a Material Adverse Effect has occurred if any such Effect disproportionately and adversely affects the Company, the Transferred Subsidiaries or the Business (taken as a whole and on a consolidated basis) relative to other participants in the industries and the geographic markets in which they conduct business.

“Material Contract” has the meaning set forth in Section 4.7(a).

“Matter” has the meaning set forth in Section 10.7(b).

“Mayer Brown” means Mayer Brown LLP and its associated legal practices that are separate entities, including Mayer Brown International LLP, Mayer Brown Hong Kong LLP (a Hong Kong partnership), Tauil & Chequer Advogados and Mayer Brown PK Wong & Nair Pte. Ltd.

“MWE” means McDermott Will & Emery LLP and its associated legal practices that are separate entities.

“Non-Business Portion” has the meaning set forth in Section 6.10(a).

“Non-Recourse Persons” has the meaning set forth in Section 10.8.

“Notice of Claim” has the meaning set forth in Section 10.3(a).

“Objection Notice” has the meaning set forth in Section 2.4(d).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Offer Employees” has the meaning set forth in the Employee Matters Agreement.

“Other Approvals” has the meaning set forth in Section 4.3(b).

“Other Interests” means the issued and outstanding equity interests of those certain In-Scope Entities identified in the Pre-Closing Reorganization that are, following the consummation of the Pre-Closing Reorganization, held by an Affiliate of Seller.

“Other Sellers” means those certain Affiliates of Seller that, following the Pre-Closing Reorganization in accordance with the Initial Step Plan, as amended in accordance with Section 6.11, will hold the Other Interests.

“Owned Real Property” has the meaning set forth in Section 4.14(b).

“Party” has the meaning set forth in the Preamble.

“Permit” has the meaning set forth in Section 4.12(b).

“Permitted Liens” means: (a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, or otherwise in the Financial Statements; (b) Liens imposed by Law or Governmental Order, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising or incurred in the ordinary course of business for amounts which are not due and payable or which are being contested in good faith; (c) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar legislation or to secure public or statutory obligations; (d) with respect to real property, (i) all matters of record, including survey exceptions, reciprocal easement agreements and other encumbrances on title to real property; (ii) all applicable zoning, entitlement, building, conservation restrictions and other land use and environmental regulations and (iii) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any permits, any deed restrictions, groundwater or land use limitations or other institutional controls utilized in connection with any required environmental remedial actions, or other state, local or municipal franchise applicable to the Company or the Transferred Subsidiaries or any of their respective properties; (e) Liens on goods in transit incurred pursuant to documentary letters of credit; (f) Liens that are removed prior to or at the Closing; (g) purchase money Liens and Liens securing rental payments under capital lease arrangements; (h) Liens of lessors and licensors arising under lease agreements or license arrangements; (i) any restriction on transfer arising under any applicable securities laws; (j) deposits to secure the performance of bids, Contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (k) non-exclusive licenses of Intellectual Property; (l) gaps in the chain of title of Intellectual Property applications or registrations that are evident from the records of the relevant applications or registrations; (m) Liens arising under or created by this Agreement or any of the Related Agreements; (n) Liens that affect the underlying fee interest of any Leased Real Property and (o) Liens set forth in Schedule 1.1(b) of the Disclosure Schedule.

“Person” means an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other entity of any kind.

“Personal Data” means any information that relates to an identified or identifiable individual.

“Personal Data Breach” means the unauthorized acquisition, use or access of unencrypted Personal Data by any Third Party that requires notification under applicable Laws.

“Post-Closing Statement” has the meaning set forth in Section 2.4(b).

“Pre-Closing Period” means any Taxable period ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period.

“Pre-Closing Reorganization Documents” means any deed, bill of sale, endorsement, assignment, certificate, local transfer agreement or other instrument of conveyance and assignment or other documentation identified by the Parties as necessary or sufficient to consummate the Pre-Closing Reorganization within a reasonable time frame prior to the Closing (taking into account any review period in Section 6.11(e)) in accordance with Section 6.11(a) in each case, in customary form and compliant with applicable Law.

“Pre-Closing Statement” has the meaning set forth in Section 2.4(a).

“Pre-Closing Tax Amount” means, without duplication and excluding any Retained Liability, the sum of (a) the amount (which shall not be less than zero in any jurisdiction, in the aggregate, in respect of any individual taxpayer, or for any Tax) of accrued and unpaid Income Taxes of the Company and the Transferred Subsidiaries computed solely for Pre-Closing Periods beginning on or after January 1, 2025 and any other Pre-Closing Period with respect to which the Company and/or any Transferred Subsidiary has not filed an Income Tax Tax Return for each jurisdiction in which the Company or any Transferred Subsidiary filed an Income Tax Tax Return for the taxable year ending December 31, 2024 (or if no Income Tax Tax Return was filed with respect to any such Person for the taxable year ending December, 31, 2024, the last taxable year for which an Income Tax Tax Return was filed for such Person) or where the Company or any Transferred Subsidiary commenced business operations or otherwise has had a taxable nexus requiring such Person to file a Tax Return for Income Taxes since December 31, 2023; provided, however, that the Pre-Closing Tax Amount shall (i) [reserved]; (ii) be determined, with respect to any Straddle Period, in accordance with the principles set forth in Section 7.5(k); (iii) exclude the effects of any financing arrangements entered into by or at the direction of Buyer or any other actions taken outside of the ordinary course of business on the Closing Date after the Closing (other than any such action contemplated by this Agreement); (iv) be prepared in accordance with past practice (including reporting positions, elections, and accounting and valuation methods) of the Company and the Transferred Subsidiaries; (v) be reduced (but not below zero) by any estimated Income Tax payments, prepayments of Taxes, or overpayments of Taxes of the Company and the Transferred Subsidiaries, in each case, only to the extent available to offset (but not below zero) the applicable Income Tax in respect of which such estimated Income Tax payment or prepayment was made in the Pre-Closing Period; (vi) take into account Transaction Tax Deductions, but only to the extent such deductions are “more likely than not” deductible under applicable Income Tax Law and have the effect of reducing (but not below zero) a particular Income Tax liability to which such Tax deductions are relevant in the Pre-Closing Period; (vii) include any amounts that Buyer or any Affiliate thereof will be required to pay pursuant to Section 965 of the Code, with respect to the Company and the Transferred Subsidiaries, in any Post-Closing Period; (viii) exclude any accruals or reserves for uncertain Tax positions or contingent Tax liabilities; (ix) be calculated without regard to any Tax elections made or actions taken after the Closing that have the effect of accelerating income or Taxes or deferring deductions with respect to a taxable period (or portion thereof) ending on or before the Closing Date and (x) exclude all deferred Tax liabilities and (b) the accrued and unpaid Taxes of the Company and the Transferred Subsidiaries arising as a result of or that are otherwise primarily attributable to the Pre-Closing Reorganization (that are not otherwise taken into account in clause (a) of this definition).

“Protected Communications” means, prior to the Closing, any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among Seller, the Company or any Transferred Subsidiary or any of their respective Associated Persons (including Seller Group Counsel) primarily relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, any of the transactions contemplated hereby and by the Related Agreements or any other potential sale or transfer of control transaction involving the Company and the Transferred Subsidiaries.

“Public Health Event” means any disease outbreak, cluster, epidemic, pandemic or plague, regardless of stage, including the outbreak or escalation of avian flu, a novel coronavirus disease, COVID-19 virus (SARS-COV-2 and related strains and sequences) or mutation (or antigenic shift) thereof or any other public health emergency.

“Public Health Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guideline or recommendation by any Governmental Authority with respect to or in response to a Public Health Event.

“Purchase Price” means an amount, equal to: (i) Ten Billion Five Hundred Fifty Million Dollars ($10,550,000,000.00); plus (ii) the Cash; plus (iii) the difference between the Target Working Capital and the Working Capital, expressed as (A) a positive number if and only to the extent that the Working Capital is greater than the Upper Working Capital Collar or (B) a negative number if and only to the extent that the Working Capital is less than the Lower Working Capital Collar; minus (iv) the Closing Date Indebtedness minus (v) Transaction Expenses.

“Purchase Price Allocation” has the meaning set forth in Section 7.5(j).

“R&W Insurance Policy” means a buyer-side representation and warranty insurance policy issued by the R&W Insurer, naming Buyer as a named insured in connection with the representations and warranties or other provisions of this Agreement.

“R&W Insurer” means the insurer or insurers issuing a R&W Insurance Policy and any successor thereof under the R&W Insurance Policy.

“Real Property Lease” has the meaning set forth in Section 4.14(a).

“Registered Intellectual Property” has the meaning set forth in Section 4.6(a).

“Related Agreement” means the Confidentiality Agreement, the Intellectual Property Term Sheet (except to the extent replaced and superseded by the Intellectual Property Agreement if executed and delivered in accordance with Section 2.2), the Transition Services Term Sheet (except to the extent replaced and superseded by the Transition Services Agreement if executed and delivered in accordance with Section 2.2), the Transition Services Term Sheet (except to the extent replaced and superseded by the Reverse Transition Services Agreement if executed and delivered in accordance with Section 2.2), the Transition Services Agreement (if executed and delivered pursuant to Section 2.2), the Reverse Transition Services Agreement (if executed and delivered pursuant to Section 2.2), the Intellectual Property Agreement (if executed and delivered in accordance with Section 2.2), the Employee Matters Agreement, the Equity Financing Commitment Letter, the Guaranty and the Pre-Closing Reorganization Documents. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or other similar expression.

“Release” means any spilling, emitting, emptying, escaping, pouring, leaking, pumping, injecting, disposal, dumping, discharging or leaching into the environment.

“Releasees” has the meaning set forth in Section 10.7(b).

“Releasor” has the meaning set forth in Section 10.7(b).

“Remaining Disputed Items” has the meaning set forth in Section 2.4(d).

“Reply Certificate” has the meaning set forth in Section 10.3(c).

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, attorneys, accountants and other advisors.

“Required Regulatory Approvals” has the meaning set forth in Section 8.1(a).

“Response Action” means any action to investigate, remediate or remove any Release of Hazardous Substances, including any action that would be a “response” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601(25).

“Retained Assets” means, Seller’s or any of its Affiliates right, title or interest in, to or under any of the assets that are not Transferred Assets. Without limiting the generality of the foregoing, the Retained Assets shall include: (a) other than the Cash (to the extent included in Final Cash or otherwise reflected as an asset in Final Working Capital), all cash and cash equivalents, including checks, money orders, securities (whether or not marketable), short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts of Seller or any of its Affiliates on hand, in lock boxes, in financial institutions or elsewhere, including all cash residing in any collateral cash account securing any obligation or contingent obligation of Seller or any of its Affiliates, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts of Seller and its Affiliates; (b) other than the Transferred Personal Property, and Transferred IT Assets, all equipment, spare parts, furniture, tools, containers, goods, supplies, servers, workstations, and any information technology systems, computers, networks, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment of tangible personal property, and other maintenance, repair and operations materials and supplies, machinery, furniture, tools, containers, railcars, locomotives, vehicles and any other items that are of tangible personal property; (c) other than the Transferred Inventory, all inventories of Seller or any of its Affiliates; (d) other than the Transferred Records, all minute books, governing documents, stock ledgers and similar corporate records and books of Seller or any of its Affiliates, and all personnel, discipline, performance, employee compensation, medical and benefits and labor relations records relating to employees or past employees of Seller or any of its Affiliates; (e) all functions or support, in each case, provided by Seller or its Affiliates (other than the Company or the Transferred Subsidiaries) at any time, either directly or indirectly, relating to finance, corporate development, communications, accounting, tax, human resources, legal, information technology, facilities and security, procurement and marketing services, and other corporate shared services including, if any, any engineering functions, in each case, provided by Seller or its Affiliates (other than the Company or the Transferred Subsidiaries) or other corporate centralized functional organizations within or controlled by Seller or its Affiliates (other than the Company or the Transferred Subsidiaries); (f) all right, title and interest in or to (i) the Seller Names (and all goodwill associated therewith); (ii) any other Intellectual Property that is not Transferred Intellectual Property, and (iii) any Intellectual Property set forth on Schedule 1.1(c) of the Disclosure Schedule and (iv) any software, data or other Intellectual Property that is not owned by Seller or one of its Affiliates, but that is integrated with or incorporated into, or required for the use of, any of Seller’s or any of its Affiliates’ products (including the Retained Products) or any of the Transferred Intellectual Property; (g) all claims for and rights to receive refunds, rebates or similar payments of Taxes relating to any Pre-Closing Period and all Tax Returns and all notes, worksheets, files or documents relating thereto; (h) all books, records and other documents (in paper or electronic form) prepared or received in connection with the proposed sale of the Business, including offers or indications of interest received from prospective purchasers, engagement letters with outside advisors, non-disclosure agreements with prospective purchasers, and the right, title and interest of Seller or any of its Affiliates under this Agreement and any of the Related Agreements; (i) other than the Transferred Contracts, and subject to and consistent with Section 6.10, Section 6.14 and Section 7.8 all (i) assets and, properties (whether tangible or intangible) and rights that are intercompany accounts, resources and functions (including employees) used or held for use in the conduct of the Business, and (ii) any Contract to which Seller or any of its Affiliates is a party that relates to both (x) the conduct of the Business and (y) the conduct of the business and operations of Seller and its Affiliates other than the Business (the “Retained Business”); (j) subject to and except as set forth in Section 7.2 and the Employee Matters Agreement; (i) all rights with respect to any obligation of any Employee to the Retained Business pursuant to the employee agreement of such Employee and (ii) all assets related to any Seller Benefit Plans for any employees, including the Continuing Employees; (k) all real property that is not Transferred Leased Real Property; (l) all trade accounts receivable and other receivables (other than the Transferred Accounts Receivables); (m) all Permits other than the Transferred Permits; (n) all Contracts other than the Transferred Contracts, including the Contracts set forth on Schedule 1.1(c) of the Disclosure Schedule; and (o) subject to Section 7.8, and other than with respect to Company Benefit Plans, all insurance policies or insurance coverage and all rights or cause of actions of any nature with respect thereto (including all insurance recoveries thereunder and rights to assert claims with respect thereto) of Seller and its Affiliates.

“Retained Business” has the meaning set forth in the definition of Retained Assets.

“Retained Liabilities” shall mean, without duplication, and without affecting the allocation of Liabilities set forth in the Related Agreements (a) all Liabilities of the Company or the Transferred Subsidiaries not related to or arising in connection with the Business but excluding Assumed Liabilities, including (i) all Liabilities arising out of or related to the Seller Benefit Plans (other than to the extent such Liabilities are Transaction Expenses); (ii) (A) to the extent not otherwise included in the Pre-Closing Tax Amount and (B) excluding any Taxes attributable to any change or amendment to the Initial Step Plan that was made due to Buyer’s request, any German Income Taxes (German Corporate Income Tax and German Trade Tax) imposed on Jeppesen GmbH in relation to Pre-Closing Periods solely as a result of the failure of Seller to obtain a favorable tax ruling prior to Closing from the Governmental Authority in Germany regarding validity of the German Tax Group for any Pre-Closing Period, and (iii) all Liabilities arising out of or related to the Retained Assets transferred from the Company or the Transferred Subsidiaries and (b) all Liabilities of Seller and its Affiliates (for the avoidance of doubt, excluding the Company and the Transferred Subsidiaries) for Taxes for any taxable period (or portion thereof).

“Retained Products” means Seller’s products set forth on Schedule 1.1(d).

“Reverse Transition Services Agreement” means the Reverse Transition Services Agreement negotiated and finalized in Agreed Form in accordance with the Transition Services Term Sheet and Section 6.12.

“Sanctioned Person” means, at any time, any Person (a) listed on any sanctions-related list of designated Persons maintained by OFAC, including the OFAC Specially Designated Nationals and Blocked Persons List, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom or (b) 50% or more owned by Persons described in clause (a).

“Section 338(h)(10) Election” has the meaning set forth in Section 7.5(i)(i).

“Section 338(h)(10) Election Forms” has the meaning set forth in Section 7.5(i)(ii).

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the Preamble.

“Seller Benefit Plan” means any Benefit Plan sponsored or maintained by Seller or any of its Affiliates to the extent related to the Business, or with respect to which the Company or any of its Transferred Subsidiaries has or reasonably expects to have Liability, excluding the Company Benefit Plans.

“Seller Claim” has the meaning set forth in Section 10.2(b).

“Seller Group Counsel” means Mayer Brown, Jones Day, MWE and Wiley Rein.

“Seller Group Member” has the meaning set forth in Section 11.15.

“Seller Group Tax Returns” has the meaning set forth in Section 7.5(c).

“Seller Guarantees” has the meaning set forth in Section 6.8.

“Seller Indemnified Person” has the meaning set forth in Section 10.2(b).

“Seller Indemnifying Person” has the meaning set forth in Section 10.2(a).

“Seller Insurance” has the meaning set forth in Section 7.8.

“Seller Names” means any trademark, service mark, logo, trade name, domain name, service name, brand name, slogan, corporate name or other identifier of source or goodwill owned or used by Seller or any of its Affiliates (and all derivatives thereof and terms confusingly similar thereto), except any Trademarks included in the Transferred Intellectual Property. For the avoidance of doubt, the Seller Names include the words “Boeing” and the globe logo.

“Seller Occurrence-Based Policy” means, with respect to the Company or any Transferred Subsidiary, an occurrence-based insurance policy underwritten by a third party insurance company (a) that covers all or a portion of the Company or such Transferred Subsidiary; (b) was in effect prior to the Closing and (c) under which Seller is entitled, following the Closing, to first make a claim following the expiration or termination of the term of such policy against such insurance company to recover Losses incurred by the Company or such Transferred Subsidiary that first occurred prior to the Closing and during the term of such policy. For all purposes of this Agreement, “Seller Occurrence-Based Policy” shall exclude, without limitation, all (i) self-insurance, captive insurance and similar policies and programs; (ii) claims-made insurance policies and (iii) rights of recovery, relief, reimbursement, contribution or otherwise from any Affiliate of Seller.

“Seller Released Matter” has the meaning set forth in Section 10.7(b).

“Seller Releasee” has the meaning set forth in Section 10.7(a).

“Seller Releasor” has the meaning set forth in Section 10.7(b).

“Seller TSA Employee” has the meaning set forth in Section 7.9.

“Shared Contract” means any Contract that is both (a) used in or relating to the Business and (b) used in or relating to the operation by Seller and its Affiliates (other than the Company and the Transferred Subsidiaries) of their respective businesses (other than the Business).

“Solvent” has the meaning set forth in Section 5.8.

“Specified Costs” has the meaning set forth in Section 7.4(c).

“Specified Courts” has the meaning set forth in Section 11.9(a).

“Specified Damages” has the meaning set forth in Section 9.3.

“Specified Expenses” has the meaning set forth in Section 7.4(c).

“Specified Indemnifiable Claim” has the meaning set forth in Section 7.4(c).

“Specified Indemnifying Party” has the meaning set forth in Section 7.4(c).

“Specified Indemnitee” has the meaning set forth in Section 7.4(c).

“Stock Plan Amount” means all amounts payable relating to the vesting of any equity or equity-based awards under any Stock Plan in connection with the consummation of the transactions contemplated by this Agreement or any Related Agreement, and the employer-paid portion of any employment or payroll Taxes related thereto, as further described in the Employee Matters Agreement.

“Stock Plans” means The Boeing Company 2003 Incentive Stock Plan, as amended and restated January 1, 2025, The Boeing Company 2023 Incentive Stock Plan, as amended and restated January 1, 2025.

“Straddle Period” means any Taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Success Fees” means any costs, fees or expenses that are payable to (a) Citigroup Global Markets Inc. in connection with the transactions contemplated by this Agreement or (b) to the extent such fees, costs or expenses are payable solely if the Closing occurs, any other brokers or professional advisors of Seller, the Company or any of the Transferred Subsidiaries to the extent structured as a “success fee” or similar transaction-based fee.

“Target Working Capital” means negative $229,947,260.34.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any United States federal, state or local or non-United States net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital stock, withholding, payroll, estimated, employment, disability, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental, alternative or add-on, value added, registration, windfall profits, minimum, top-up, or other taxes, duties, charges, fees, levies or other assessments imposed by any Governmental Authority, including any interest, penalties or additions to tax incurred under Law with respect to taxes.

“Tax Return” means any report, declaration, claim for refund, return (including any information return), declaration or other filing required or permitted to be supplied to any Taxing authority or jurisdiction with respect to Taxes, including any amendments or attachments to such reports, returns, declarations or other filings.

“Term Sheet” means, as applicable, the Intellectual Property Term Sheet and the Transition Services Term Sheet.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Termination Fee” has the meaning set forth in Section 9.2(b)(i).

“Third Party” means any Person other than a Party or any of its Affiliates.

“Third Party Claim” has the meaning set forth in Section 10.4.

“Trade Secret” means trade secrets and confidential business information, including such items consisting of research and development, know-how, compositions, manufacturing and production processes, technical data, designs, specifications, business and marketing plans and proposals, source code and documentation thereof, formulae, customer lists, and inventions (whether or not patentable).

“Trademarks” means trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, and all applications, registrations and renewals in connection therewith.

“Transaction Expenses” means, to the extent unpaid as of immediately prior to the Closing and an obligation of the Company or the Transferred Subsidiaries, (a) all Success Fees; (b) any Stock Plan Amount, (c) all out-of-pocket costs, fees and expenses incurred or payable by the Company or any of the Transferred Subsidiaries, of all attorneys, accountants, consultants, or other professionals, if any, engaged by the Company or any of the Transferred Subsidiaries in respect of this Agreement or the Related Agreements and the transactions contemplated hereby or thereby or any other similar transaction that was pursued but not completed by Seller and (d) all amounts payable by the Company or any Transferred Subsidiary under the Company Benefit Plans, Seller Benefit Plans, or otherwise to any Employee solely in connection with the transactions contemplated by this Agreement or any Related Agreement, and in the case of the foregoing clause (b), the employer portion of any payroll Taxes associated therewith (excluding, in the case of the foregoing clause (b) and clause (d), any payments triggered by Buyer or its Affiliates following the Closing).

“Transaction Tax Deductions” means all Tax deductions attributable to (a) any costs, expenses or other liabilities included in the calculation of Final Working Capital or Indebtedness; (b) any unamortized financing costs of the Company or any of the Transferred Subsidiaries and premium deductions arising from the repayment of Indebtedness; (c) any Transaction Expenses and (d) any other costs or expenses incurred in connection with the transactions contemplated by this Agreement, to the extent deductible for applicable income Tax purposes and not otherwise described in clauses (a), (b) or (c) of this definition, that are economically borne by Seller (or any Affiliate thereof). For purposes of determining Transaction Tax Deductions, any success-based fees of the Company or any of the Transferred Subsidiaries (as defined in Treasury Regulations Section 1.263(a)-5(f)) shall be treated as 70% deductible in accordance with Revenue Procedure 2011-29, to the extent applicable.

“Transfer Taxes” has the meaning set forth in Section 7.5(a).

“Transferred Accounts Receivable” has the meaning set forth in the definition of Transferred Assets.

“Transferred Assets” means Business Affiliates’ right, title or interest in, to or under all of (a) goodwill generated by, or associated in relation to, the Business, other than any goodwill generated by, or associated in relation to, the Seller Names; (b) the Transferred Personal Property; (c) the Transferred Inventory; (d) Transferred Records; provided, however, that (i) Seller and its Affiliates shall be entitled to redact therefrom or otherwise render inaccessible to Buyer and its Affiliates (including Transferred Subsidiaries) any information to the extent that it did not arise out of, or does not relate to, the ownership or operation of the Transferred Assets or the conduct of the Business or that otherwise relates to a Retained Asset or a Retained Liability, in each case, prior to the delivery thereof to Buyer, its Affiliates, including, following the Closing, the Company and the Transferred Subsidiaries; (ii) Seller and its Affiliates shall be entitled to retain and use copies of the Transferred Records (A) as necessary to comply with any applicable Law, including Tax or compliance with the rules and regulations of the Securities and Exchange Commission; (B) as needed in the discretion of Seller or any of its Affiliates for use in connection with fulfilling Seller’s or its Affiliates’ obligations under any Related Agreement or other Contract that constitutes a Retained Asset; (C) in connection with any Action or Governmental Order and (D) in connection with the conduct of the Retained Business; (e) the Transferred Intellectual Property; (f) the Transferred IT Assets; (g) the Transferred Permits; (h) the Transferred Contracts; (i) Transferred Leased Real Property; (j) Cash, to the extent included in Final Cash; (k) all accounts and notes receivable to the extent primarily related to the Business or the other assets described in the foregoing clauses (a) through (j), but only to the extent included as an asset in Final Working Capital (the “Transferred Accounts Receivable”); (l) all credits, prepaid expenses, deferred charges, advance payments and security deposits, other than any prepaid insurance expenses or premiums, primarily arising out of, or primarily relating to, the conduct of the Business, the ownership or operation of the assets set forth in the foregoing clauses (a) through (k) or the Assumed Liabilities and to the extent reflected in Final Working Capital (other than security deposits); (m) without affecting the allocation of Liabilities set forth in the Related Agreements and subject to Section 7.8, all affirmative claims, causes of action, warranties, guarantees, refunds, Actions, rights of recovery or offset, counterclaims and defenses against any Third Parties; and (n) all assets related to any Company Benefit Plans, in each case, to the extent primarily arising out of, or primarily relating to, the conduct of the Business, the ownership or operation of the assets set forth in the foregoing clauses (a) through (m) or the Assumed Liabilities, in each case, excluding any portion of the foregoing to the extent related to any Retained Asset or a Retained Liability. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, the Transferred Assets shall not include any Intellectual Property with respect to Seller’s documentation package incorporating form, fit, function, performance, and interface data, which Seller uses to establish and define product-level requirements, system-level requirements, and/or system architecture, and includes specifications, requirements, stress loads, design analyses, test results, aerodynamic models, flight control, product definition data, bills of material, drawings (installation, assembly or detail), and/or simulations, which documentation is used by Seller (x) to establish and define (A) requirements for products, process, service level, system specification, certification, and configuration and (B) architecture descriptions for products, process, service, and system and (y) to procure and certify products or similar product and to assure integration with other products, equipment, materials, services, or systems.

“Transferred Contracts” means, subject to Section 6.7, (a) (i) with respect to non-customer Contracts, all Contracts, arising exclusively out of, or exclusively relating to, the conduct of the Business and (ii) with respect to customer Contracts, all Contracts, arising primarily out of, or primarily relating to, the conduct of the Business; (b) all Transferred Shared Contracts; and (c) the Business Portion of the Shared Contracts (to the extent, subject to Section 6.10, such Shared Contract is partially assignable, and solely to the extent such Business Portion primarily relates to the conduct of the Business, the ownership or operation of the Transferred Assets or the Assumed Liabilities), in each case, other than the Transferred Leased Real Properties, all insurance policies of Seller and its Affiliates and the Seller Benefit Plans (except as contemplated by the Employee Matters Agreement).

“Transferred Intellectual Property” means (a) the Registered Intellectual Property and other Intellectual Property set forth on Schedule 4.6(a) of the Disclosure Schedules; (b) all Intellectual Property owned by Seller or any of its Affiliates, that is exclusively used in or held for use in, or that were developed exclusively for, the Business Products or the Business, and (c) rights in Trade Secrets, works of authorship and copyrights (including rights in software), and all applications, registrations and renewals in connection therewith, that are exclusively used in or held for use in the Business, in each case of (a)-(c), together with all goodwill associated or arising in connection with such Intellectual Property, and the right to sue and recover for any and all past, present or future infringements, misappropriations, or other violations thereof.

“Transferred Inventory” means all inventories reflected in Final Working Capital.

“Transferred IT Assets” means the information technology systems, computers, networks, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology assets in tangible form or equipment, owned by a Business Affiliate and primarily used in or held for use in the Business other than any software or data stored (in any form) on or in the foregoing assets or equipment.

“Transferred Leased Real Property” means all Leased Real Property of the Business Affiliates set forth on Schedule 4.14(a)(i) of the Disclosure Schedule.

“Transferred Permits” means all Permits (a) related to the Transferred Leased Real Properties or (b) held primarily for use, or primarily used in connection with the conduct of the Business by a Business Affiliate, in each case, except to the extent such Permits are not partially or fully transferable or assignable, in each case, including filings therefor and renewals thereof.

“Transferred Personal Property” means all goods, equipment, spare parts, furniture, tools, containers, supplies, information technology systems, computers, networks, servers, workstations, routers, hubs, switches, data communications lines and all other information technology assets in tangible form and other information technology equipment to the extent consisting of tangible personal property, in each case, (a) owned by a Business Affiliate, primarily used or held for use in the Business and (i) located at the Transferred Leased Real Property or (ii) used or held for use by a Transferred-In Employee (as defined in the Employee Matters Agreement) and (b) other than any software or data that is stored (in any form) on or in the assets described in clauses (a).

“Transferred Records” means copies of all minute books, governing documents, stock ledgers and similar corporate records and books of each of the Company and the Transferred Subsidiaries, to the extent primarily related to the Business, copies of all existing books and records (including financial and accounting records, Continuing Employee personnel files and employment records (to the extent permitted by Law or by consent of the applicable Continuing Employee), files related to the prosecution of Intellectual Property, maintenance files, customer data, customer lists, price lists, distribution lists and supplier lists); provided, however, that Seller and its Affiliates shall not be required to provide originals or copies of books and records to Buyer or its Affiliates after the Closing except to the extent and as provided herein and in the Related Agreements and excluding, for the avoidance of doubt, software and associated documentation thereto.

“Transferred Shared Contracts” means the Shared Contracts set forth on Schedule 6.10 of the Disclosure Schedule.

“Transferred Subsidiaries” means, following the completion of the Pre-Closing Reorganization, the Company’s direct and indirect Subsidiaries set forth in Schedule 4.1(c) of the Disclosure Schedule.

“Transition Services Agreement” means the Transition Services Agreement negotiated and finalized in Agreed Form in accordance with the Transition Services Term Sheet and Section 6.12.

“Transition Services Term Sheet” means that certain binding term sheet set forth on Exhibit D.

“Undisclosed Contracts” has the meaning set forth in Section 6.9.

“Unlawful Payment” has the meaning set forth in Section 4.15(h).

“Upper Working Capital Collar” means negative $217,447,260.34.

“U.S. Export and Import Law” means any applicable United States Law regulating exports, re-exports, deemed (re)exports, transfers or imports of goods, services, software, technology or technical data, including the Arms Export Control Act, as implemented by the International Traffic in Arms Regulations (ITAR), the Export Administration Regulations (EAR), the economic sanctions Laws administered by OFAC or U.S. Department of State, and anti-boycott Laws and regulations implemented by the U.S. Department of Commerce and Treasury.

“Wiley Rein” means Wiley Rein LLP and its associated legal practices that are separate entities.

“Willful Breach” means a material breach by a Party of a covenant or agreement set forth in this Agreement that is the consequence of an act or omission of such Party, with the knowledge of such Party that such action or omission does, would, or would be reasonably expected to, cause such material breach.

“Working Capital” means, on a consolidated basis, an amount calculated as the value of (a) all current assets of the Company and the Transferred Subsidiaries minus (b) all current liabilities of the Company and the Transferred Subsidiaries, in each case, calculated as of the Determination Time in accordance with the Accounting Principles including only those line items that are designated as Working Capital in the reference balance sheet calculation (the “Illustrative Calculation”) set forth in set forth in Exhibit E; provided, however, that in no event will the determination of “Working Capital” include (i) Cash of the Company and the Transferred Subsidiaries; (ii) Income Tax assets, deferred Tax assets, Income Tax liabilities or deferred Tax liabilities of the Company and the Transferred Subsidiaries; (iii) any intercompany indebtedness and other balances, liabilities or obligations between or among the Company and the Transferred Subsidiaries or between or among Seller or its Affiliates (other than the Company and the Transferred Subsidiaries), on the one hand, and the Company and the Transferred Subsidiaries, on the other hand; (iv) Indebtedness or Transaction Expenses; (v) any litigation and claim, including any settlement, unasserted claim and related allowance and the items set forth in Schedule 4.11 of the Disclosure Schedule, as well as any reserve and accrual established in respect thereof; (vi) any Liability related to environmental matters, including unasserted claims and related allowances and the items set forth in Schedule 4.13 of the Disclosure Schedule, as well as any reserves and accruals established in respect thereof and/or (vii) any severance, retention and restructuring cost related items. An example calculation of Working Capital on the date of the Latest Balance Sheet is contained in the Illustrative Calculation. For purposes of this definition, including the calculation of “current assets” and “current liabilities,” the Parties shall convert any amounts stated in currency other than Dollars into Dollars at the rate of exchange in effect as of the Determination Time as quoted by Bloomberg L.P. on www.bloomberg.com/markets/currencies/fx-fixings.

1.2 Interpretation.

(a) The table of contents and the headings of the Articles, Sections and subsections included in this Agreement and the various headings of the Disclosure Schedule are for convenience only and shall not be deemed part of this Agreement or the Disclosure Schedule or be given any effect in interpreting this Agreement, the Disclosure Schedule or any Exhibits hereto. Unless the context otherwise requires, references in this Agreement to: (i) Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (ii) “subsections” or “clauses” shall be deemed references to separate subsections or clauses of the Section in which the reference occurs; (iii) any Contract (including this Agreement) or Law shall be deemed references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect as of the relevant time of determination (and, in the case of any Law, to any successor provisions) and (iv) any Person shall be deemed references to such Person’s successors, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities. Underscored references to Articles, Sections, subsections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement.

(b) Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “or” shall be disjunctive but not exclusive (i.e., it means “and/or”).

(c) Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that such Party is legally obligated to do so in accordance with this Agreement. Time is of the essence of each and every covenant, agreement and obligation in this Agreement.

(d) Unless the context otherwise clearly indicates, references in this Agreement to the need to obtain the “consent” or “approval” of a Party shall mean the need to obtain the prior written consent of such Party, with the grant or withholding or refusal to grant such consent being in the sole and absolute discretion of the Party from whom such consent has been sought.

(e) Any Contract, document, list or other item shall be deemed to have been “provided” or “made available” to Buyer for all purposes of this Agreement if such Contract, document, list or other item was made available to Buyer or any of its Representatives by being posted in the Data Room.

(f) All time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends, and solely with respect to any payment to be made, by extending the period to the first (1st) succeeding Business Day if the last day of the period is not a Business Day. Unless specifically stated to the contrary, all references to days herein shall be deemed to refer to calendar days.

(g) The Parties acknowledge and agree that, to the extent the terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other Contract, document or instrument contemplated hereby, this Agreement shall govern and control.

(h) This Agreement has been fully negotiated by the Parties and shall not be construed by any Governmental Authority or other Person against any Party by virtue of the fact that such Party was the drafting Party.

ARTICLE 2

Purchase and Sale

2.1 Purchase and Sale of the Company Interests. At the Closing, Seller shall (a) sell, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to all of the Company Interests and (b) in accordance with the Pre-Closing Reorganization, Seller shall cause one or more of its Affiliates, and Buyer shall purchase, or shall cause one of its Affiliates to purchase from such Affiliate (including, as may be necessary, pursuant to local transfer agreements or other instruments), the Other Interests, in exchange for the consideration specified in Section 2.3 and the mutual covenants and agreements contained herein.

2.2 Closing.

(a) Subject to the following sentence, the Closing shall take place remotely via the exchange of documents in Portable Document Format (PDF) (or other electronic format) on the date that is five Business Days after the satisfaction (or waiver thereof by the Party entitled to benefit therefrom) of the conditions precedent set forth in Article 8 (excluding the conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing or the waiver of such conditions by the Party or Parties entitled to waive such conditions) or on such other date, and at such other place, as may be agreed in writing by Buyer and Seller. Except as otherwise set forth herein, all actions to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no actions will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date”.

(b) At or prior to the Closing, Seller shall deliver or cause to be delivered the following to Buyer:

(i) duly executed instruments of transfer for the Company Interests in favor of Buyer;

(ii) a certificate, dated the Closing Date, duly executed by Seller certifying that the conditions set forth in Section 8.2(a) through Section 8.2(c) have been satisfied with respect to Seller;

(iii) if in Agreed Form prior to the Closing, the Intellectual Property Agreement, duly executed by Seller;

(iv) if in Agreed Form prior to the Closing, the Reverse Transition Services Agreement, duly executed by Seller;

(v) if in Agreed Form prior to the Closing, the Transition Services Agreement, duly executed by Seller;

(vi) duly executed copies of the Pre-Closing Reorganization Documents;

(vii) a certificate, dated as of the Closing Date, duly executed by the Company certifying with respect to the Company that the conditions set forth in Section 8.2(a) and Section 8.2(b) with respect to the Company have been satisfied; and

(viii) a duly executed IRS Form W-9 from Seller.

(c) At or prior to the Closing, Buyer shall deliver or cause to be delivered the following to Seller:

(i) a certificate, dated the Closing Date, duly executed by Buyer certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) with respect to Buyer have been satisfied;

(ii) if in Agreed Form prior to the Closing, the Intellectual Property Agreement, duly executed by the Company;

(iii) if in Agreed Form prior to the Closing, the Reverse Transition Services Agreement, duly executed by the Company; and

(iv) if in Agreed Form prior to the Closing, the Transition Services Agreement, duly executed by the Company.

2.3 Payment of the Estimated Purchase Price and Other Closing Payments.. At the Closing, Buyer shall pay in cash by wire transfer of immediately available funds to such account or accounts, as are indicated by Seller in a “funds flow memo” (or other similar document), which will also set forth the amount(s) pertaining to each item set forth below, to be delivered to Buyer by Seller prior to the Closing Date:

(a) to each holder of Closing Date Indebtedness (other than with respect to Indebtedness for any Pre-Closing Tax Amount), the amount of Estimated Closing Date Indebtedness payable to such holder;

(b) to each Person entitled to any unpaid Transaction Expenses, the amount of such Transaction Expenses payable to such Person (other than any payments contemplated by the Employee Matters Agreement);

(c) to the Company, for further payment to the Persons entitled thereto pursuant to the Employee Matters Agreement, the amounts contemplated by the Employee Matters Agreement; and

(d) to Seller, an amount equal to the Estimated Purchase Price.

Each of the payments by Buyer in clauses (a) through (c) that are owed or payable by the Company or any of the Transferred Subsidiaries will be considered payments on behalf of the Company and in respect of obligations and liabilities of the Company or the applicable Transferred Subsidiary.

2.4 Purchase Price Adjustment.

(a) At least five Business Days prior to the Closing Date, Seller shall cause the Company to deliver to Buyer a statement (the “Pre-Closing Statement”), setting forth its good faith estimates of (i) Cash (the “Estimated Cash”); (ii) Working Capital (the “Estimated Working Capital”); (iii) Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”); (iv) Transaction Expenses (the “Estimated Transaction Expenses”); and (v) based upon each of the immediately preceding clauses (i) through (iv), the Purchase Price (the “Estimated Purchase Price”). The Pre-Closing Statement shall be prepared in good faith in accordance with the terms and definitions set forth in this Agreement and to the extent applicable, the Accounting Principles, together with reasonably detailed supporting materials used in the preparation of the Pre-Closing Statement. To the extent there is a conflict between the terms and definitions in the body of this Agreement and the Accounting Principles, the terms and definitions in the body of this Agreement shall prevail. For purposes of this Section 2.4, the Parties shall assume that the Pre-Closing Reorganization has been completed. Seller and the Company shall consider in good faith any reasonable comments made by Buyer to the Pre-Closing Statement prior to the Closing; provided, that, the failure of Company to implement such comments made by Buyer shall not delay or otherwise prevent the Closing. Neither any comments delivered by Buyer, nor Buyer’s failure to deliver any comments, will be deemed to constitute any waiver or release of a Party’s rights under this Section 2.4.

(b) As soon as reasonably practicable, but not later than 75 days after the Closing Date, Buyer shall (i) prepare a statement of its reasonably detailed calculations of Cash, Working Capital, Closing Date Indebtedness and Transaction Expenses, in the case Cash and Working Capital as of the Determination Time and in the case of Closing Date Indebtedness and Transaction Expenses as of immediately prior to the Closing, and, based upon each of the foregoing, its calculation of the Purchase Price (the “Post-Closing Statement”) and (ii) deliver the Post-Closing Statement to Seller. The Post-Closing Statement shall be prepared in good faith in accordance with the terms and definitions in the body of this Agreement and to the extent applicable, the Accounting Principles, and shall include a reasonably detailed reconciliation of any differences between the calculations set forth in the Pre-Closing Statement and the Post-Closing Statement, together with reasonably detailed supporting materials used in the preparation of the Post-Closing Statement. To the extent there is a conflict between the terms and definitions in the body of this Agreement and the Accounting Principles, the terms and definitions in the body of this Agreement shall prevail. The Parties agree that (A) in determining the Final Working Capital and the related adjustment contemplated by this Section 2.4, no Party will be permitted to introduce judgments, accounting methods, policies, principles, practices, procedures, assumptions, conventions, categorizations, definitions, techniques (including in respect of management’s exercise of judgment), classifications or estimation methodologies that are different than the Accounting Principles and (B) the Post-Closing Statement shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement or the Related Agreements and shall not be impacted by any changes requested by Buyer between the date hereof and the Closing to the extent not fully incorporated in like manner in the Pre-Closing Statement or any action of Buyer, the Company, any of the Transferred Subsidiaries or any of their respective Affiliates after the Closing. If, for any reason, Buyer fails to deliver the Post-Closing Statement to Seller within the 75 day period contemplated by the first sentence of this Section 2.4(b), then the Pre-Closing Statement delivered by the Company to Buyer pursuant to Section 2.4(a) and the Estimated Purchase Price set forth therein shall be deemed to be the Post-Closing Statement and the Final Purchase Price, respectively, without any further action being required from the Parties.

(c) In connection with the review of the Post-Closing Statement by Seller, Buyer shall provide Seller and its Representatives with prompt and reasonable access (during business hours and without business disruption and subject to customary confidentiality undertakings) to the books and records, personnel, facilities and Representatives of the Company. Furthermore, Seller shall have the right to review the work papers of Buyer underlying or utilized in preparing the Post-Closing Statement and the calculation of the Purchase Price and the components of each of the foregoing; provided, however, that the independent accountants of the Company, if any, shall not be obligated to make any such work papers available to Seller unless and until Seller has signed a customary confidentiality and hold harmless agreement relating to such access to such work papers in form and substance reasonably acceptable to such independent accountants.

(d) Within 90 days after Seller’s receipt of the Post-Closing Statement, Seller shall inform Buyer in writing either (x) that the Post-Closing Statement is acceptable or (y) of any objection to the Post-Closing Statement, setting forth in reasonable detail the basis for such objection (each such item, on an item-by-item basis, a “Disputed Item”, and collectively, the “Disputed Items”) and the specific adjustment to amounts, determinations and calculations set forth in the Post-Closing Statement that Seller believes should be made (an “Objection Notice”). The deadline for an Objection Notice shall be extended in the case of any delay by Buyer in providing Seller access to the books and records, personnel, facilities and Representatives of the Company pursuant to Section 2.4(c) for each day that Buyer delays in providing Seller such access. If an Objection Notice is timely delivered within such 90-day period, Buyer and Seller shall negotiate in good faith to resolve the Disputed Items. If Buyer and Seller, notwithstanding such efforts to negotiate in good faith, fail to resolve any Disputed Item within 30 days after Seller timely delivers an Objection Notice, then Buyer and Seller shall jointly engage the Accounting Firm to resolve each Disputed Item that Buyer and Seller were unable to resolve prior to the engagement of the Accounting Firm (such unresolved Disputed Items, the “Remaining Disputed Items”, and each a “Remaining Disputed Item”) as soon as practicable thereafter (but in any event, within 30 days after engagement of the Accounting Firm or such longer time period as the Parties may mutually agree in writing). Promptly after the engagement of the Accounting Firm, Buyer and Seller shall provide the Accounting Firm with a written submission of its final position with respect to each Remaining Disputed Item (which position may be different as to that item than the position for each respective Remaining Disputed Item as set forth in the Post-Closing Statement, on the one hand, or the Objection Notice, on the other hand, but may not be outside of the range established for each respective Remaining Disputed Item by the Post-Closing Statement, on the one hand, or the Objection Notice, on the other hand) (its “Final Position”). The amounts, determinations and calculations (or any component thereof) contained in the Post-Closing Statement shall become final, conclusive and binding on the Parties at the following times:

(i) in the event that Seller has informed Buyer in writing that the Post-Closing Statement is acceptable pursuant to this Section 2.4(d), the latest date on which Seller so informs Buyer (in which case such amounts, determinations and calculations (or any component thereof) shall be as set forth in the Post-Closing Statement delivered pursuant to Section 2.4(b));

(ii) in the event that (x) Buyer fails to deliver, for any reason, a Post-Closing Statement within the 75 day period contemplated by the first sentence of Section 2.4(b) or (y) Seller does not deliver an Objection Notice to Buyer pursuant to this Section 2.4(d) within the 75 day period after Seller’s receipt of the Post-Closing Statement (subject to extension as provided in this Section 2.4(d)), on the next Business Day following the expiration of such period (in which case such amounts, determinations and calculations (or any component thereof) shall be as set forth in the Post-Closing Statement that was delivered (or was deemed to become the Post-Closing Statement) pursuant to Section 2.4(b));

(iii) in the event that Seller has delivered an Objection Notice to Buyer pursuant to this Section 2.4(d), the date of an agreement in writing by Buyer and Seller that such amounts, determinations and calculations (or any component thereof) that are the subject of such Objection Notice, together with any modifications thereto agreed to by Buyer and Seller, are final, conclusive and binding (in which case such amounts, determinations and calculations (or any component thereof) shall be as agreed upon by Buyer and Seller); and

(iv) in the event that Buyer and Seller engage the Accounting Firm to resolve any Remaining Disputed Items pursuant to this Section 2.4(d), the date on which the Accounting Firm issues its written resolution of such Remaining Disputed Items (in which case such amounts, determinations and calculations (or any component thereof)) shall be as resolved by the Accounting Firm pursuant to this Section 2.4(d) with respect to all Remaining Disputed Items submitted to the Accounting Firm, and shall be otherwise be as set forth in the Post-Closing Statement that was delivered (or was deemed to become the Post-Closing Statement) pursuant to Section 2.4(b), together with any modifications thereto agreed to by Buyer and Seller.

The final Post-Closing Statement as agreed among the Parties (or deemed to be agreed among the Parties) or as determined, in each case, in accordance with this Section 2.4(d) shall be the “Final Post-Closing Statement” for purposes of this Agreement, and shall be final, conclusive and binding on the Parties and shall be used for the adjustment of the Purchase Price, if any, pursuant to Section 2.4(g). The amounts of Cash, Working Capital, Closing Date Indebtedness and Transaction Expenses and the Purchase Price, in each case, set forth in the Final Post-Closing Statement shall be the “Final Cash,” “Final Working Capital,” “Final Closing Date Indebtedness,” “Final Transaction Expenses,” and based upon each of the foregoing, the “Final Purchase Price”, respectively, for purposes of this Agreement.

(e) In resolving any Remaining Disputed Item, the Accounting Firm (i) shall act as an expert and not as an arbitrator; (ii) shall be bound by the provisions of this Section 2.4; (iii) shall choose either the Final Position of Seller for such Remaining Disputed Item or the Final Position of Buyer for such Remaining Disputed Item and may not assign a value to any Remaining Disputed Item other than the Final Position proposed by Buyer or Seller; (iv) shall limit its determination to each Remaining Disputed Item; and (v) shall make its determination based solely on presentations by Buyer and Seller which are in accordance with the terms, definitions, guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review).

(f) For purposes of complying with this Section 2.4, Buyer and Seller shall furnish to each other and to the Accounting Firm such work papers and other documents and information relating to the Remaining Disputed Items as the Accounting Firm may require and that are available to the Party (or its independent public accountants) from whom such documents or information are requested. The Accounting Firm shall deliver its determination of the Remaining Disputed Items to Buyer and Seller in writing, together with a reasonable basis for its determination of each Remaining Disputed Item. In no event shall any Party engage in ex parte communications with the Accounting Firm with respect to any Remaining Disputed Item until the Accounting Firm issues its final determination in accordance with this Section 2.4(f). The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.4(f) shall be allocated as follows:

(i) if the Accounting Firm resolves the Remaining Disputed Item(s) in favor of Buyer’s position (the Purchase Price so determined being referred to as the “Low Value”), then all of the fees and expenses of the Accounting Firm shall be paid by Seller;

(ii) if the Accounting Firm resolves the Remaining Disputed Item(s) in favor of Seller’s position (the Purchase Price so determined being referred to as the “High Value”), then all of the fees and expenses of the Accounting Firm shall be paid by Buyer; and

(iii) if the Accounting Firm resolves one or more Remaining Disputed Items in favor of Buyer’s position and one or more Remaining Disputed Items in favor of Seller’s position (the Purchase Price so determined being referred to as the “Actual Value”), then (A) Seller shall pay, and be responsible for, a fraction of the fees and expenses of the Accounting Firm, (I) the numerator of which equals the difference between the High Value and the Actual Value and (II) the denominator of which equals the difference between the High Value and the Low Value and (B) Buyer shall pay, and be responsible for, the remainder of the fees and expenses of the Accounting Firm. Solely for illustrative purposes, if (x) the High Value is equal to $2,000,000; (y) the Actual Value is equal to $1,500,000 and (z) the Low Value is equal to $500,000, then Seller shall pay, and be responsible for, one third of the fees and expenses of the Accounting Firm and Buyer shall pay, and be responsible for, two thirds of the fees and expenses of the Accounting Firm.

In the event of any dispute regarding such allocation, the Accounting Firm shall determine the allocation of its fees and expenses as between Buyer and Seller in accordance with the allocation methodology set forth in this Section 2.4(f), such determination to be final and binding on both Buyer and Seller. The fees and expenses of Seller and their respective Representatives incurred in connection with the Post-Closing Statement and any Remaining Disputed Items shall be borne by Seller, and the fees and expenses of Buyer and its Representatives incurred in connection with the Post-Closing Statement and any Remaining Disputed Items shall be borne by Buyer.

(g) If the Final Purchase Price:

(i) is less than the Estimated Purchase Price, then promptly and in any event within three Business Days after the Final Purchase Price is finally determined in the Final Post-Closing Statement, Seller shall, or shall cause its designated Affiliates, to repay to Buyer an amount in cash, by wire transfer of immediately available funds, equal to the difference between the Final Purchase Price and the Estimated Purchase Price.

(ii) is greater than the Estimated Purchase Price, then promptly and in any event within three Business Days after the Final Purchase Price is finally determined in the Final Post-Closing Statement, Buyer shall pay to Seller, or its designated Affiliate, an amount in cash, by wire transfer of immediately available funds, equal to the difference between the Final Purchase Price and the Estimated Purchase Price. Buyer hereby covenants and agrees that it and the Company shall have sufficient immediately available funds after the Closing to make any payments to Seller pursuant to this Section 2.4.

(iii) equals the Estimated Purchase Price, then neither Buyer nor Seller (nor any of their respective Affiliates) shall be entitled to any payment or repayment pursuant to this Section 2.4.

The amounts in the foregoing Section 2.4(g)(i) and Section 2.4(g)(ii) shall be exclusive of any fees and expenses owed to the Accounting Firm by any Party pursuant to Section 2.4(f).

(h) This Section 2.4 shall be the sole and exclusive remedy of the Parties with respect to the determination of the Purchase Price or any component thereof.

2.5 Deferred Closing.

(a) Notwithstanding anything to the contrary herein, solely with respect to the portion of the Business in the jurisdiction(s) set forth on Schedule 2.5 of the Disclosure Schedule (as such schedule may be supplemented in accordance with this Section 2.5) (each such portion of the Business, a “Deferred Business”), if the actions reasonably necessary to consummate (i) the applicable Pre-Closing Reorganization in such jurisdiction or (ii) the transactions contemplated at Closing in such jurisdiction, shall not have been completed by the Closing, despite the use of reasonable best efforts by the Parties to complete such actions, then the transfer by Seller or its Affiliates of such Deferred Business, and the acceptance and assumption by Buyer or its Affiliates of such Deferred Business, shall occur not on the Closing Date, but shall instead occur on the applicable Local Closing Date. The Parties shall use reasonable best efforts to ensure that the transfer to Buyer or an Affiliate of Buyer of each Deferred Business pursuant to this Section 2.5 (each such transfer of a Deferred Business, a “Deferred Transfer”) occurs as soon as reasonably practicable after the Closing Date (the closing of any Deferred Transfer, a “Local Closing” and the date of such Deferred Transfer, a “Local Closing Date”). The Parties may supplement or modify Schedule 2.5 of the Disclosure Schedule from time to time (including by adding jurisdictions and businesses) by mutual written consent.

(b) Notwithstanding anything to the contrary in this Agreement, each of the Parties acknowledges and agrees that (i) any calculation of the Purchase Price (or components thereof) shall be made as if the Deferred Business had transferred at the Closing (and shall disregard the fact that a Deferred Business is transferring after the Closing); (ii) there shall be no change in the amount paid at the Closing pursuant to Section 2.3 as a result of any Deferred Transfer and the portion of the Purchase Price allocable to each Deferred Business as agreed to by the Parties shall be deemed to have been paid upon payment of the Estimated Purchase Price on the Closing Date by or on behalf of Buyer in accordance with Section 2.3; (iii) any Local Closing, with respect to any Deferred Business, shall not otherwise affect the transactions contemplated by this Agreement and the Related Agreements, and none of the conditions to the Closing set forth in Article 8 shall apply to a Deferred Business or a Deferred Transfer and, accordingly, the Closing shall not be delayed solely as a result of any Deferred Transfer. Each Party agrees and covenants that it shall not assert the failure of any representation or warranty to be true and correct, or the breach of any covenant or agreement, or the failure of any condition in Article 8 to be satisfied, in respect of a Deferred Business or a Deferred Transfer, as a reason or cause for the delay of, or failure to consummate, the Closing.

(c) From and after the Closing, and until the earlier to occur of (i) the applicable Local Closing Date and (ii) the one year anniversary of the Closing (the “Local Interim Period”), any Deferred Business (including all Cash generated with respect thereto) will be held for Buyer’s (or its Affiliate’s) benefit and account and will be managed and operated by Seller and its Affiliates for Buyer’s (or its Affiliate’s) benefit and account. Notwithstanding that legal title to the Deferred Business(es) will not be transferred to Buyer on the Closing Date, during the Local Interim Period (i) Buyer and its Affiliates shall obtain (without infringing upon the legal rights of any Third Party or violating any Law) the economic rights and benefits of each Deferred Business, and any such income or gain shall be paid over to Buyer by Seller or its Affiliates promptly upon the written request of Buyer and (ii) (A) Buyer and its Affiliates shall bear any related economic burden with respect to such Deferred Business; (B) Buyer or its designated Affiliate shall reimburse Seller or its Affiliates for any such loss promptly upon the written request of Seller, in each case, which shall include reasonable supporting documentation and (C) Buyer and its Affiliates shall indemnify and hold Seller and its Affiliates harmless from any Liabilities with respect to any Deferred Business.

2.6 Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer, the Company, their respective Affiliates, and any paying or withholding agent shall be entitled to deduct and withhold from amounts payable in connection with this Agreement such amounts that are required to be deducted or withheld with respect to the making of any such payments under the Code or applicable Law. Any such amounts that are so deducted and withheld shall be timely remitted to the appropriate governmental entity (with copies of the appropriate receipts for such payments provided to Seller at Seller’s written request) and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Other than (x) withholding with respect to compensatory payments subject to payroll (or similar) Tax withholding and reporting and (y) withholding attributable to Seller’s failure to timely deliver the IRS Form described in Section 2.2(b)(viii), if Buyer determines that it is required to withhold from an amount payable to Seller with respect to its acquisition of the Company Interests pursuant to this Agreement, Buyer shall use commercially reasonable efforts to provide or cause to be provided to Seller written notice three business days in advance of the amounts being so deducted or withheld (which notice shall include a copy of the calculation of the amount to be deducted and withheld), and Buyer shall consider in good faith any reasonable objections raised by Seller with respect to such withholding and, to the extent reasonably practicable, provide Seller with a reasonable opportunity to deliver such forms or other documentation that would eliminate or reduce the amount of any such withholding Taxes to the extent permitted by Law. To the extent any withholding arises as a result of (i) a novation or assignment by Buyer of its rights or obligations under this Agreement or (ii) a change in Buyer’s jurisdiction of tax residence, Buyer shall gross-up any amounts payable under this Agreement so that the amount received by Seller is equal to the amount that would have been received by Seller had no Taxes been withheld from such payment.

ARTICLE 3

Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer, except as set forth in the Disclosure Schedule, as follows:

3.1 Due Organization; Ownership of the Company Interests.

(a) Seller is duly organized, validly existing and in good standing under the Laws of Delaware.

(b) Seller is the legal and beneficial owner of the Company Interests, free and clear of all Liens other than restrictions on transfer under applicable securities Law or the Governing Documents of the Company. Upon the delivery of the Company Interests to Buyer in the manner contemplated in Article 2, and the payment by Buyer of the Purchase Price owed to Seller, Buyer will acquire legal and beneficial title to all of the Company Interests owned by Seller, free and clear of all Liens other than restrictions on transfer under applicable securities Law.

3.2 Due Authorization. Seller has full corporate power and authority to enter into, deliver and perform this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action by Seller. Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing, as the case may be, will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes and the Related Agreements to which Seller is a party upon execution and delivery by Seller will constitute (assuming due power and authority of, and due execution and delivery by, the other Party or Parties hereto and thereto), legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.

3.3 Non-Contravention; Consents and Approvals.

(a) The execution, delivery and performance by Seller of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Pre-Closing Reorganization, will not (i) violate any Law to which Seller is subject; (ii) violate or conflict with the Governing Documents of Seller or (iii) except with respect to Permitted Liens, result in the creation of any Lien upon any of the assets or properties of Seller related primarily to the Business; provided, however, that no representation or warranty is made in the foregoing clauses (i) and (iii) with respect to matters that would not reasonably be expected to materially impair Seller’s ability to consummate the transactions contemplated by, and to discharge its obligations under, this Agreement and the Related Agreements.

(b) Except for (i) the Required Regulatory Approvals; (ii) the Other Approvals and (iii) as set forth in Schedule 3.3(b) of the Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby will not require any filing or registration by Seller with, or notice by Seller to, or authorization, qualification, consent, order or approval or other action with respect to Seller by, any Governmental Authority, the failure of which to obtain would not reasonably be expected to materially impair the ability of Seller to consummate the transactions contemplated by, and to discharge its obligations under, this Agreement and the Related Agreements.

3.4 Brokers and Finders. Except as set forth in Schedule 3.4 of the Disclosure Schedule, no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection with the transactions contemplated by this Agreement or any Related Agreement based on any agreement by or on behalf of Seller for which Buyer, the Company or any Transferred Subsidiary would be liable following the Closing (except as otherwise contemplated by this Agreement).

3.5 No Other Representations or Warranties. The representations and warranties made by Seller in this Article 3 are the exclusive representations and warranties made by any Person with respect to Seller. Notwithstanding any provision of this Agreement to the contrary, except for the representations and warranties expressly made by Seller in this Article 3 (as qualified by the Disclosure Schedule), none of Seller, any of its Associated Persons (except for the Company, in the case of the representations and warranties in Article 4) or any other Person has made or is making any express or implied representation or warranty with respect to Seller, the Company Interests, the Company, the Transferred Subsidiaries or their respective businesses (including the Business), operations, assets, liabilities, condition (financial or otherwise) or prospects (including as to the accuracy or completeness of any information provided to Buyer), notwithstanding the delivery or disclosure to Buyer, or any of its Associated Persons, of any documentation, forecasts, projections, plans or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, none of Seller, any of its Associated Persons or any other Person has made or is making any representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Seller or the future business and operations of Seller or (b) any other information or documents made available to Buyer with respect to Seller or its business (including the Business) or operations, except as expressly set forth in this Article 3 or in any other Related Agreement. Except for the representations and warranties made by Seller in this Article 3, all other representations and warranties, whether express or implied, are expressly disclaimed by Seller.

ARTICLE 4

Representations and Warranties of the Company

The Company hereby represents and warrants to Buyer, except as set forth in the Disclosure Schedule, as follows; provided, however, that, except for the representations and warranties set forth in Section 4.2, Section 4.3, Section 4.4 or where the context otherwise expressly indicates, each representation and warranty of the Company set forth in this Article 4 is, and shall be deemed to have been made, after giving full effect to the Pre-Closing Reorganization:

4.1 Due Organization; Capitalization; Subsidiaries.

(a) Each of the Company and the Transferred Subsidiaries is duly organized, validly existing and, if applicable in the relevant jurisdiction, in good standing under the Laws of the jurisdiction of its organization. Each of the Company and the Transferred Subsidiaries has all organizational or corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its assets and properties and to carry on the Business as it is now being owned, operated or conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect. Each of the Company and the Transferred Subsidiaries is duly qualified, licensed or registered to do business as a foreign corporation or other business entity (to the extent such concept is applicable) and is in good standing (to the extent such concept is applicable) in all of the jurisdictions in which the ownership or lease of property or assets or the conduct or nature of the Business makes such qualification, license or registration necessary, except where the failure to be so duly qualified, licensed or registered or in good standing (or the equivalent thereof) has not had and would not have a Material Adverse Effect.

(b) The Company Interests constitute all of the issued and outstanding equity interests of the Company, and the Other Interests constitute all of the equity interests of those certain entities operating portions of the Business located outside of the U.S. as set forth in the Initial Step Plan, as amended in accordance with Section 6.11. All of the issued and outstanding limited liability company interests of the Company and Other Interests are duly authorized, validly issued and fully paid. None of the Company Interests or Other Interests are subject to any outstanding option, call option, right of first refusal, right of first offer, preemptive rights, subscription rights or any similar right of any shareholder. None of the Company, the Transferred Subsidiaries or those certain entities operating portions of the Business located outside of the U.S. set forth in the Initial Step Plan, as amended in accordance with Section 6.11, is a party to any voting trusts, proxies or other voting Contracts or agreements with respect to the Company Interests, the Other Interests or any equity interests of the Company, any Transferred Subsidiary or those certain entities operating portions of the Business located outside of the U.S. set forth in the Initial Step Plan, as amended in accordance with Section 6.11. Except as set forth in Schedule 4.1(b) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including call, put, preemptive, subscription, exchange and/or conversion rights), convertible or exchangeable securities or other Contracts, agreements or commitments obligating the Company, any of the Transferred Subsidiaries or any of those certain entities operating portions of the Business located outside of the U.S. set forth in the Initial Step Plan, as amended in accordance with Section 6.11, to issue, transfer or sell, or cause the issuance, transfer or sale of, any equity interests of the Company, any of the Transferred Subsidiaries or any of those certain entities operating portions of the Business located outside of the U.S. set forth in the Initial Step Plan, as amended in accordance with Section 6.11 or to make any payments in respect of the value of any equity interests of the Company or any of the Transferred Subsidiaries.

(c) Schedule 4.1(c) of the Disclosure Schedule sets forth a complete and accurate list of the owner of record of the equity securities or other equity interests of each of the Transferred Subsidiaries as of the date hereof and after giving effect to the Pre-Closing Reorganization (each such owner, an “Equity Affiliate”). All of the issued and outstanding equity securities or other equity interests of each Transferred Subsidiary and those certain entities operating portions of the Business located outside of the U.S. set forth in the Initial Step Plan, as amended in accordance with Section 6.11, are duly authorized, validly issued and fully paid. None of the equity securities or other equity interests of the Transferred Subsidiaries or those certain entities operating portions of the Business located outside of the U.S. set forth in the Initial Step Plan, as amended in accordance with Section 6.11, are subject to any outstanding option, call option, right of first refusal, right of first offer, preemptive rights, subscription rights or any similar right of any equityholder. Except as set forth in Schedule 4.1(c) of the Disclosure Schedule, none of the Company, the Transferred Subsidiaries or those certain entities operating portions of the Business located outside of the U.S. set forth in the Initial Step Plan, as amended in accordance with Section 6.11 owns, directly or indirectly, any equity interest or voting interest in any Person other than the Transferred Subsidiaries and those certain entities operating portions of the Business located outside of the U.S. set forth in the Initial Step Plan, as amended in accordance with Section 6.11.

4.2 Due Authorization. The Company has full limited liability company power and authority to enter into, deliver and perform this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action by the Company. The Company has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) the Related Agreements to which it is a party. This Agreement constitutes, and the Related Agreements to which it is a party upon execution and delivery by the Company (assuming due power and authority of, and due execution and delivery by, the other Party or Parties hereto and thereto) will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, in each case except as such enforceability may be limited by the Enforceability Exceptions.

4.3 Non-Contravention; Consents and Approvals.

(a) The execution, delivery and performance by the Company of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Pre-Closing Reorganization, will not (i) violate any Law to which the Company, any Transferred Subsidiary or any Business Affiliate, is subject; (ii) violate or conflict with the Governing Documents of the Company, any of the Transferred Subsidiaries or any Business Affiliate; (iii) violate or result in a breach or default, with or without the giving of notice, the lapse of time, or both, under any Material Contract to which the Company, any Transferred Subsidiary or any Business Affiliate is a party to the extent primarily relating to the Business or (iv) except with respect to Permitted Liens, result in the creation of any Lien upon any of the assets or properties of the Business; provided, however, that no representation or warranty is made in the foregoing clauses (i); (iii) and (iv) with respect to matters that would not have a Material Adverse Effect.

(b) Except (i) for the Required Regulatory Approvals and (ii) as set forth in Schedule 4.3(b) of the Disclosure Schedule (the “Other Approvals”), the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company or any of its Affiliates is a party and the consummation of the transactions contemplated hereby and thereby will not require any filing or registration by the Company or any Transferred Subsidiary with, or notice by the Company or any Transferred Subsidiary to, or authorization, qualification, consent, order or approval or other action with respect to the Company or any Transferred Subsidiary by, any Governmental Authority; provided, however, that no representation or warranty is made with respect to filings, registrations, notices, authorizations, qualifications, consents, orders, approvals or actions that, if not made or obtained, would not have a Material Adverse Effect.

4.4 Financial Statements.

(a) The Financial Statements are set forth in Schedule 4.4(a) of the Disclosure Schedule. Except as forth in Schedule 4.4(a) of the Disclosure Schedule, the Financial Statements fairly present, in all material respects, taken as a whole the financial position and results of operations of the Business for the periods indicated therein (except as otherwise noted therein). This Section 4.4 is qualified by the fact that the Business, the Company and the Transferred Subsidiaries have not operated as separate “stand alone” entities during the periods indicated in the Financial Statements. As a result, the Business, the Company and the Transferred Subsidiaries have been allocated certain charges and credits for purposes of the preparation of the Financial Statements. Such allocations of charges and credits do not necessarily reflect the amounts that would have resulted from arms-length transactions or the actual costs that would be incurred if the Business, the Company and the Transferred Subsidiaries operated as an independent enterprise during the periods indicated in the Financial Statements, and the Financial Statements are not indicative of what the financial position of the Company and the Transferred Subsidiaries will be in the future.

(b) Except as set forth on Schedule 4.4(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material liabilities of any nature required by GAAP to be set forth on the consolidated balance sheet, other than as set forth in the Financial Statements as of date of the Latest Balance Sheet and other than liabilities: (i) incurred in the ordinary course of business after the date of the Latest Balance Sheet; (ii) incurred in connection with the performance of executory Contracts to which the Company or its Subsidiaries are a party as of or following the date of the Latest Balance Sheet (including, any Contracts entered into after the date hereof); (iii) those incurred in connection with the execution or performance of this Agreement; (iv) disclosed on Disclosure Schedules and (v) those that do not cause Material Adverse Effect.

4.5 Absence of Changes. Since the date of the Latest Balance Sheet to the date of this Agreement, (a) except as expressly contemplated by this Agreement or in connection with the Pre-Closing Reorganization, there has not been a change, event or occurrence that had a Material Adverse Effect and (b) except as set forth on Schedule 4.5, each of the Company and the Transferred Subsidiaries has conducted its business in the ordinary course, and none of the Company nor the Transferred Subsidiaries has (individually or together) take any action which, if taken after the date hereof and prior to the Closing, would have required the consent of Buyer pursuant to Section 6.2.

4.6 Intellectual Property; Data Security.

(a) Schedule 4.6(a) of the Disclosure Schedule contains a true and complete list of all of the patents, copyrights, and Trademarks owned by the Company or any Transferred Subsidiary that are registered or subject to an application for registration before a Governmental Authority or, in the case of internet domain names, an internet domain name registrar by the Company or any Transferred Subsidiary (collectively, the “Registered Intellectual Property”).

(b) Except as set forth in Schedule 4.6(b) of the Disclosure Schedule: (i) the Company or a Transferred Subsidiary, as applicable, is the sole owner of the Intellectual Property owned by the Company or any Transferred Subsidiary, such ownership being free and clear of all Liens (except for Permitted Liens) and (ii) to the Knowledge of the Company, the Registered Intellectual Property that is subject to registration is valid and enforceable, except as enforceability may be limited by the Enforceability Exceptions.

(c) To the Knowledge of the Company, since January 1, 2023, (i) the Company, the Transferred Subsidiaries and the Business Affiliates have not infringed upon, violated, or misappropriated any Person’s rights in Intellectual Property and (ii) there have been no pending, or threatened, claims, proceedings or litigation alleging that the Company, any of the Transferred Subsidiaries or any Business Affiliate infringed upon, violated, or misappropriated any Person’s rights in such Intellectual Property, except where such infringements, claims, proceedings or litigation would not have a Material Adverse Effect, in each case of the foregoing clause (i) and (ii), solely to the extent related to the Business. To the Knowledge of the Company, no Third Party is infringing the rights of the Company or any Transferred Subsidiaries in any Registered Intellectual Property, except as would not have a Material Adverse Effect.

(d) To the Knowledge of the Company, the Company, each of the Transferred Subsidiaries and each Business Affiliate takes and has taken commercially reasonable steps to maintain the confidentiality of Trade Secrets that are owned by the Company or such Transferred Subsidiary and material to the Business as conducted as of the date hereof.

(e) To the Knowledge of the Company, since January 1, 2023, and except as set forth in Schedule 4.6(e) of the Disclosure Schedule, the Company, the Transferred Subsidiaries and the Business Affiliates are in compliance with all of the following to the extent relating to the collection, use, or disclosure of any Personal Data in the possession or control of the Company or the Transferred Subsidiaries and primarily relating to the Business: (i) applicable Laws; (ii) customer Contracts by which the Company or any of the Transferred Subsidiaries is bound and (iii) Material Contracts; except as would not have a Material Adverse Effect.

(f) To the Knowledge of the Company, since January 1, 2023, and except as set forth in Schedule 4.6(f) of the Disclosure Schedule, no Company, Transferred Subsidiary or Business Affiliate has experienced any Personal Data Breaches with respect to the Business, except as would not have a Material Adverse Effect.

(g) Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.6 and Section 4.7(a)(vi) constitute the sole and exclusive representations and warranties of the Company with respect to Intellectual Property and Personal Data.

4.7 Contracts.

(a) Schedule 4.7(a) of the Disclosure Schedule contains a true and complete list as of the date of this Agreement of all the Executory Contracts of the following types to which the Company or any Transferred Subsidiary is a party or by which any of the material assets and properties of the Business is bound or subject, other than any Benefit Plan, any Government Contract or any intercompany Contract between or among Seller and its Affiliates (including the Company and any Transferred Subsidiary) (each, a “Material Contract” and collectively, the “Material Contracts”), it being understood and agreed that such Contracts may be disclosed on a “de-identified” basis and/or may be subject to Section 4.16 and Section 6.9:

(i) all Contracts not yet performed as of the date hereof providing for a merger or consolidation or acquisition of, or sale of all or a material (to the Business, taken as a whole) portion of the assets of, or other extraordinary transaction in respect of, the Business with or to any other Person;

(ii) except for any Government Contract, any Contract entered into for or on behalf of the Business with a customer or supplier which involves the payment or receipt of an amount in excess of ten million Dollars ($10,000,000) per annum (measured by the trailing 12 month period ending on the date of the Latest Balance Sheet);

(iii) any credit agreement, loan agreement or indenture relating to indebtedness for borrowed money by the Company or any Transferred Subsidiaries, or any guaranty given by the Company or any Transferred Subsidiaries for borrowed money, in each case in an amount in excess of fifty million Dollars ($50,000,000);

(iv) any lease or agreement under which the Company or any Transferred Subsidiary is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds ten million Dollars ($10,000,000);

(v) any equity-based partnership agreement, teaming agreement, or equity joint venture agreement;

(vi) any Contract providing for a license by the Company or any Transferred Subsidiary of Intellectual Property material to the Business (taken as a whole) as of the date hereof (other than any non-exclusive license granted by the Company or any Transferred Subsidiary entered into in the ordinary course of business); and

(vii) any Government Contract required to be disclosed on Schedule 4.15(a) of the Disclosure Schedule with respect to clause (i) of Section 4.15(a).

(b) Subject to Section 4.16 and Section 6.9, the Company has made available to Buyer a true and complete copy of each Material Contract existing on the date hereof. Each Material Contract (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) to which the Company or any Transferred Subsidiary is a party is a valid and binding obligation of the Company or the applicable Transferred Subsidiary and is in full force and effect, enforceable in accordance with its terms against the Company or the applicable Transferred Subsidiary, and, to the Knowledge of the Company, the other parties thereto, except, in each case, as enforceability may be limited by the Enforceability Exceptions. None of the Company or the Transferred Subsidiaries or, to the Knowledge of the Company, any other party to each such Material Contract is in violation or breach of, or in default under any Material Contract, except as would not have a Material Adverse Effect.

4.8 Employee Benefit Plans.

(a) Schedule 4.8(a) of the Disclosure Schedule sets forth, by jurisdiction, each material Benefit Plan and separately designates Seller Benefit Plans and Company Benefit Plans. For purposes of this Agreement, “Benefit Plan” means each (i) “employee benefit plan” (as defined in sections 3(3) of ERISA, whether or not subject to ERISA) other than a “multiemployer plan” (as defined in section 3(37) of ERISA) and (ii) retirement, pension or deferred compensation plan, incentive compensation or profit sharing or saving plan, commission plan or arrangement, equity or equity-based plan, unemployment compensation plan, severance pay, contractual bonus arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan or any welfare or fringe benefit arrangements in each case which is maintained, sponsored, contributed to, or required to be contributed to by Seller, its Affiliates, the Company or any of the Transferred Subsidiaries, but excluding any plans, programs or arrangements that are mandated by applicable Law to be maintained by a Governmental Authority.

(b) A true and complete copy of each of the material documents embodying the Company Benefit Plans has been made available to Buyer. To the extent applicable, the following documents with respect to each Company Benefit Plan have been made available to Buyer: (i) actuarial valuation report; (ii) summary plan description; (iii) any related trust agreement or other funding instrument and (iv) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination letter or opinion letter.

(c) Each Benefit Plan has been maintained, administered and, to the extent required to be funded, funded in all material respects in accordance with Law and the requirements of such Benefit Plan’s governing documents. Except as set forth in Schedule 4.8(c) of the Disclosure Schedule, (i) there are currently no material actions, suits or claims (other than routine benefit claims) with respect to any Company Benefit Plan and (ii) there have been no non-exempt “prohibited transactions” (within the meaning of section 406 of ERISA or 4975 of the Code) with respect to any of the Company Benefit Plans that have not been fully corrected. Each Benefit Plan intended to be qualified under Section 401(a) of the Code or receive favorable Tax treatment under applicable non-U.S. Laws has been qualified or similarly determined to satisfy the requirements of such applicable Laws, and nothing has occurred that could reasonably be expected to adversely affect the qualified or tax-exempt/tax-favored status of such Benefit Plan.

(d) Except as set forth in Schedule 4.8(d) of the Disclosure Schedule, none of the Benefit Plans is subject to Title IV of ERISA, and none of the Company or any of the Transferred Subsidiaries reasonably expects to have any Liability under or with respect to a “multiemployer plan” (as defined in section 3(37) of ERISA).

(e) Except as set forth in Schedule 4.8(e) of the Disclosure Schedule, neither consummation of the transactions contemplated by this Agreement nor this Agreement (whether separately or together with any other action that would not on its own trigger such impact) will (i) accelerate the time of vesting or the time of payment, or materially increase the amount, of compensation due to any current or former director, officer or employee of the Company or any of the Transferred Subsidiaries or (ii) result in excess parachute payments (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)) under the Benefit Plans.

(f) Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.8 constitute the sole and exclusive representations and warranties of the Company with respect to the Benefit Plans and other benefit matters.

4.9 Labor Relations.

(a) All Employees primarily or exclusively provide services to the Business. Except as set forth in Schedule 4.9(a) of the Disclosure Schedule, the Employees are sufficient in number and skill to operate the Business in all material respects in the manner in which it was conducted prior to the Closing. Neither Seller nor any of its Affiliates (other than the Company and the Transferred Subsidiaries) employ any individuals who primarily or exclusively devote their working time to the Business but who are not considered Employees.

(b) Except as set forth in Schedule 4.9(b) of the Disclosure Schedule, none of the Company, any Transferred Subsidiary, or Seller (with respect to current Employees) is party to, or bound by, any collective bargaining agreement, works council agreement or other labor union contract applicable to Employees, no such agreement is currently being negotiated, and no Employee is represented by any union, works council or other labor representative. There are currently no pending or, to the Knowledge of the Company, threatened (a) strikes, slowdowns, pickets, work stoppages, or other material labor disputes; (b) material Actions against the Company, any Transferred Subsidiary, or Seller (with respect to current or former Employees) alleging a violation of any Laws pertaining to labor relations, employment or employment matters, including any charge or complaint filed by an employee or union with the relevant local authorities or courts, including National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority or (c) applications for certification of a collective bargaining agent or other labor organizing activities.

(c) Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties set forth in this Section 4.9 are the sole and exclusive representations and warranties of the Company regarding labor and employment matters.

4.10 Taxes. Except as set forth in Schedule 4.10 of the Disclosure Schedule:

(a) all material Tax Returns required to be filed by or with respect to the Company or any Transferred Subsidiary or with respect to the Business have been timely filed (giving effect to any extensions) and all such Tax Returns are correct and complete in all material respects;

(b) the Company and each of the Transferred Subsidiaries has paid all material Taxes that have become due and payable by it and Seller has paid or caused to be paid all material Taxes that have become due and payable with respect to the Business, in each case, whether or not shown as due and payable on any Tax Return;

(c) none of the Company or the Transferred Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is currently in effect, other than an extension of any statute of limitations arising by operation of law as a result of the filing of an extension of time to file any Tax Return with such extension of time filed in the ordinary course of business;

(d) no audit or other proceeding by any Governmental Authority is pending or threatened with respect to any material Taxes due from or with respect to the Company, any Transferred Subsidiary, or the Business. There are no Liens on any of the assets of the Company or any Transferred Subsidiary other than Permitted Liens;

(e) none of the Company or the Transferred Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return other than an extension of time filed by the Business in the ordinary course consistent with past practice; and

(f) the Company and the Transferred Subsidiaries (i) are not a party to or bound by, any Tax sharing, allocation or indemnification agreement, other than (A) any such agreement exclusively between the Company and one or more of Transferred Subsidiaries or exclusively between the Transferred Subsidiaries or (B) any such agreement the primary purpose of which is unrelated to Taxes; (ii) do not have any material liability for the Taxes of any Person (other than the Company or a Transferred Subsidiary) by operation of Law (including pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-United States Law)) or as a transferee or successor and (iii) have not been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code) (other than a group the common parent of which is or was Seller or any Affiliate thereof).

Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.10 constitute the sole and exclusive representations and warranties of the Company with respect to the Taxes of the Company and the Transferred Subsidiaries. Nothing in this Section 4.10 or otherwise in this Agreement shall be construed as a representation or warranty (i) with respect to the amount or availability in a Taxable period (or portion thereof) beginning after the Closing Date of any Tax attribute or other asset generated or arising in or in respect of a Taxable period (or portion thereof) ending on or before the Closing Date or (ii) with respect to any Tax positions that Buyer and its Affiliates may take in or in respect of a Taxable period (or portion thereof) beginning after the Closing Date.

4.11 Litigation. Schedule 4.11 of the Disclosure Schedule sets forth each instance, as of the date hereof, in which the Company or any of the Transferred Subsidiaries or, solely to the extent primarily relating to the Business, any Business Affiliate (a) is subject to any Governmental Order that imposes ongoing obligations on the Company or any of the Transferred Subsidiaries or (b) is a party to any Action, or to the Knowledge of the Company, is threatened in writing to be a party to any Action, and, in the case of either clause (a) or (b), which would have a Material Adverse Effect.

4.12 Compliance; Regulatory Matters.

(a) Except as set forth in Schedule 4.12(a) of the Disclosure Schedule, to the Knowledge of the Company, the Company and the Transferred Subsidiaries are in compliance with all Laws to which the Company or the Transferred Subsidiaries or any of their properties or assets are subject, except in each case to the extent that the failure to so comply would not have a Material Adverse Effect.

(b) Except as set forth in Schedule 4.12(b) of the Disclosure Schedule, the Company, and the Transferred Subsidiaries have all material approvals, permits and licenses of all Governmental Authorities that are necessary to permit the Company and the Transferred Subsidiaries to carry on the Business in all material respects as currently conducted (each, a “Permit”), except for such Permits, the failure of which to possess or be in compliance with would not have a Material Adverse Effect. To the Knowledge of the Company, there has been no violation, cancellation, revocation or default of any Permit, except for any violation, cancellation, revocation or default that would not have a Material Adverse Effect.

(c) Since January 1, 2023, none of the Company, the Transferred Subsidiaries or any Business Affiliate, or to the Knowledge of the Company, any of their respective Representatives acting on behalf of the Company, the Transferred Subsidiaries or any Business Affiliate has: (i) violated any provision of any applicable Laws relating to the prevention of corruption or bribery (including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010) (each, an “Anti-Corruption Law”); (ii) made any bribe, kickback or other unlawful payment to any Governmental Official to obtain or retain business; (iii) used or attempted to use any corporate funds for any unlawful contribution or other unlawful expenses relating to political activity or a charitable donation or (iv) made any unlawful offer, unlawful promise to pay, or direct or indirect unlawful payment to or for the use or benefit of any Governmental Official, in each case, to the extent primarily related to the Business. The Company, the Transferred Subsidiaries and the Business Affiliates have instituted and maintained and enforced policies and procedures reasonably designed to promote and ensure compliance with applicable Anti-Corruption Laws with respect to the Business. As used in this Agreement, the term “Governmental Official” means (a) any officer or employee of a Governmental Authority or of a public international organization, such as the International Monetary Fund, the United Nations or the World Bank, or any person acting in an official capacity for or on behalf of any such Governmental Authority or public international organization or (b) any candidate for public office, political party or political campaign.

(d) Except as set forth in Schedule 4.12(d) of the Disclosure Schedule, since January 1, 2023, each of the Company, the Transferred Subsidiaries and the Business Affiliates (i) have been and are in compliance with all U.S. Export and Import Laws and all applicable Foreign Export and Import Laws and (ii) have been and are in compliance with, all of its licenses, registrations and other authorizations for export, re-export, deemed export or re-export, transfer or import required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of the Business as currently conducted, in each case of the foregoing clauses (i) and (ii), to the extent primarily relating to the Business and except in each case of the foregoing clauses (i) and (ii) to the extent that the failure to so comply would not have a Material Adverse Effect. Since January 1, 2023, none of the Company, the Transferred Subsidiaries or any Business Affiliate has been cited or fined by a Governmental Authority for a material failure to comply with any U.S. Export and Import Law or Foreign Export and Import Law to the extent primarily relating to the Business, and no Action related to U.S. Export and Import Law or Foreign Export and Import Law is pending or, to the Knowledge of the Company, threatened against any of the Company or the Transferred Subsidiaries or any officer or director of the Company or the Transferred Subsidiaries by or before (or, in the case of a threatened matter, that would come before) any Governmental Authority.

(e) Since January 1, 2023, none of the Company, the Transferred Subsidiaries or, to the extent primarily relating to the Business, or to the Knowledge of the Company, any Business Affiliate, any of their respective directors, officers, employees or agent acting on behalf of any of the Company, the Transferred Subsidiaries or, to the extent primarily relating to the Business, any Business Affiliate (i) is or has been designated as a Sanctioned Person or (ii) has engaged in any transaction or otherwise dealt directly, or to the Knowledge of the Company, indirectly with the covered regions of Ukraine (Crimea Region, the so-called Donetsk-People’s Republic or the so-called Luhansk People’s Republic), Cuba, Iran, North Korea, or Syria with respect to any goods, software or services.

(f) Except as set forth in Schedule 4.12(f) of the Disclosure Schedule, to the Knowledge of the Company, since January 1, 2023, the Company, the Transferred Subsidiaries and the Business Affiliates have been, and the Company and the Transferred Subsidiaries are, (i) in compliance with all Federal Aviation Regulations to the extent primarily relating to the Business and (ii) in compliance with all of their material Permits, including (for the avoidance of doubt) all FAA and DOT Permits that are necessary to permit the Company and the Transferred Subsidiaries to carry on the Business as currently conducted, except in each case of the foregoing clauses (i) and (ii) to the extent that the failure to so comply would not have a Material Adverse Effect.

4.13 Environmental Matters.

(a) Except as described in Schedule 4.13(a) of the Disclosure Schedule:

(i) to the Knowledge of the Company, since January 1, 2023, the Company, the Transferred Subsidiaries and the Business Affiliates have been in compliance with all Environmental Laws, including the possession of all Permits required under applicable Environmental Laws, and are in compliance with the terms and conditions thereof, in each case, to the extent primarily relating to the Business and except to the extent such noncompliance would not have a Material Adverse Effect;

(ii) since January 1, 2024, none of the Company, the Transferred Subsidiaries or any Business Affiliate has received from a Governmental Authority any unresolved written notice that (A) the operation of the Business violates any Environmental Law or (B) the Company or any Transferred Subsidiaries, are responsible (or potentially responsible) for a Response Action primarily with respect to the operation of the Business, other than, in each case, violations and Response Actions that would not have a Material Adverse Effect;

(iii) the Company and the Transferred Subsidiaries are not (A) subject to any unsatisfied judgment, order, decree, stipulation, or injunction under Environmental Law or (B) a party to any Action under Environmental Law, or to the Knowledge of the Company, threatened in writing to be a party to any such Action, except to the extent that any such matter would not have a Material Adverse Effect; and

(iv) to the Knowledge of the Company, to the extent primarily relating to the Business, the Company, the Transferred Subsidiaries and the Business Affiliates have not Released any Hazardous Substance for which a Response Action is required under Environmental Law, excluding any Response Action that would not reasonably be expected to have a Material Adverse Effect.

(b) Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.13 constitute the sole and exclusive representations and warranties of the Company with respect to any Environmental Laws, Response Actions, Hazardous Substances or other environmental or health and safety matters.

4.14 Real Property.

(a) Leased Real Property. Schedule 4.14(a) of the Disclosure Schedule contains a true and complete list of all Contracts (each, a “Real Property Lease”) pursuant to which the Company or any of the Transferred Subsidiaries (i) leases real property as tenant, lessee or sublessee (as applicable) (the “Leased Real Property”) and (ii) leases any Owned Real Property, as lessor, to third parties, or subleases any Leased Real Property, as sublessor, to third parties. True and complete copies of the Real Property Leases have been made available or delivered to Buyer prior to the date of this Agreement. Each Real Property Lease (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, in each case, in all material respects, except as enforceability may be limited by the Enforceability Exceptions. None of the Company or the Transferred Subsidiaries or, to the Knowledge of the Company, any other party to each Real Property Lease is in violation or breach of, or in default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default under any Real Property Lease, except as would not have a Material Adverse Effect.

(b) Owned Real Property. Schedule 4.14(b) of the Disclosure Schedule contains a true and complete list of all real property owned by the Company and the Transferred Subsidiaries (the “Owned Real Property”). Except as set forth in Schedule 4.14(b) of the Disclosure Schedule and as would not have a Material Adverse Effect, the Company and the Transferred Subsidiaries have good and marketable fee title to all of the Owned Real Property, free and clear of any Lien other than Permitted Liens.

(c) Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.14 constitute the sole and exclusive representations and warranties of the Company with respect to the real property matters.

4.15 Government Contracts.

(a) Subject to Section 4.16 and Section 6.9, Schedule 4.15(a) of the Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of (i) each Government Contract, in each case, with an aggregate contract value in excess of ten million Dollars ($10,000,000) with material obligations that remain unperformed as of the Closing; (ii) each pending Government Bid that the Company or any of the Transferred Subsidiaries has submitted with an aggregate contract value, if awarded to the Company or any of the Transferred Subsidiaries, in excess of ten million Dollars ($10,000,000) and (iii) each Government Contract with an aggregate contract value in excess of ten million Dollars ($10,000,000) and for which final payment has been received since January 1, 2023.

(b) Except as disclosed on Schedule 4.15(b) of the Disclosure Schedule and since January 1, 2023, to the Knowledge of the Company: (i) the Company, the Transferred Subsidiaries and the Business Affiliates have complied in all material respects with all applicable Laws and terms and conditions pertaining to any Government Contract or Government Bid; (ii) none of the Company, any of the Transferred Subsidiaries or any Business Affiliate has received any written notice of material noncompliance of any Laws, certifications or representations pertaining to any Government Contract or Government Bid; (iii) all representations and certifications executed, acknowledged or set forth in any Government Contract or Government Bid were accurate in all material respects as of their effective date; (iv) no termination for convenience, termination for default, cure notice, letter of concern or show cause notice has been issued, other than those which have been resolved or cured, with respect to any Government Contract; (v) no material cost incurred by the Company or any Transferred Subsidiary has been questioned in writing or disallowed, other than those which have been resolved, with respect to any Government Contract and (vi) no material amount of money due to the Company or any Transferred Subsidiary has been withheld or offset, nor has any written claim been made to withhold or offset money with respect to any Government Contract, in each case, to the extent primarily relating to the Business.

(c) As of the date of this Agreement, no Government Contract or Government Bid is the subject of any bid or award protest proceeding.

(d) No Intellectual Property was conceived or first reduced to practice in connection with the Business in performance of or under a Government Contract or developed either exclusively or partially with funding from a Governmental Authority.

(e) To the Knowledge of the Company, none of the Company or the Transferred Subsidiaries or any of their respective officers or directors is, and since January 1, 2023 none of the Company, the Transferred Subsidiaries, or any Business Affiliate, or any of their respective officers or directors has been, under administrative, civil or criminal investigation, indictment or information or audit with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid. None of the Company, the Transferred Subsidiaries or any Business Affiliate have entered into any consent order or administrative agreement with respect to, or undertaken any internal investigation relating to, any Government Contract. None of the Company, the Transferred Subsidiaries or any Business Affiliate or any of their respective directors or officers has since January 1, 2023 made any voluntary or mandatory disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid.

(f) Neither the U.S. Government nor any prime contractor, subcontractor or vendor has asserted any material claim or initiated any material dispute proceeding against the Company or the Transferred Subsidiaries with respect to any Government Contract or Government Bid. None of the Company or the Transferred Subsidiaries have asserted any material claim or initiated any dispute proceedings, directly or indirectly, against the U.S. Government or any prime contractor, subcontractor or vendor concerning any Government Contract or Government Bid.

(g) None of the Company or the Transferred Subsidiaries or any of their respective directors or officers is, and since January 1, 2023, none of the Company, the Transferred Subsidiaries or any of their respective directors or officers, or to the extent primarily relating to the Business, any Business Affiliate or any of their respective directors or officers, has been, suspended or debarred from doing business with the U.S. Government, or is, to the Knowledge of the Company, currently proposed for suspension or debarment or has been declared not responsible or ineligible to receive any award under a Government Contract. To the Knowledge of the Company, there are no matters pending that would be reasonably likely to lead to the institution of any suspension, debarment or exclusion proceedings against the Company or any Transferred Subsidiary in connection with any Government Contract.

(h) To the Knowledge of the Company, and since January 1, 2023, none of the Company, the Transferred Subsidiaries or any Business Affiliate, or any of their respective officers, senior management or employees have (i) used any funds of the Business to offer or provide any kickback, bribe, or unlawful gift or gratuity or (ii) made any unlawful expenditures relating to political activity, in each case, to the extent primarily relating to the Business (each of clauses (i) or (ii), an “Unlawful Payment”). None of the Company, the Transferred Subsidiaries or any Business Affiliate has received written notice of any Unlawful Payment with respect to any Government Bid or Government Contract and each of the Company, the Transferred Subsidiaries has controls reasonably designed to detect and prevent, if possible, any such Unlawful Payments.

(i) Schedule 4.15(i) sets forth all security clearance requirements associated with the Business. To the Knowledge of the Company, since January 1, 2023, each of the Company, the Transferred Subsidiaries and, to the Knowledge of the Company, their employees, are and have been, in compliance in all material respects with all national security obligations and security regulations.

4.16 Undisclosed Contracts. Except as set forth in Schedule 4.16, no undisclosed portions of the Undisclosed Contracts (a) impose any material unindemnified uninsured liability that is not substantially similar in nature and scope to the liabilities under the Government Contracts and Material Contracts and to which Buyer has been provided access prior to the date of this Agreement; (b) involve potential risks to Company or the Transferred Subsidiaries that are not comparable in nature and scope to the risks specified in the Government Contracts or Material Contracts that have been provided to Buyer prior to the date of this Agreement or (c) involve the performance of work by the Company or the Transferred Subsidiaries of a materially different nature than work currently performed by the Company, the Transferred Subsidiaries or any Business Affiliate pursuant to Government Contracts that have been provided to Buyer prior to the date of this Agreement.

4.17 Sufficiency of Assets.

(a) At the Closing, the Company or the Transferred Subsidiaries shall have good and valid and exclusive title to, or a valid leasehold interest in, each of the Transferred Assets (other than Intellectual Property), in each case, free and clear of all Liens other than Permitted Liens.

(b) The Transferred Assets, together with (i) the rights granted, services provided and functions offered to the Company and the Transferred Subsidiaries under the Related Agreements and (ii) for the rights granted, services provided and functions offered under any Shared Contract, and subject in all respects to the provisions of Sections 6.10 and 6.14, constitute all of the assets, rights, properties and interests that are necessary to operate the Business in substantially the same manner as conducted (x) as of the date of this Agreement and (y) as of immediately prior to the Closing, when utilized by a labor force substantially similar to that employed in such businesses and operations on the date hereof. Nothing in this Section 4.17 shall be deemed to expand the scope of any other representations or warranties made by the Company in this Article 4.

4.18 Brokers and Finders. Except as set forth in Schedule 4.18 of the Disclosure Schedule, no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection with the transactions contemplated by this Agreement or any Related Agreement based on any agreement by or on behalf of the Company or any Transferred Subsidiary for which Buyer, the Company or any Transferred Subsidiary would be liable following the Closing (except as otherwise contemplated by this Agreement).

4.19 Affiliate and Related Party Transactions. Except for this Agreement, the Related Agreements, Seller Guarantees (which are addressed by Section 6.8) and Shared Contracts, Schedule 4.19 of the Disclosure Schedule sets forth a true and complete list of all Executory Contracts which will remain in effect following the Closing between the Company or any of the Transferred Subsidiaries, on the one hand, and Seller or its Affiliates, on the other hand.

4.20 Pre-Closing Reorganization. The following representation and warranty is made solely as of the Closing: The Company has made available to Buyer a true and complete copy of the Pre-Closing Reorganization Documents, in each case, including all amendments or modifications thereto, as in effect as of the Closing Date. Each of the Pre-Closing Reorganization Documents (a) is a valid and binding agreement of the parties thereto, enforceable in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought; (b) has not been amended or modified and represents the entire agreement between the parties thereto, and (c) is not the subject of any Action pending or, to the Knowledge of the Company, threatened by any Governmental Authority that seeks the revocation, cancellation, suspension or adverse modification thereof. None of the parties to any Pre-Closing Reorganization Document are in default of, or have received any written notice of any default or event that, with notice or lapse of time, or both, would constitute a default by the parties thereto.

4.21 No Other Representations or Warranties. The representations and warranties expressly made by the Company in this Article 4 (as qualified by the Disclosure Schedule) are the exclusive representations and warranties made by any Person with respect to the Company, the Transferred Subsidiaries or any other matters related to the Business or the transactions contemplated by this Agreement. Notwithstanding any provision of this Agreement to the contrary, except for the representations and warranties expressly made by the Company in this Article 4, none of the Company, any of its Associated Persons (except for Seller, in the case of the representations and warranties expressly made by Seller in Article 3) or any other Person has made or is making any express or implied representation or warranty with respect to Seller or the Company Interests, the Company, the Transferred Subsidiaries or their respective businesses (including the Business), operations, assets, liabilities, condition (financial or otherwise) or prospects (including as to the accuracy or completeness of any information provided to Buyer), notwithstanding the delivery or disclosure to Buyer, or any of its Associated Persons, of any documentation, forecasts, projections, plans or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, none of the Company, any of its Associated Persons or any other Person has made or is making any representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company, the Transferred Subsidiaries or the future business and operations of the Company or the Transferred Subsidiaries (including the Business) or (b) any other information or documents made available to Buyer with respect to the Company, the Transferred Subsidiaries or their businesses (including the Business) or operations, except as expressly set forth in this Article 4. Except for the representations and warranties made by the Company in this Article 4, all other representations and warranties, whether express or implied, are expressly disclaimed by the Company.

ARTICLE 5

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

5.1 Due Organization. Buyer is a limited liability company duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization.

5.2 Due Authorization. Buyer, and any Affiliate of Buyer entering into any Related Agreement, has full power and authority to enter into, deliver and perform this Agreement and the Related Agreements to which Buyer or any of its Affiliates is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer, or any Affiliate of Buyer entering into any Related Agreement, of this Agreement and the Related Agreements to which Buyer or any of its Affiliates is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action by Buyer or such Affiliate of Buyer. Buyer has duly and validly executed and delivered this Agreement and Buyer or any Affiliate of Buyer entering into any Related Agreements, as applicable, has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) the Related Agreements to which Buyer or any of its Affiliates is a party. This Agreement constitutes, and the Related Agreements to which Buyer or any of its Affiliates is a party, upon execution and delivery by Buyer or such Affiliate, will constitute, legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, in each case, except as such enforceability may be limited by the Enforceability Exceptions.

5.3 Non-Contravention; Consents and Approvals.

(a) The execution, delivery and performance by Buyer or any Affiliate of Buyer entering into any Related Agreement, of this Agreement and the Related Agreements to which Buyer or any of its Affiliates is a party and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Law to which Buyer or its Affiliates or any of its or their properties or assets are subject; (ii) violate or conflict with the Governing Documents of Buyer or such Affiliate of Buyer, as applicable; (iii) violate or result in a breach or default, with or without the giving of notice, the lapse of time, or both, under any material Contract to which Buyer or such Affiliate of Buyer, as applicable, is a party or (iv) except with respect to Permitted Liens, result in the creation of any Lien upon any of the assets or properties of Buyer or such Affiliate of Buyer, as applicable; provided, however, that no representation or warranty is made in the foregoing clauses (i), (iii) and (iv) with respect to matters that would not have a material adverse effect on Buyer or materially impair Buyer’s or its Affiliates’, as applicable, ability to timely consummate the transactions contemplated by, and to discharge its obligations under, this Agreement and the Related Agreements.

(b) Except for the Required Regulatory Approvals, the execution, delivery and performance by Buyer or any Affiliate of Buyer of this Agreement and the Related Agreements to which Buyer or any of its Affiliates is a party and the consummation of the transactions contemplated hereby and thereby will not require any filing or registration by Buyer or any Affiliate of Buyer with, or notice by Buyer or any Affiliate of Buyer to, or authorization, qualification, consent, order or approval or other action with respect to Buyer or any Affiliate of Buyer by, any Governmental Authority; provided, however, that no representation or warranty is made with respect to filings, registrations, notices, authorizations, qualifications, consents, orders, approvals or actions that, if not made or obtained, would not materially impair Buyer’s or its Affiliates’, as applicable, ability to timely consummate the transactions contemplated by, and to discharge its obligations under, this Agreement and the Related Agreements.

5.4 Litigation. None of Buyer or any of its Affiliates is (a) subject to any unsatisfied Governmental Order or (b) a party to any Action, or to the knowledge of Buyer, is threatened to be a party to any Action, which in the case of either clause (a) or (b), would materially impair Buyer’s or such Affiliate’s, as applicable, ability to timely consummate the transactions contemplated by, and to discharge its obligations under, this Agreement and the Related Agreements.

5.5 Financing.

(a) Notwithstanding any other provision of this Agreement to the contrary, Buyer acknowledges and agrees that the obligations of Buyer or its Affiliates to consummate the transactions contemplated by this Agreement and the Related Agreements are not in any way contingent upon or otherwise subject to Buyer’s, its Affiliates’ or any other Person’s consummation of any debt financing arrangement, Buyer’s, its Affiliates’ or any other Person’s obtaining of any debt financing or the availability, grant, provision or extension of any debt financing arrangement. Buyer will, as of immediately prior to the Closing, have access to committed sources of cash and lines of credit sufficient to pay the Purchase Price and to otherwise make all payments in respect of, and perform all of its obligations and consummate, the transactions contemplated by this Agreement and the Related Agreements.

(b) Buyer has delivered to Seller a true and complete copy of the executed Equity Financing Commitment Letter (provided, however, that any fee letter may be redacted to omit fee amounts). The Equity Financing Commitment Letter has not been amended or modified in any manner prior to or as of the date of this Agreement. None of Buyer or any of its Affiliates has entered into any Contract, side letter or arrangement relating to the financing of the transactions contemplated by this Agreement, other than as set forth in the Equity Financing Commitment Letter that would affect the availability of the Equity Financing. The proceeds of the Equity Financing, if required to be funded in accordance with the terms of the Equity Financing Commitment Letter, will be sufficient to consummate the transactions contemplated hereby and by the Related Agreements, including the payment of the Estimated Purchase Price and the making of all other payments on the Closing Date and any adjustment to the Purchase Price pursuant to Section 2.4. To the knowledge of Buyer, the commitments contained in the Equity Financing Commitment Letter have not been withdrawn or rescinded in any respect. The Equity Financing Commitment Letter is in full force and effect and, to the knowledge of Buyer, represents a valid, binding and enforceable obligation of the Equity Financing Sources named therein to provide the financing contemplated thereby, subject only to the satisfaction or waiver of the Financing Conditions. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Buyer or, to the knowledge of Buyer, any other party to the Equity Financing Commitment Letter. As of the date hereof, Buyer has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any condition to funding under the Equity Financing Commitment Letter. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than the Financing Conditions. The only conditions precedent or other contingencies related to the funding of the Equity Financing at the Closing will be the Financing Conditions contained in the Equity Financing Commitment Letter. As of the date hereof, Buyer has no reason to believe that any of the Financing Conditions will not be satisfied or that the Equity Financing will not be made available to Buyer on the Closing Date. All unpaid fees, expenses and other amounts that may become due and payable under the Equity Financing Commitment Letter are not required to be paid earlier than the Closing. Buyer has paid in full any and all commitment fees and all other fees, expenses and other amounts required to be paid pursuant to the terms of the Equity Financing Commitment Letter on or before the date hereof and shall pay in full any such amounts due on or before the Closing Date.

5.6 Acquisition for Investment. Buyer is aware that the Company Interests have not been registered under the Securities Act or under any state securities laws. Buyer is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and Buyer is purchasing the Company Interests solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act or other applicable securities Law, nor with any present intention of distributing or selling any of the Company Interests. Buyer acknowledges that the Company Interests may not be sold or otherwise disposed of without registration under the Securities Act, other applicable securities Laws or pursuant to an exemption from such registration provisions or in a transaction not subject thereto. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Interests and is capable of bearing the economic risks of such investment.

5.7 Brokers and Finders. No broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection with the transactions contemplated by this Agreement or any Related Agreement based on any agreement by or on behalf of Buyer for which Seller would be liable following the Closing.

5.8 Solvency. Immediately after giving effect to the Closing and the transactions contemplated by this Agreement and the Related Agreements, Buyer and its subsidiaries (including the Company) (on a consolidated basis) will be Solvent. For purposes of this Section 5.8, “Solvent” means that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable United States federal Laws governing determinations of the insolvency of debtors; (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured; (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its indebtedness as it matures. For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. No transfer is being made and no obligation is being incurred in connection with the transactions contemplated hereby or by the Related Agreements with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Affiliates.

5.9 R&W Insurance Policy. In the event Buyer binds coverage under the R&W Insurance Policy on or before the Closing, such R&W Insurance Policy shall expressly provide that the R&W Insurer thereunder (a) waives, and agrees not to pursue, directly or indirectly, any subrogation rights against Seller, the Company, the Transferred Subsidiaries or any of their respective Associated Persons (other than in the case of Fraud) with respect to any claim made by any insured thereunder; (b) provides that Seller, the Company, the Transferred Subsidiaries or any of their respective Associated Persons is a third party beneficiary of such waiver described in clause (a) of this Section 5.9 and (c) agrees that Buyer shall have no obligation to pursue any claim against Seller, the Company, the Transferred Subsidiaries or any of their respective Affiliates or Associated Persons in connection with any Loss thereunder.

5.10 Source of Funds; Anti-Money Laundering. Buyer has not, and none of its directors, officers, employees, or, to the knowledge of Buyer, any Representative or other Person acting for or on behalf of Buyer, has, in the past five years, directly or indirectly, (a) established or maintained any unlawful fund of corporate monies or other properties; (b) created or caused the creation of any false or inaccurate books and records related to any of the foregoing or (c) otherwise violated any provision of the United States Money Laundering Control Act of 1986 or any other Law relating to money laundering. To the knowledge of Buyer, none of the funds used by Buyer to fund any of its obligations under this Agreement or any other obligation of Buyer hereunder or under the Related Agreements shall have been sourced in violation of any Law relating to money laundering.

5.11 Foreign Person Status. Buyer is not a “foreign person,” as defined in (a) 31 C.F.R. § 800.224; (b) 15 C.F.R. § 772.1 or (c) 22 C.F.R. § 120.63. Buyer is not organized, chartered or incorporated under the Laws of any country other than the United States or its territories. Buyer is not, and Buyer and the Company will not be, at or immediately following the Closing, subject to or under “foreign ownership” or “foreign control,” as defined at C.F.R. § 120.65; or (y) owned, controlled or influenced by a “foreign” interest or interests (including a “foreign” Person or Persons) as defined in the NISPOM (DOD 5220.22-M, 32 C.F.R. § 117.11), such that any “foreign” interest(s), directly or indirectly, will own or have beneficial ownership (defined as the power to vote or direct the voting of a security or to impose or direct the disposition of a security) of five percent or more of the outstanding shares of any class of the equity securities of Buyer or the Company, as applicable.

5.12 Guaranty. The Guaranty is in full force and effect, has not been amended, modified, withdrawn or rescinded in any manner, has been duly executed by Guarantor, and is the valid, legal, binding and enforceable obligation of the parties thereto in accordance with its terms. As of the date hereof, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guaranty.

5.13 No Other Representations or Warranties. The representations and warranties made by Buyer in this Article 5 are the exclusive representations and warranties made by any Person with respect to Buyer. Notwithstanding any provision of this Agreement to the contrary, except for the representations and warranties expressly made by Buyer in this Article 5, none of Buyer, any of its Associated Persons or any other Person has made or is making any express or implied representation or warranty with respect to Buyer or its business, operations, assets, liabilities, condition (financial or otherwise) or prospects (including as to the accuracy or completeness of any information provided to Seller or the Company), notwithstanding the delivery or disclosure to Seller, or any of its Associated Persons, of any documentation, forecasts, projections, plans or other information with respect to any one or more of the foregoing. Except for the representations and warranties made by Buyer in this Article 5, all other representations and warranties, whether express or implied, are expressly disclaimed by Buyer.

ARTICLE 6

Covenants

6.1 Access to Information and Facilities.

(a) Access. Subject to Section 6.3, the Confidentiality Agreement and applicable Law, from the date of this Agreement to the earlier of the Closing Date or the date this Agreement is terminated, the Company and the Transferred Subsidiaries shall give Buyer and Buyer’s Representatives, upon reasonable notice, reasonable access at Buyer’s expense and solely for the purpose of assisting Buyer in satisfying the closing conditions set forth in Section 8.2 (and not for any other purpose) and solely in respect of matters primarily relating to the Business, during normal business hours and under the supervision of personnel of the Company, the Transferred Subsidiaries or Seller, as applicable, to information regarding the Company, the Transferred Subsidiaries and their operations (including access to the offices and facilities, and books and records of the Company and the Transferred Subsidiaries) that are in the possession or under the control of Seller, the Company or the Transferred Subsidiaries (but solely to the extent such information is readily available in an existing form without any material interference with the business or operations of, or cost to, Seller, the Company or the Transferred Subsidiaries), and shall make the officers and employees of the Company and the Transferred Subsidiaries available to Buyer and its Representatives as Buyer and its Representatives shall from time to time reasonably request, in each case, to the extent that such access and disclosure would not obligate Seller or its Affiliates, including the Company or the Transferred Subsidiaries, to take any actions that would unreasonably disrupt the normal course of their businesses; provided, however, that (i) all requests for access shall be directed to Chris McKee, Taylor Burns or Chris Fetscher, as members of the Corporate Development group of Seller or such other designee as Seller may appoint in writing from time to time and which writing expressly references the appointment of such appointee pursuant to this Section 6.1(a) (the “Designated Contacts”) unless otherwise specified by Seller in writing and in no event shall there be any communications (including through phone, email, social media, etc.) with any officers and employees of Seller or its Affiliates, including the Company and the Transferred Subsidiaries, until any Designated Contact has agreed and arranged such communications; (ii) the auditors and accountants of Seller and its Affiliates, including the Company and the Transferred Subsidiaries, shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access in form and substance reasonably acceptable to such auditors or accountants; (iii) Buyer shall not sample or analyze any soil, groundwater, other environmental media, or building material in respect of Seller and its Affiliates, including the Company and the Transferred Subsidiaries, or their facilities, their property or their operations and (iv) Buyer shall comply, and shall cause its Representatives to comply, with all safety, health and security rules and policies applicable to any offices or facilities being visited (including rules to comply with Public Health Measures or an Exigency Event Measures) and all applicable Laws (including Antitrust Laws and Laws regarding the exchange of competitively sensitive information); provided, further, that nothing herein shall require Seller or its Affiliates, including the Company and the Transferred Subsidiaries, to provide access or to disclose any information to Buyer if such access or disclosure (A) would, or would be reasonably likely to, cause competitive harm to Seller and its Affiliates, including the Company and the Transferred Subsidiaries, if the transactions contemplated by this Agreement are not consummated; (B) would result, or would be reasonably likely to result, in any violation of Law (including Antitrust Laws and Laws regarding the exchange of competitively sensitive information) applicable to Seller or its Affiliates, including the Company or any of the Transferred Subsidiaries, or the terms of any Contract to which Seller or its Affiliates, including the Company or any of the Transferred Subsidiaries, is party; (C) would constitute, or be reasonably likely to constitute, a breach any of Seller’s or its Affiliates’, including the Company’s or the any of the Transferred Subsidiaries’, obligations to keep confidential or prevent access to by reason of any Contract with a Third Party; (D) would compromise, or be reasonably likely to compromise, any attorney-client or an attorney work-product privilege or result, or be reasonably likely to result, in the waiver of any applicable attorney-client privilege; (E) is or may be, in the reasonable judgement of Seller, requested in furtherance of, or preparation for, an Action against or involving Seller or any of its Affiliates (including prior to the Closing, the Company and the Transferred Subsidiaries); (F) is related to any consent, approval, authorization, clearance from, or filing, notification or registration with, any Governmental Authority set forth in Section 6.5 (which shall be governed by Section 6.5); (G) relates to asset, liabilities, information, books or records that are not related to the Business; or (H) relates to the sales process with respect to the transactions contemplated by this Agreement, including any correspondence, discussions and considerations of the transactions contemplated by this Agreement or any similar transaction between the Company, the Transferred Subsidiaries and any other Person (including any presentations or other materials prepared by or for Seller, the Company or the Transferred Subsidiaries or their respective Representatives, whether in connection with a specific meeting, or otherwise relating to such subject matter); provided, that in the case of each of the foregoing clauses (A), (B), (C) and (D), the Person withholding such information shall use commercially reasonable efforts to provide to the requesting party, to the extent possible, with access to the relevant information in a manner that would not reasonably be expected to result in violation of Law or contractual obligations or the forfeiture or waiver of any such privilege. Other than (1) as arranged through any Designated Contact or (2) with the prior written consent of Seller, Buyer is not authorized to and shall not (and shall cause its Associated Persons not to) contact (including through phone, email, social media, etc.) any officer, director, employee, franchisee, customer, Governmental Authority, vendor, supplier, distributor, lender or other Person with a material business relation of Seller and its Affiliates, including the Company and the Transferred Subsidiaries, prior to the Closing. Seller, the Company and the Transferred Subsidiaries shall have the right to have a Representative present at all times during any inspections, interviews, and examinations conducted by Buyer.

(b) Confidential Treatment. Buyer shall, and shall cause its Representatives to, treat and hold strictly confidential any Evaluation Material and Transaction Information (each as defined in the Confidentiality Agreement), any books or records and any other information provided pursuant to this Section 6.1 in accordance with the terms of the Confidentiality Agreement.

6.2 Preservation of Business. Subject to Section 6.3, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, other than (i) as set forth in Schedule 6.2 of the Disclosure Schedule; (ii) as permitted or contemplated by this Agreement or the Related Agreements, including the Pre-Closing Reorganization; (iii) as required by applicable Law or (iv) with the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), (x) Seller shall, and shall cause the Company and the Transferred Subsidiaries to, use commercially reasonable efforts to (A) operate the Business in all material respects in the ordinary course consistent with past practice and (B) preserve the goodwill of the Business and the present relationships with customers, suppliers, key Employees, and other material business relations and (y) Seller shall not (solely with respect to the Business), and shall cause the Company and the Transferred Subsidiaries not to (solely with respect to the Business):

(a) (i) issue, sell, transfer, pledge, grant, dispose of, encumber or deliver any equity securities of any class or any securities convertible into or exercisable or exchangeable for voting or equity securities of any class (except any issuances, transfers, pledges, grants or dispositions of any such securities to Seller or its Affiliates) or (ii) adjust, split, combine, recapitalize or reclassify any of its equity securities (except any adjustments, splits, combinations, recapitalizations or reclassifications of any such securities held by Seller or its Affiliates);

(b) redeem, purchase or otherwise acquire any outstanding equity of any of the Transferred Subsidiaries which are not wholly owned, directly or indirectly, by Seller;

(c) adopt any material amendments to their respective Governing Documents;

(d) dissolve or liquidate the Company or any of the Transferred Subsidiaries;

(e) sell, assign, exclusively license, transfer, pledge or otherwise dispose of any material assets outside the ordinary course of business, except with respect to assets with a purchase price, in the aggregate, of less than one hundred million Dollars ($100,000,000). For the avoidance of doubt, the Company and each Transferred Subsidiary is entitled to make all appropriate data rights assertions, as necessary, in applicable Government Contracts in accordance with FAR/DFARS regulations;

(f) sell, assign, license, transfer, abandon, let lapse, or otherwise dispose of any material Transferred Intellectual Property, other than non-exclusive licenses granted by the Company or any Transferred Subsidiary in the ordinary course of business, or disclose any source code for proprietary software of the Business owned by the Company or any Transferred Subsidiary;

(g) except as required by Law, change any of the accounting principles or practices used by the Company or any of the Transferred Subsidiaries;

(h) enter into (other than in the ordinary course of business) or waive, amend, terminate or modify in any material respect, any Material Contract (excluding the expiration of any Material Contract in accordance with its terms and any renewals in the ordinary course of business);

(i) mortgage or pledge any material Transferred Assets (tangible or intangible), or subject them to any Lien, except to the extent such mortgage or pledge results in a Permitted Lien;

(j) cause the Business to enter into, conduct or engage in any material new line of business or abandoned or discontinue any material existing line of business;

(k) other than solely with respect to a Seller Group Tax Return, (A) make (other than in the ordinary course of business), change or revoke any material Tax election of the Company or any Transferred Subsidiary; (B) change any annual Tax accounting period of the Business, the Company, or any of the Transferred Subsidiaries; (C) change the Company’s or any of the Transferred Subsidiaries’ method of accounting for Tax purposes; (D) file an amended material Tax Return for the Company or any of the Transferred Subsidiaries (other than any amended Seller Group Tax Return) or file any ruling or request for a ruling with any taxing authority related to the Company, any of Transferred Subsidiaries, or the Business; (E) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes of any of the Company, any of Transferred Subsidiaries, or with respect to the Business; (F) enter into any closing or similar agreement with any taxing authority in respect of the Company, any of the Transferred Subsidiaries, or the Business or (G) settle any claim or assessment in respect of any material Taxes of the Company, any of the Transferred Subsidiaries, or with respect to the Business, in each case, except as required by applicable Law;

(l) transfer or reassign the duties or employment of (A) any Employee such that he or she no longer meets the definition of an Employee or (B) any other employee of Seller or any of its Affiliates such that he or she does meet the definition of an Employee; in each case, other than with respect to any transfer or reassignment of duties or employment (including as a result of a written internal transfer or reassignment request initiated by any employee) in the ordinary course and consistent with past practice and in which case notice of which shall be promptly delivered to Buyer or as expressly contemplated by the transfers referenced in the Employee Matters Agreement or the Pre-Closing Reorganization Document;

(m) except (A) as provided for under the Employee Matters Agreement or otherwise required by the existing terms of any Benefit Plan or the existing terms of a collective bargaining agreement, works council agreement or other labor union contract applicable to Employees, in effect on the date of this Agreement (or as amended not in contravention of this Agreement) or (B) in connection with any action that applies uniformly to Employees and other similarly situated employees of Seller and its Affiliates: (1) increase or decrease the compensation payable or provided to any current or former Employee or any other current or former individual service provider of the Company or any Transferred Subsidiary (or any of their respective dependents or beneficiaries), other than increases to base salaries or wage rates, as applicable, of Employees with fixed annual compensation less than $300,000 both before and after any such increase, adopted in the ordinary course of business consistent with past practice, in an amount not to exceed 5% of the base salaries and wage rates of Employees in effect as of the date hereof; (2) establish, adopt, enter into, amend, modify or terminate any Benefit Plan or any other plan, program, policy, agreement or other arrangement that would have been a Benefit Plan had it been in effect on the date of this Agreement in a manner that materially increases or adds new benefits for Employees or accelerates funding, vesting or payment; or (3) hire, promote or engage, or terminate (other than for cause) the employment or engagement of any Employee or other individual service provider of the Company or any Transferred Subsidiary with a base annual salary or fixed annual compensation in excess of $300,000; or

(n) agree or commit to do, or resolve, authorize or approve any action to do, any of the foregoing actions.

Notwithstanding anything to the contrary contained in this Agreement, nothing shall give Buyer, directly or indirectly, prior to the Closing, the right to control or direct the operations of the Company, any of the Transferred Subsidiaries or the Business. Prior to the Closing, Seller, the Company and the Transferred Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations. The Parties agree and acknowledge that if Buyer does not grant or deny consent to a proposed action that requires Buyer’s consent pursuant to this Section 6.2 within three Business Days after the date on which a written request by Seller or the Company is deemed given to Buyer pursuant to Section 11.2, Buyer shall be deemed to have consented to the taking of such action notwithstanding any other provision of this Section 6.2.

6.3 Emergency Actions. Notwithstanding anything in this Agreement to the contrary, following, to the extent reasonably practicable, advance notice to and consultation with Buyer, including good faith consideration of Buyer’s reasonable recommendations or requests with respect thereto, Seller, the Company and the Transferred Subsidiaries may take (or not take, as the case may be) any action that would otherwise be prohibited or required under Section 6.1 or Section 6.2 to the extent reasonably necessary and prudent (a) to prevent material harm to the health and safety of any employees, customers, distributors, vendors, suppliers or Associated Persons of the Company and the Transferred Subsidiaries; (b) as may be reasonably necessary to mitigate the adverse effects occurring after the date hereof caused by a Public Health Event or an Exigency Event or (c) to ensure compliance with any Exigency Event Measures or an Exigency Event Measures enacted or becoming applicable to the Company or any Transferred Subsidiary after the date hereof. Any action taken or not taken in accordance with this Section 6.3 shall be deemed to occur in the ordinary course of business for purposes of this Agreement, and shall not be deemed a breach of or inaccuracy set forth in this Agreement for any purpose, including for purposes of Article 8.

6.4 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each Party shall use reasonable best efforts to consummate the transactions contemplated hereby and by the Related Agreements as promptly as practicable, and in any case prior to the Termination Date, including using reasonable best efforts to satisfy the conditions to the Closing set forth in Article 8; provided, however, that (i) in the case of obtaining consents in respect of any Material Contracts, the Parties’ obligations to take action shall be exclusively governed by Section 6.4(b), Section 6.10 and Section 6.14 and (ii) in the case of obtaining the Required Regulatory Approvals and any other consent, approval, authorization, clearance from, or filing, notification or registration with, any Governmental Authority (including with respect to the Other Approvals and/or any Government Contract), the Parties’ obligations to take actions shall be exclusively governed by Section 6.5; provided, further that nothing in this Section 6.4(a) shall require any Party to waive any of its conditions to the Closing. The “reasonable best efforts” of Seller shall not require Seller or its Affiliates, including the Company or any Transferred Subsidiary, or their respective Representatives to expend any amount of money or provide any other consideration to (x) remedy any breach of any representation or warranty hereunder; (y) obtain any consent required for consummation of the transactions contemplated hereby or (z) provide, assist or facilitate any financing arrangement, other than pursuant to Section 6.6, which covenants shall be the sole and exclusive covenants of Seller and the Company and their respective Associated Persons with respect to any financing in respect of the transactions contemplated hereby; provided, however, that if Seller or the Company, or their respective Representatives, elect to remedy any such breach, Seller and the Company shall, to the extent such breach is actually remedied, not be deemed to be in breach of such representation or warranty, or in violation of any covenant, for purposes of determining Buyer’s obligations to consummate the transactions contemplated hereby.

(b) Prior to the Closing, the Parties shall use their respective reasonable best efforts to obtain any consents of Third Parties in respect of any Material Contracts required in connection with the transactions contemplated hereby and by the Related Agreements; provided, however, that such “reasonable best efforts” shall not require Seller or the Company, on its own behalf or on behalf of any other Person, to expend any money (other than de minimis amounts), incur any Liability or provide any other consideration or commence, defend or participate in any Action or offer or grant any accommodation (financial or otherwise) to any Person.

6.5 Antitrust and Other Regulatory Approvals.

(a) Buyer shall take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper and advisable under any applicable Laws or Permits to consummate and make effective in the most expeditious manner possible the transactions contemplated by this Agreement and the Related Agreements, including (i) prepare and make all filings, registrations, forms and notices required to be filed to consummate the Closing; (ii) take all actions necessary, proper and advisable to obtain (and, as applicable, cooperate with Seller, the Company and any Transferred Subsidiary in obtaining) any consent, permit, ruling, registration, waiver, exemption, authorization, order or approvals (including the lapse, without objection of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of a notice without an objection being made) issued, granted or otherwise made available by or under the authority of any Governmental Authority, or any written decision by a Governmental Authority declining its jurisdiction to review the transactions contemplated by this Agreement and the Related Agreements (which actions shall include furnishing all information required under applicable Laws and in connection with approvals of or filings with any Governmental Authority responsible for or having jurisdiction over antitrust, competition, trade regulation, aviation regulation, national security, export control, foreign investment, foreign subsidy and/or communications or other regulatory matters) required to be obtained or made by Buyer, Seller, the Company, the Transferred Subsidiaries, or their respective Affiliates, in connection with the transactions contemplated by this Agreement and the Related Agreements, including the Required Regulatory Approvals and the Other Approvals and (iii) the execution and delivery of any additional instruments necessary to consummate the Closing and to fully carry out the purposes of this Agreement and the Related Agreements. Additionally, the Parties shall not knowingly take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any such Governmental Authority necessary to be obtained prior to the Closing unless otherwise mutually agreed to in writing by the other Parties.

(b) Prior to the Closing, each Party (i) shall work cooperatively in connection with obtaining all consents, authorizations, orders or approvals of, or any exemptions by, any Governmental Authority in connection with the transactions contemplated hereby and thereby and (ii) subject to the appropriate confidentiality protections, each Party shall promptly consult with the other Parties to provide any reasonably necessary information with respect to (and, in the case of correspondence, provide the other Parties (or their counsel) copies of) all filings made by such Party with any Governmental Authority or any other information supplied by such Party to, or correspondence with, a Governmental Authority in connection with this Agreement and the Related Agreements. Subject to appropriate confidentiality protections, each Party shall promptly inform the other Parties, and if in writing, furnish the other Parties with copies of (or, in the case of substantive oral communications, advise the other Parties orally of) any substantive communication from any Governmental Authority regarding the transactions contemplated by this Agreement or the Related Agreements, and permit the other Parties to review and discuss in advance, and reasonably consider in good faith the views of the other Parties in connection with, any substantive proposed written (or any substantive proposed oral) communication with any such Governmental Authority. If any Party or any representative of such Party receives a request for additional information or documentary material from any Governmental Authority with respect to transactions contemplated by this Agreement and the Related Agreements, then such Party will use its reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Parties, an appropriate response to such request. No Party shall participate in any substantive meeting with any Governmental Authority in connection with this Agreement or the Related Agreements (or make substantive oral submissions at meetings or in telephone or other conversations) unless it consults with the other Parties in advance and, to the extent reasonably practicable and not prohibited by such Governmental Authority, gives the other Parties the opportunity to attend and participate in such meeting or other conversation; provided, however, that, for the avoidance of doubt, meetings between Seller or any of its Affiliates and any customer of Seller or its Affiliates shall not be deemed to be meetings in connection with this Agreement or any Related Agreement. Subject to appropriate confidentiality protections, each Party shall furnish the other Parties with copies of all correspondence, filings and substantive written communications between it and any such Governmental Authority with respect to this Agreement and the Related Agreements, and furnish the other Parties with such necessary information and reasonable assistance as the other Parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. Each Party may, as such Party deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 6.5 as “outside counsel only” or “outside counsel/regulatory in-house counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel or regulatory in-house counsel (as appropriate) of the recipient and will not be disclosed by such outside legal counsel or regulatory in-house counsel to employees (other than regulatory in-house counsel), officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Seller, the Company or Buyer, as the case may be) or its legal counsel; provided, however, that materials provided pursuant to this Section 6.5 may be redacted (i) to remove references concerning the valuation of the Company; (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable legal privilege concerns.

(c) Each Party agrees to make and cause its “ultimate parent entity” (as defined under the HSR Act) to make any required filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 30 Business Days of the date hereof unless otherwise mutually agreed to by the Parties, to respond as promptly as practicable to any request for additional information and documentary material pursuant to the HSR Act and to take all other actions necessary, proper and advisable to cause the expiration or termination of any applicable waiting periods under the HSR Act as soon as practicable. Each Party also agrees to make, as promptly as practicable, any additional filings as may be required of that Party by any other applicable Antitrust Laws and to take all other actions necessary, proper and advisable to cause the expiration of any waiting or suspension periods and obtain the approvals therefor, if any, as soon as practicable. Buyer shall pay and be responsible for all filing fees under the HSR Act and any other Antitrust Laws.

(d) To the extent required under applicable Laws, other than Antitrust Laws, each Party agrees to make as promptly as practicable, any filings required of that Party and to take all other actions reasonably necessary, proper and advisable to obtain the consent, authorization, order or approval of, or any exemption by, any Governmental Authority, including the Other Approvals, as soon as practicable (without prejudice to Section 6.5(a) and (b)). Buyer shall pay and be responsible for all filing fees in connection with making any such filings and obtaining any such consent, authorization, order or approval of, or any exemption by, any Governmental Authority (including in connection with any Government Contract).

(e) In furtherance and not in limitation of the covenants of the Parties contained in Section 6.4 and this Section 6.5, if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Laws or if any Action is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any Person challenging any of the transactions contemplated hereby or by the Related Agreements as violative of any Antitrust Laws, any other applicable Laws or that would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, Buyer shall take, and cause to be taken, all such actions as may be necessary to resolve objections or Actions so as to permit consummation of the transactions contemplated by this Agreement and the Related Agreements in a timely manner and in any event prior to the Termination Date. Notwithstanding anything in this Agreement and the Related Agreements to the contrary, the obligations of Buyer under this Section 6.5 shall include Buyer: (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of Buyer contemporaneously with or subsequent to the Closing; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and the Transferred Subsidiaries contemporaneously with or subsequent to the Closing; (iii) agreeing to permit the Company or the Transferred Subsidiaries to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or businesses of the Company or the Transferred Subsidiaries prior to the Closing; (iv) licensing, holding separate or entering into similar arrangements with respect to Buyer’s assets or the assets of the Company or the Transferred Subsidiaries or conduct of business arrangements or terminating any and all joint venture, strategic partnership and other similar agreements of Buyer, the Company or the Transferred Subsidiaries; (v) taking or committing to take any action that limits its freedom of action with respect to, any of the assets, properties, products, product lines, services, or businesses of Buyer or, following the Closing, the Company or the Transferred Subsidiaries or any interest or interests therein; (vi) agreeing to obtain “prior approval” or other affirmative approval from a Governmental Authority to carry out any future transaction, or agreeing to make any notification or provide prior notice to any Governmental Authority regarding any proposed transaction, and as a condition to obtaining any and all expirations of waiting periods under the HSR Act and any other applicable Law or consents from any Governmental Authority necessary to consummate the transactions contemplated hereby or thereby or to avoid the entry of, or to effect the dissolution of, any Governmental Order, or any impediment under any Antitrust Law, which would otherwise have the effect of preventing the consummation of the transactions contemplated hereby, in each case, to the extent such action is necessary to avoid, prevent, eliminate or remove the actual or threatened (A) commencement of any investigation or proceeding in any forum or (B) issuance or enactment of any Governmental Order or applicable Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Closing and the other transactions contemplated hereby by any Governmental Authority. No actions taken pursuant to clauses (i) through (vi) of this paragraph shall be considered for purposes of determining whether a Material Adverse Effect has occurred. Without limiting the generality of the foregoing, if, despite the taking of any of the actions required by the first sentence of this clause (e), any Action is threatened or instituted by any Governmental Authority or any other Person challenging the validity or legality of or seeking to restrain the consummation of the transactions contemplated by this Agreement and the Related Agreements, Buyer shall take all actions necessary to avoid, resist, resolve or, if necessary, defend against such Action and shall afford Seller the opportunity to participate therein. Further, in the event of issuance by the FTC or DOJ of a “warning letter” in which the agency states that, despite expiration or termination of the HSR Act waiting period its investigation of any of the transactions contemplated by this Agreement and the Related Agreements remains open and/or ongoing, such letter shall not, by itself, be grounds for finding that any closing condition under this Agreement and the Related Agreements has not been satisfied.

(f) Buyer shall not, and shall cause its controlled Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if entering into a definitive agreement relating to, or the consummation of, such acquisition, merger, consolidation or other transaction would reasonably be expected to (i) impose any material delay in obtaining, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, including under applicable Antitrust Laws, or as required to obtain or make any Required Regulatory Approval or Other Approval or (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby or (iii) materially delay the consummation of the transactions contemplated hereby.

6.6 Financing.

(a) From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement pursuant to Section 9.1, Seller and the Company shall use their commercially reasonable efforts to provide such assistance (and to cause each Transferred Subsidiary to use its respective commercially reasonable efforts and to cause its and their respective personnel and advisors to use their respective commercially reasonable efforts to provide such assistance) to Buyer, at the sole expense of Buyer, as is reasonably requested by Buyer in connection with the Debt Financing. Such commercially reasonable efforts by Seller, the Company and the Transferred Subsidiaries shall include: (i) participating (and causing senior management of the Company and the Transferred Subsidiaries with appropriate expertise to participate) in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, at reasonable times and with reasonable advance notice and otherwise providing reasonable and customary assistance in the marketing efforts for the Debt Financing (including by executing customary bank authorization letters); (ii) to the extent required by the Debt Financing, using commercially reasonable efforts to facilitate the pledging of collateral, effective no earlier than the Closing; (iii) furnishing Buyer and the Debt Financing Sources as promptly as reasonably practicable following the delivery of a request therefor to the Company and Seller by Buyer (which notice shall state with specificity the information requested) such financial and other information regarding the Company and the Transferred Subsidiaries as is reasonably available to the Company at such time and is customarily required in connection with the execution of financings of a type similar to the Debt Financing (provided, however, that, the Company will not have any obligation to prepare pro forma financial information or post-closing financial information); (iv) no less than four Business Days prior to the Closing, providing to Buyer all documentation and other information about the Company and the Transferred Subsidiaries that the Debt Financing Sources are required to collect by applicable bank regulatory authorities under applicable “know-your-customer,” anti-money laundering rules and regulations, including the PATRIOT Act, including, if the Company or any of the Transferred Subsidiaries qualifies as “legal entity customers” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, reasonably requested by Buyer in writing, at least seven Business Days prior to the Closing; (v) at least five business days prior to the Closing Date, delivering to Buyer draft payoff letter(s) and/or guarantee and lien release documentation and (vi) facilitating and assisting in the execution, delivery and preparation of any definitive financing documentation (including corporate authorizations, schedules, exhibits and customary certificates (including a solvency certificate)) in connection with the Debt Financing, in each case as may reasonably be requested and subject to the occurrence of the Closing; it being understood that, except as set forth in Section 6.6(i) below, the Company (and Seller) shall have satisfied its obligations set forth in clauses (i) through (v) of this sentence if the Company (or Seller) shall have used its commercially reasonable efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided.

(b) Notwithstanding any other provision of this Agreement to the contrary, none of the Company, the Transferred Subsidiaries or their respective personnel or advisors shall be required to provide any such assistance or cooperation which the Company or Seller reasonably believes would:

(i) require Seller, the Company or any Transferred Subsidiary or any of their respective Affiliates to pay any commitment or other similar fee or incur any other Liability or obligation in connection with the arrangement of the Debt Financing or any other financing prior to the Closing,

(ii) result in (A) a breach or violation of any confidentiality arrangement or material agreement; (B) the loss of any legal or other privilege or (C) the disclosure to unauthorized recipients of information or materials that are subject to any clean team, restricted access or similar arrangement;

(iii) cause any representation or warranty in this Agreement to be breached or any condition to the Closing set forth in Article 8 to not be satisfied;

(iv) cause any member, stockholder, director, manager, officer or employee of Seller, the Company or any Transferred Subsidiary or any of their respective Affiliates to incur any personal Liability;

(v) require any members, stockholders, directors, managers, officers or employees of Seller, the Company or any Transferred Subsidiary or any of their respective Affiliates, acting in such capacity, to adopt any resolutions or consents approving or authorizing the execution of any of the definitive debt financing documents or enter into, execute or deliver any certificate, opinion, document, instrument or agreement or agree to any change or modification of any existing certificate, opinion, document, instrument or agreement (other than (x) those directors, managers, officers or employees of the Company and the Transferred Subsidiaries continuing in such roles after the Closing, and solely with respect to agreements contingent upon the Closing and that would not be effective prior to the Closing and (y) the customary authorization letters referred to above);

(vi) provide access to or disclose any information that Seller, the Company or any Transferred Subsidiary or any of their respective Affiliates determine would jeopardize any attorney-client or other applicable legal privilege of any of them;

(vii) take any action that would reasonably be expected to conflict with or violate this Agreement, any Governing Documents of Seller, the Company or any Transferred Subsidiary or any of their respective Affiliates, any applicable Law or any Contract (with or without notice, lapse of time, or both) to which Seller, the Company or any Transferred Subsidiary or any of their respective Affiliates is a party or by which any of their respective assets or properties is bound;

(viii) require Seller, the Company or any Transferred Subsidiary or any of their respective Affiliates or Representatives to prepare any financial statements or information, other than audited carve-out financial statements of the Business for fiscal years ending December 31, 2023 and December 31, 2024, that are not available to Seller and prepared in the ordinary course of its financial reporting practice; or

(ix) require Seller, the Company or any Transferred Subsidiary or any of their respective Affiliates to enter into any instrument or agreement that is effective prior to the occurrence of the Closing or that would be effective if the Closing does not occur (other than customary bank authorization letters).

(c) All such assistance referred to in this Section 6.6 shall be at Buyer’s written request with reasonable prior notice and at Buyer’s sole cost and expense, and, at the earlier of the Closing and the Termination Date, Buyer shall promptly reimburse Seller, the Company and each Transferred Subsidiary and their respective Affiliates for all costs and expenses incurred by them in connection with such assistance (other than any amounts that would have been incurred in connection with the transactions contemplated by this Agreement regardless of the Debt Financing). For the avoidance of doubt, such assistance shall not require Seller, the Company or any Transferred Subsidiary or any of their respective Affiliates to agree to any contractual obligation or otherwise incur any Liability relating to the Financing that is not expressly conditioned upon the consummation of the Closing and that does not terminate without Liability to Seller, the Company and the Transferred Subsidiaries and their respective Affiliates, as the case may be, upon the termination of this Agreement.

(d) Neither Seller, any of its Affiliates (other than the Company or any Transferred Subsidiary) or, prior to Closing, the Company or any Transferred Subsidiary shall be required to make any representation or warranty in connection with the Debt Financing (other than those set forth in customary bank authorization letters). Neither Seller nor the Company, nor any Transferred Subsidiary, nor any of their respective Affiliates shall have any obligations under this Section 6.6 following the Closing. Buyer shall indemnify, defend and hold harmless Seller, the Company and each Transferred Subsidiary and their respective Affiliates and their respective directors, managers, officers, employees and other Representatives and Associated Persons from and against any and all Losses suffered or incurred by them in connection with the Debt Financing or any assistance or activities provided in connection therewith, including the performance of their obligations under this Section 6.6, except with respect to any losses suffered or incurred as a direct result of the bad faith, gross negligence or willful misconduct of such Person.

(e) All non-public or otherwise confidential information regarding Seller or its Affiliates, including the Company and the Transferred Subsidiaries, and their respective businesses obtained by Buyer or its Financing Sources pursuant to this Section 6.6 shall be kept confidential in accordance with the Confidentiality Agreement, except that Buyer will be permitted to disclose such information to any Equity Financing or Debt Financing sources so long as such Persons agree to be bound by confidentiality undertakings reasonably satisfactory to Seller and of which Seller is a beneficiary.

(f) Notwithstanding any other provision of this Agreement to the contrary, it is understood and agreed by the Parties that the conditions set forth in Section 8.2(b), as applied to Seller’s and the Company’s obligations under this Section 6.6, shall be deemed to be satisfied unless the Debt Financing has not been obtained as a direct result of Seller’s and the Company’s Willful Breach of their respective obligations under this Section 6.6. For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 6.6 represent the sole obligations of Seller, the Company, the Transferred Subsidiaries and their respective Affiliates and personnel and advisors with respect to assistance and cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Buyer with respect to the transactions contemplated by this Agreement, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.

(g) Buyer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain the Financing on the terms and conditions described in the Equity Financing Commitment Letter as promptly as practicable following the date of this Agreement. Such actions shall include the following:

(i) maintaining in effect the Equity Financing Commitment Letter in the form attached to this Agreement until the consummation of the transactions contemplated hereby.

(ii) satisfying on a timely basis (or obtaining a waiver of) all Financing Conditions;

(iii) paying all commitment or other fees and amounts that become due and payable under or with respect to the Equity Financing Commitment Letter as they become due and payable;

(iv) upon satisfaction of the Financing Conditions, consummating the Financing at or substantially contemporaneous with the date that the Closing is required to be effected pursuant to Section 2.2(a).

Upon the request of Seller, Buyer will confirm with its Financing Sources their intent and ability to perform, and the availability of the Financing, under the Equity Financing Commitment Letter, subject only to satisfaction or waiver of the Financing Conditions.

(h) Buyer shall consult with and keep Seller informed upon request in reasonable detail of the status of its efforts to arrange and consummate the Financing. Without limiting the generality of the foregoing, Buyer shall give Seller prompt written notice of (i) any actual or potential Financing Failure Event of which Buyer becomes aware and (ii) the receipt of any written notice or other written communication from any Equity Financing Source with respect to any (A) actual or potential Financing Failure Event or (B) material dispute or disagreement between or among any parties to the Equity Financing Commitment Letter or any other definitive document related to the Equity Financing. As promptly as reasonably practicable, but in any event within two Business Days after the date Seller delivers to Buyer a written request, Buyer shall provide any information reasonably requested by Seller relating to any circumstance referred to in the immediately preceding sentence.

(i) Neither Seller nor the Company shall be deemed to be in breach of this Section 6.6 except to the extent that such breach constitutes a Willful Breach by Seller or the Company, as applicable, and primarily causes the failure to obtain the Financing at or prior to the Closing, and in no event will Seller’s, the Company’s or the Transferred Subsidiaries’ or their respective Affiliates’ cooperation to effectuate the Financing be used as a failure to comply with a condition to the Closing of Buyer, unless Buyer shall have first provided prompt written notice of the alleged failure to comply specifying in reasonable detail specific steps to cure such alleged Willful Breach in a commercially reasonable and practicable manner consistent with this Section 6.6 and such failure to comply has not been cured within 10 Business Days from receipt of such written notice.

(j) Notwithstanding anything to the contrary in this Section 6.6, nothing in this Section 6.6 shall be construed in any event to condition the obligations of Buyer to effect the Closing on the receipt of the Financing. Buyer acknowledges and agrees that the Closing and the obligations of Buyer to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Buyer’s consummation of any debt financing arrangement, Buyer’s or any of its Affiliates’ obtaining of any financing (including the Financing or any alternative financing) or the availability, grant, provision or extension of any financing to Buyer (including the Financing or any alternative financing).

6.7 Termination of Intercompany Commitments. Except as expressly set forth in (a) Schedule 6.7 of the Disclosure Schedule and (b) this Agreement, including Section 6.8, the Pre-Closing Reorganization, and the Related Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Related Agreement to be entered into between the Company or any Transferred Subsidiaries, on the one hand, and Seller or any of Seller’s Affiliates (other than the Company or any Transferred Subsidiary), on the other hand), all of the agreements and commitments (whether written or oral) between the Company or any Transferred Subsidiaries, on the one hand, and Seller or any of Seller’s Affiliates (other than the Company or any Transferred Subsidiary), on the other hand, and all products and services provided to the Transferred Subsidiaries by Seller or any of Seller’s Affiliates (other than the Company or any Transferred Subsidiary) will terminate as of the Closing without any further action or liability on the part of the parties thereto.

6.8 Release of Guarantees. Seller and Buyer agree to cooperate and use their respective reasonable best efforts to promptly obtain the release of Seller or its Affiliates (other than the Company or any Transferred Subsidiary) that are a party to or otherwise have Liability with respect to (and to cause Buyer or its subsidiaries to be substituted for Seller and its Affiliates with respect to) any guarantees, performance bonds, bid bonds, credit support agreements, reimbursement agreements, letters of credit, remaining obligations or liabilities under agreements for mergers and acquisitions, contingent liability obligations (including indemnification obligations and other obligations arising out of the assignment of any Contract by Seller or its Affiliates (other than the Company or any Transferred Subsidiary) to the Company or any Transferred Subsidiary in connection with the Pre-Closing Reorganization) and other similar agreements or commitments, including those set forth on Schedule 6.8 of the Disclosure Schedule (the “Seller Guarantees”) on or prior to the Closing, in each case to the extent related to the Company, the Transferred Subsidiaries or the Business. In the event any of Seller Guarantees are not released prior to or at the Closing, (a) Buyer shall use its commercially reasonable efforts to obtain a letter of credit or surety insurance on behalf of Buyer or one of its Affiliates in favor of Seller with respect to each such Seller Guarantee issued in a format and from a bank mutually agreed by Buyer and Seller and (b) Buyer and the Company, jointly and severally, will indemnify and hold Seller and its Affiliates that are a party to or otherwise have Liability with respect to each such Seller Guarantee harmless for any and all payments required to be made or other Liabilities incurred by Seller or its Affiliates under such Seller Guarantee until such Seller Guarantee is released. The foregoing indemnity will survive the Closing indefinitely and will not be subject to the limitations set forth in Article 10. Notwithstanding anything to the contrary contained in this Section 6.8 or elsewhere, (i) none of Seller nor its Affiliates shall have any obligation to keep any Seller Guarantee in place for any renewal, extension, modification, supplement, amendment or rearrangement of the terms of any or all of the obligations or liabilities relating to Seller Guarantees or, in any case, no later than the Closing Date and (ii) neither the Company nor any Transferred Subsidiary will renew, extend, modify, supplement, amend or rearrange (or take any action that has the effect of renewing, extending, modifying, supplementing, amending or rearranging) the terms of any or all of the obligations or liabilities relating to Seller Guarantees without the consent of Seller.

6.9 Clearances; Undisclosed Contracts. Promptly after the date hereof, subject to applicable Law, Buyer shall with respect to each of the Government Contracts to the extent primarily relating to the Business and the Material Contracts that require security clearances and/or special program access (the “Undisclosed Contracts”), subject to national security restrictions, use reasonable commercial efforts to obtain all required security clearances or special program accesses as necessary to enable Buyer and its Representatives to conduct a review of the Undisclosed Contracts that have been denied access prior to the date hereof.

6.10 Shared Contracts.

(a) With respect to the Shared Contracts, from the date of this Agreement until the earlier of the valid termination of this Agreement or twelve (12) months following the Closing Date, Buyer and Seller shall, and shall cause their respective applicable Affiliates to, reasonably cooperate with each other (and, if necessary and desirable, to engage with the Third Party to each Shared Contract) in an effort to divide, partially assign, modify or replicate (in whole or in part, including by entering into stand-alone Contracts or other arrangements) the respective rights and obligations under and in respect of any Shared Contract, such that effective as of the Closing (i) Buyer or one or more of its applicable Affiliates is the beneficiary of the rights and privileges and is responsible for, and retains or assumes the Liabilities, obligations and burdens related to, the portion of such Shared Contract for the Business (the “Business Portion”) and (ii) Seller or one or more of its Affiliates, is the beneficiary of the rights and privileges and is responsible for, and retains or assumes the Liabilities, obligations and burdens related to, the portion of such Shared Contract for any business conducted by Seller or its Affiliates other than the Business (the “Non-Business Portion”).

(b) If Buyer and Seller, or their Affiliates, as applicable, do not or are not able to (but only for so long as they are not able to) enter into an arrangement to formally divide, partially assign, modify or replicate one or more Shared Contracts as contemplated by Section 6.10(a) prior to the Closing, then, for a period of twelve (12) months following the Closing Date, Buyer and Seller shall, and shall cause their applicable Affiliates to, reasonably cooperate in any lawful arrangement to provide that, effective following the Closing, Buyer or its applicable Affiliate shall retain or receive the benefits and retain or assume the Liabilities of the Business Portion of such Shared Contract and Seller or its applicable Affiliate shall retain the benefits and retain the Liabilities of the Non-Business Portion of such Shared Contract; provided, however, that, subject to Section 6.14, except as expressly provided in the Transition Services Agreement (including the schedules thereto) (or the Transition Services Term Sheet, if the Transition Services Term Sheet has not been replaced and superseded by the Transition Services Agreement), no Party shall be required to (i) violate the terms of such Shared Contract or any applicable Law; (ii) extend, modify, revise or amend any provision of any of the Shared Contracts; (iii) furnish any consideration (unless reimbursed by another party hereto); (iv) incur any material Liability or compromise any material right, asset or benefit; (v) commence, defend or participate in any Action; (vi) offer or grant any accommodation (financial or otherwise) (unless, in the case of an accommodation that is purely financial, reimbursed by another party hereto); (vii) take any action in furtherance of this Section 6.10 that would require any of the foregoing or (viii) otherwise take any material actions or measures; provided, however, that in no event shall Buyer or its applicable Affiliate be entitled to receive such rights and benefits beyond the term of such Shared Contract and neither Seller nor any of its Affiliates shall have any obligation to renew or replace such Shared Contract upon the expiration or termination thereof. In no event shall Buyer or its applicable Affiliate be entitled to receive such rights and benefits beyond the term of such Shared Contract and neither Seller nor any of its Affiliates shall have any obligation to renew or replace such Shared Contract upon the expiration or termination thereof.

(c) From and after the Closing, Buyer or its applicable Affiliate shall bear the Liabilities and Losses associated with, and shall indemnify and hold Seller and its Affiliates harmless from any Liabilities incurred by Seller or any of its Affiliates with respect to, any such arrangement such that the Parties would be placed in a substantially similar position as if such Shared Contract had been partially assigned, transferred, conveyed, divided, modified, replicated and/or novated at the Closing. Buyer or its applicable Affiliate shall perform, at its sole cost and expense, the obligations of Seller or its applicable Affiliate to be performed after the Closing under the Business Portion of such Shared Contract as if such portion were partially assigned, transferred, conveyed, divided, modified, replicated and/or novated hereunder.

(d) Except as set forth in Schedule 6.10 of the Disclosure Schedule, or as expressly contemplated by the Pre-Closing Reorganization or any Related Agreement, but subject in all respects to the provisions of this Section 6.10, all Shared Contracts shall be retained by Seller and its Affiliates (other than the Company and the Transferred Subsidiaries) and will not be made available to the Business. From and after the Closing, except as expressly set forth in any Related Agreement or this Section 6.10, none of Buyer, the Company, the Transferred Subsidiaries or any of their respective Affiliates shall have any right, title, interest, preference, or remedy in respect of a Shared Contract or other service shared by Seller and its Affiliates, and shall not be entitled to any service or product or to otherwise use or avail itself of any Shared Contract or other such shared service.

(e) No later than 60 days following the date hereof, Seller shall deliver to Buyer a list of all Shared Contracts reasonably identified by Seller as of such date, and shall thereafter through the Closing, use commercially reasonable efforts to notify Buyer of any updates to such list to include newly identified Shared Contracts.

6.11 Pre-Closing Reorganization.

(a) Seller shall provide a proposed step plan (the “Initial Step Plan”) (as such Initial Step Plan may be further amended from time to time, the “Pre-Closing Reorganization”) to Buyer on, or within one day following, the date hereof, which shall include the proposed transaction steps to be completed prior to the Closing.

(b) From the date hereof through the Closing, Seller shall and shall cause its relevant Affiliates to use reasonable best efforts to take, or cause to be taken, all actions necessary to effectuate in all material respects the Pre-Closing Reorganization in accordance with the Initial Step Plan, which such Pre-Closing Reorganization, shall, for the avoidance of doubt, include:

(i) (A) the transfer, conveyance, assignment and delivery by Seller and its Business Affiliates’ (other than the Company and the Transferred Subsidiaries) (such entities, the “Out-of-Scope Entities”) (as applicable) of any right, title and interest in any Transferred Assets held by such Out-of-Scope Entities to the Company or one of the Transferred Subsidiaries (together, the “In-Scope Entities”) and the acceptance of such applicable Out-of-Scope Entity’s respective right, title and interest in such Transferred Assets by such applicable In-Scope Entity and (B) the transfer of the employment of any applicable Employee to an In-Scope Entity pursuant to the terms of the Employee Matters Agreement;

(ii) (A) the transfer, conveyance, assignment and delivery by the In-Scope Entities (as appliable) of any right, title and interest in any Retained Assets held by such In-Scope Entities and the acceptance of such applicable In-Scope Entity’s respective right, title and interest in such Retained Assets by such applicable Out-of-Scope Entity and (B) the transfer of the employment of any applicable employee of an In-Scope Entity who is not an Employee to an Out-of-Scope Entity pursuant to the terms of the Employee Matters Agreement;

(iii) the assignment and assumption by the In-Scope Entities of the Assumed Liabilities of the applicable Out-of-Scope Entities; and

(iv) the assignment and assumption by the Out-of-Scope Entities of the Retained Liabilities of the applicable In-Scope Entities.

(c) If requested by Seller, Buyer shall reasonably cooperate with Seller and take, or cause to be taken, all actions reasonably necessary and advisable to assist Seller and its Affiliates to orderly effectuate the Pre-Closing Reorganization.

(d) Seller shall be permitted to, following reasonable consultation with Buyer, (including Buyer’s right to comment and Seller’s good faith consideration of such comments), amend the Pre-Closing Reorganization to implement the transfer from the Company or the Transferred Subsidiaries of newly identified Retained Assets or Retained Liabilities or the transfer into the Company or the Transferred Subsidiaries of newly identified Transferred Assets or Assumed Liabilities, or such other amendments as are necessary, to effectuate the Pre-Closing Reorganization.

(e) Seller shall (i) keep Buyer reasonably apprised with respect to the status of the Pre-Closing Reorganization and the transactions contemplated thereby and consider, in good faith, any reasonable requests of Buyer with respect thereto and (ii) present for Buyer’s and its Representatives’ review drafts of any applicable Pre-Closing Reorganization Documents within a reasonable time frame (but in any event, no later than five Business Days) prior to their anticipated execution or effectiveness and shall, in each case, consider in good faith Buyer’s and its Representatives’ reasonable comments thereto; provided, however, that Buyer provides such comments sufficiently in advance of such execution, delivery or implementation, as reasonably determined in Seller’s discretion.

(f) Prior to the Closing, Seller or its applicable Affiliate and the Company will enter into certain definitive CITAPS replacement agreements (the “CITAPS Replacement Agreements”), each in substantially the same applicable form as Seller’s Boeing Defense, Space & Security (BDS) division’s existing agreements with third parties (with respect to nature and type). Prior to entering into any such CITAPS Replacement Agreements, Seller shall, in good faith and with reasonable advance notice, consult with Buyer and consider in good faith any reasonable comments prior to execution thereof; provided, that, any pricing terms for any existing CITAPs will remain unchanged from the terms governing pricing as of the date hereof. For purposes of this Section 6.11(f), nothing in this Agreement shall restrict Seller or any of its Affiliates, on the one hand, and the Company, on the other hand, from entering into any CITAPS Replacement Agreements if Seller is not in breach of its covenants set forth in this Section 6.11(f). From and after the date hereof, Seller and Buyer shall negotiate in good faith to enter into a binding agreement pursuant to which Seller or its applicable Affiliates may request that the Company enter into future CITAPS under existing Contracts of Seller or such Affiliate with a Governmental Authority; (i) pursuant to Seller’s Boeing Defense, Space & Security (BDS) division’s standard terms and conditions (subject to good faith negotiations between the parties thereto) and (ii) on the pricing set forth in the Company’s product catalog at such time.

6.12 Term Sheets.

(a) Subject to the terms of this Section 6.12, during the period beginning on the date hereof and ending on the earlier to occur of the date on which the relevant agreement is in Agreed Form (or the earlier termination of this Agreement in accordance with its terms) each Party shall negotiate in good faith, (i) with respect the Intellectual Property Term Sheet, the Intellectual Property Agreement consistent with the terms and conditions of the Intellectual Property Term Sheet and (ii) with respect to the Transition Services Term Sheet, (A) the Transition Services Agreement, including the services schedules thereto and (B) the Reverse Transition Services Agreement, including the services schedules thereto, in each case consistent with the terms of the Transition Services Term Sheet.

(b) With respect to Section 6.12(a)(i), the Parties acknowledge and agree that none of the activities in Section 6.12(a)(i) shall expand the scope of Intellectual Property rights under the Intellectual Property Term Sheet, or limit the limitation of Liability or other exculpatory provisions for the benefit of any licensor set forth in the Intellectual Property Term Sheet, unless expressly agreed in the Intellectual Property Agreement. With respect to Section 6.12(a)(ii), the Parties acknowledge and agree that none of the activities in Section 6.12(a)(ii) shall expand the scope or length of any services or the services performance standard provided under the Transition Services Agreement or Reverse Transition Services Agreement, or limit the limitation of Liability or other exculpatory provisions for the benefit of the services provider set forth in the Transition Services Agreement or Reverse Transition Services Agreement, unless expressly agreed in the Transition Services Agreement or Reverse Transition Services Agreement, as applicable.

(c) If any of the Intellectual Property Agreement, Transition Services Agreement or Reverse Transition Services Agreement is in Agreed Form prior to the Closing pursuant to Section 6.12(d), such agreement shall be executed and delivered by the applicable parties thereto at or prior to the Closing pursuant to Section 2.2 and, such agreement in Agreed Form, shall at, and subject to the occurrence of, the Closing replace and supersede in all respects the Intellectual Property Term Sheet or Transition Services Term Sheet, as applicable; provided, however, that in the event that only the Transition Services Agreement or Reverse Transition Services Agreement is in Agreed Form with respect to the Transition Services Term Sheet, the portion of the Transition Services Term Sheet applicable to the Reverse Transition Services Agreement or Transition Services Agreement, respectively, shall survive the Closing and remain in full force and effect in accordance with the terms and conditions in this Section 6.12. Except if the Intellectual Property Term Sheet or Transition Services Term Sheet has been replaced and superseded by the Intellectual Property Agreement or Transition Services Agreement and Reverse Transition Services Agreement, as applicable, as contemplated by the foregoing sentence, the Intellectual Property Term Sheet and Transition Services Term Sheet (or applicable portion thereof) shall immediately become binding and in full force and effect at and following the Closing. Notwithstanding anything to the contrary contained herein, no Party nor any of their respective Associated Persons shall be required to execute and deliver the Intellectual Property Agreement, the Transition Services Agreement or the Reverse Transition Services Agreement unless such agreement is in Agreed Form.

(d) The Intellectual Property Agreement, the Transition Services Agreement and the Reverse Transition Services Agreement shall be deemed to be in “Agreed Form” if Buyer and Seller have each acknowledged in a written agreement to which the same form of the Intellectual Property Agreement, the Transition Services Agreement or the Reverse Transition Services Agreement, as applicable, is attached that such Party is ready, willing and able to execute and deliver, or cause to be executed and delivered, the Intellectual Property Agreement, the Transition Services Agreement or the Reverse Transition Services Agreement, as applicable, in accordance with Section 2.2 in the form attached to such written agreement.

6.13 Separation Planning. Prior to Closing, Seller and Buyer each shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to cooperate as reasonably necessary to support the Parties’ planning and execution of the transition or migration of the Retained Assets, the Retained Liabilities, the Transferred Assets or the Assumed Liabilities, which cooperation shall include (a) providing the other Party with such assistance and information as is reasonably necessary to prepare for and implement the separation of the Transferred Assets or the Assumed Liabilities to support such transition or migration, unless such access would, in the reasonable judgment of Seller, cause competitive harm to Seller if the transactions contemplated by this Agreement are not consummated; (b) discussing with the other Party data transfer and migration assistance and (c) establishing a transition and integration planning team (which shall include knowledgeable personnel of Seller and Buyer) to discuss and plan for a transition and integration planning process concerning the separation, transition or migration of the Retained Assets, the Retained Liabilities, the Transferred Assets or the Assumed Liabilities. Buyer and its Affiliates shall bear any out-of-pocket third-party costs, fees or expenses incurred by Seller or its Affiliates in providing any cooperation, assistance or information under this Section 6.13 and shall promptly reimburse Seller or its applicable Affiliate for any such third-party costs, fees or expenses. In no event shall Seller or any of its Affiliates be required to (i) enter into, amend, or modify any Contract or arrangement; (ii) violate the terms of any Contract or applicable Law; (iii) furnish any consideration; (iv) incur any material Liability or compromise any material right, asset or benefit; (v) commence, defend or participate in any Action; (vi) offer or grant any accommodation (financial or otherwise) or (vii) otherwise take any material actions or measures, in each case, in furtherance of this Section 6.13.

6.14 Third Party Consents. If any Third Party consent has not been obtained with respect to any Transferred Contract as contemplated by Section 6.4(b) at or prior to the Closing, then until the date that is such time as such consent is obtained; (a) for a period of twelve (12) months following Closing, the Parties shall, and shall cause their respective Affiliates to, continue to reasonably cooperate to obtain such consent; provided, however, that, Buyer shall be responsible for any amounts payable to a Third Party to obtain such consent; (b) Buyer shall be entitled to the rights and benefits of such Transferred Contract as if it were assigned hereunder to the extent (and only to the extent) that Seller or its applicable Affiliate may provide such rights and benefits (i) without violating the terms of such Contract or any applicable Law and (ii) without incurring any material expense or Liability or otherwise taking any material actions or measures (including hiring additional employees); (c) Buyer shall bear the burdens and Liabilities associated with any such arrangement such that the Parties would be placed in a substantially similar position as if such Transferred Contract had been conveyed at the Closing and (d) Buyer shall perform, at its sole cost and expense, the obligations of Seller or its applicable Affiliate to be performed after the Closing under such Transferred Contract as if it were assigned hereunder at the Closing; provided, however, that in no event shall Buyer be entitled to receive such rights and benefits beyond the term of such Transferred Contract and neither Seller nor any of its Affiliates shall have any obligation to renew or replace such Transferred Contract upon the expiration or termination by the counterparty of such Transferred Contract in accordance with the terms thereof. The terms of this Section 6.14 shall not apply with respect to Shared Contracts, the Transition Services Term Sheet, the Transition Services Agreement or the Reverse Transition Services Agreement, it being understood that the treatment of Shared Contracts is addressed solely and exclusively in Section 6.10.

6.15 Foreign Cash Balances. During the period beginning on the date hereof and ending on the earlier to occur of the valid termination of this Agreement or the Closing, Seller shall, and shall cause its Affiliates (including the Company and the Transferred Subsidiaries) to, use commercially reasonable efforts to repatriate cash, or take such other actions as are reasonably agreed by Buyer, to cause the aggregate amount of Cash located outside of the United States as of the Determination Time not to exceed $73,000,000.

6.16 Security Clearance. Seller shall use reasonable best efforts to obtain a facility security clearance (“FCL”) at the SECRET level, to be issued by the Defense Counterintelligence and Security Agency, for the Company or a Transferred Subsidiary, as needed to conduct the business described in Schedule 4.15(i) of the Disclosure Schedule. If Seller is not able to obtain a FCL prior to Closing, the Parties shall use reasonable best efforts to maintain continuity of staffing who meet security clearance requirements described in Schedule 4.15(i) of the Disclosure Schedule, until such time as the Company or a Transferred Subsidiary can obtain the FCL.

ARTICLE 7

Post-Closing Covenants

7.1 Preservation of Records; Post-Closing Access and Cooperation.

(a) For a period of seven years after the Closing Date, Buyer shall, and shall cause its Affiliates (including, after the Closing, the Company and the Transferred Subsidiaries) to, preserve and retain, all corporate, accounting, legal, auditing, human resources and other books and records of the Company and the Transferred Subsidiaries (including any documents relating to any Governmental Authority or non-Governmental Authority claims, actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Company and the Transferred Subsidiaries prior to the Closing Date (or in the case of books and records as to which applicable Law requires a longer period of retention, such longer period). On and after the end of such period, Buyer shall, and shall cause its Affiliates to, provide Seller with at least 10 Business Days’ prior written notice before destroying, altering or otherwise disposing any such books and records, during which period Seller may elect to take possession, at its own expense, of such books and records. Notwithstanding the foregoing, Buyer shall cause the Company to retain the books and records with respect to Tax matters that are in the possession of the Company at the Closing until the expiration of the applicable statute of limitations, including any extensions thereof.

(b) After the Closing Date, Buyer shall, and shall cause its Affiliates (including, after the Closing, the Company and the Transferred Subsidiaries) to, afford to Seller and its Representatives reasonable access during normal business hours (without business disruption and subject to customary confidentiality undertakings) to: (i) the books and records (including for the purpose of examining and copying) of the Company and the Transferred Subsidiaries relating to the conduct of the Business prior to the Closing Date and (ii) personnel of Buyer, the Company, the Transferred Subsidiaries and their Affiliates for purposes of better understanding such books and records, in each case, to the extent and for a purpose reasonably requested by Seller, including (A) for the purpose of preparing any Tax Returns or financial statements or (B) as may be necessary or required pursuant to applicable Law, the rules of any securities exchange on which a Party’s or a Party’s Affiliates securities are traded or any audit request, subpoena or other investigative demand by any Governmental Authority or for any Actions, other than against Buyer or its Affiliates (including, after the Closing, the Company and the Transferred Subsidiaries).

(c) Upon the reasonable request of Buyer or Seller, each Party shall on and after the Closing Date execute and deliver to the other Parties such other documents, assignments and other instruments as may be reasonably required to effectuate completely the transactions contemplated by this Agreement and the Related Agreements, and to effect and evidence the provisions of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby (including, to the extent necessary, the Pre-Closing Reorganization); provided, however, that such documents, assignments and other instruments shall not increase the liability or obligations of the executing party beyond those which are contemplated by this Agreement and the Related Agreements.

7.2 Employees and Benefits. The Parties have made the agreements and covenants set forth in the Employee Matters Agreement, which is hereby incorporated into this Agreement.

7.3 Public Announcements. No Party shall and each Party shall cause its respective Representatives not to issue any press release or otherwise make any public statements or disclosures with respect to this Agreement, including the terms hereof, and the transactions contemplated hereby and by the Related Agreements, except (a) with the prior written consent of Buyer and Seller; (b) to the extent required by applicable Law or the rules of any securities exchange on which a Party’s or a Party’s Affiliates securities are traded or any listing agreement of any of the Parties (in which case the Party issuing such press release or making such public statement shall, if practicable in the circumstances, use commercially reasonable efforts to allow the other Parties reasonable time to comment on such release or statement in advance of its issuance and will consider in good faith the advice or comments of such other Party or Parties with respect thereto) or (c) for announcements by Seller, the Company or any Transferred Subsidiary from time to time to their respective employees, customers, suppliers and other business relations and otherwise as they may reasonably determine is necessary (including to comply with applicable Law, this Agreement and the transactions contemplated hereby and by the Related Agreements or any other agreement to which they are party). Notwithstanding the foregoing, Buyer and its Affiliates (including Thoma Bravo, L.P.) shall be permitted to (without prior consultation to any other Person) make disclosures or communications to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person any Affiliates of such Person (including investment funds), in each case who are subject to customary confidentiality restrictions; provided, however, that, solely with respect to disclosures made prior to the Closing, the receiving Person or Affiliate of such Person is not, to the knowledge of Buyer, a competitor of the Business.

7.4 Indemnification of Directors and Officers.

(a) Buyer agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former members, directors, officers or employees, as the case may be, of the Company, the Transferred Subsidiaries or the Business (or directors or officers of the Company or the Transferred Subsidiaries to the extent serving as fiduciaries with respect to any Benefit Plan maintained by any of the Company, the Transferred Subsidiaries or the Business) as provided in the applicable Governing Documents or in any customary indemnification agreement in effect on the date hereof and provided to Buyer shall survive the Closing Date and shall continue for a period of six years at and after the Closing in full force and effect. For six years from and after the Closing Date, Buyer shall, and shall cause the Company and each of the Transferred Subsidiaries to, jointly and severally indemnify and hold harmless all of their past and present members, managers, directors and officers (and any other personnel currently entitled to indemnification by the Company or the Transferred Subsidiaries on a similar basis) to the same extent such persons are indemnified by the Company or the Transferred Subsidiaries as of the date hereof pursuant to the applicable Governing Documents of the Company or the Transferred Subsidiaries or any customary indemnification agreement in effect on the date hereof and provided to Buyer between the Company or the Transferred Subsidiaries and such member, manager, officer or director, for acts or omissions occurring at or prior to the Closing Date, and Buyer shall not permit the Company or the Transferred Subsidiaries to amend, repeal or modify any provision in the Company’s or the Transferred Subsidiaries’ Governing Documents, or any such agreement with such member, manager, officer or director relating to the exculpation or indemnification of former members, managers, officers and directors as in effect immediately prior to the Closing Date.

(b) Buyer shall, at its expense, cause the Company and the Transferred Subsidiaries to maintain in effect for six years from the Closing Date directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s and the Transferred Subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than such existing insurance coverage; provided, however, that in the event that any claim is brought under such director’s and officer’s liability insurance policies, such policies shall be maintained until final disposition of such claim.

(c) In addition to the other rights provided for in this Section 7.4 and not in limitation thereof (and without in any way limiting or modifying the obligations of any insurance carrier contemplated by this Section 7.4), for a period of six years from and after the Closing Date, Buyer shall, and Buyer shall cause the Company and the Transferred Subsidiaries (each, a “Specified Indemnifying Party”) to, to the fullest extent permitted by the Governing Documents of the Company or the applicable Transferred Subsidiary, (a) indemnify and hold harmless (and release from any Liability to the Company or the Transferred Subsidiaries), the Persons who, on or prior to the Closing Date, were officers, directors, employees or agents of the Company or the Transferred Subsidiaries or served on behalf of the Company or the Transferred Subsidiaries as an officer, director or employee or agent of any of the Company’s current or former subsidiaries or Affiliates (each, a “Covered Affiliate”) or any of their predecessors in all of their capacities (including as member or stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officers, directors or employees or agents (each, a “Specified Indemnitee”) against all Specified Expenses (as defined below), losses, claims, damages, judgments or amounts paid in settlement (“Specified Costs”) in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out of or relating to the fact that such Person is or was a director, officer, employee or agent of the Company or the Transferred Subsidiaries or Covered Affiliates or any of their predecessors arising out of acts or omissions occurring on or prior to the Closing Date (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (a “Specified Indemnifiable Claim”), except for intentional acts or omissions which involve conduct known to such Person at the time to constitute a material violation of Law and (b) advance to such Specified Indemnitees all Specified Expenses incurred in connection with any Specified Indemnifiable Claim (including in circumstances where the Specified Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor. Any Specified Indemnifiable Claim shall continue until such Specified Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such Specified Indemnifiable Claim are fully satisfied. For the purposes of this Section 7.4(c), “Specified Expenses” shall include reasonable attorneys’ fees and all other reasonable costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any Specified Indemnifiable Claim, but shall exclude losses, judgments and amounts paid in settlement (which items are included in the definition of Specified Costs).

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.4 shall survive the consummation of the Closing indefinitely. In the event that Buyer, the Company or the Transferred Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, Buyer shall cause the successors and assigns of Buyer, the Company or the Transferred Subsidiaries, as the case may be, to expressly assume and be bound by the obligations set forth in this Section 7.4.

(e) The obligations of Buyer, the Company and the Transferred Subsidiaries under this Section 7.4 shall not be terminated or modified in such a manner as to adversely affect any Specified Indemnitee to whom this Section 7.4 applies without the written consent of such affected Specified Indemnitee.

(f) In furtherance and not in limitation of the covenants of Buyer in this Section 7.4, from and after the Closing, if any Specified Indemnitee brings a claim against Seller or any of its Affiliates in respect of a Specified Indemnifiable Claim, Buyer shall indemnify Seller or its Affiliate, as applicable, against, be liable to Seller or its Affiliate, as applicable, for and hold Seller or its Affiliate, as applicable, harmless from, any and all Losses incurred or suffered by Seller or its Affiliate, as applicable, relating to any such Specified Indemnifiable Claim. Buyer’s obligation pursuant to this Section 7.4(f) shall survive the consummation of the Closing indefinitely.

7.5 Tax Matters.

(a) Buyer or Seller, as required by applicable Law, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to all United States federal, state, local, non-United States transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees (including any expenses attributable thereto, penalties and interest) (“Transfer Taxes”) applicable to, imposed upon or arising out of any transaction contemplated by this Agreement and shall file such applications and documents as shall permit any Transfer Taxes to be assessed and paid. Any Transfer Taxes incurred in connection with the transactions contemplated by this Agreement (excluding any Transfer Taxes incurred in connection with the Pre-Closing Reorganization) shall be paid by Buyer.

(b) Seller, the Company, the Transferred Subsidiaries and Buyer shall reasonably cooperate, and shall cause their respective Representatives to reasonably cooperate, at the expense of the requesting party, in preparing and filing all Tax Returns of the Company and the Transferred Subsidiaries, relating to any Pre-Closing Period or Straddle Period (except in relation to Seller Group Tax Returns), including maintaining and making available to each other all records necessary in connection with Taxes of the Company or any of the Transferred Subsidiaries relating to any Pre-Closing Period or Straddle Period, and in resolving all disputes and audits with respect to all such periods ending on or before the Closing Date and Straddle Periods. No Party shall destroy or otherwise dispose of, or cause or allow its Affiliates to destroy or dispose of, any such records during the applicable statute of limitation period without first providing the other Parties a reasonable opportunity to review and copy such records.

(c) Seller shall, at its expense, timely prepare and file, or cause to be timely prepared and filed, any Tax Returns of any affiliated, combined, consolidated, unitary or similar group that includes the Company or any Transferred Subsidiary and of which Seller or an Affiliate of Seller is or was a member prior to the Closing Date (“Seller Group Tax Returns”).

(d) Following the Closing, Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns that are required to be filed by, or with respect to, the Company or any Transferred Subsidiary that are not a Seller Group Tax Return.

(e) Seller shall have the sole right to represent the interests of the Company and any Transferred Subsidiary and settle all issues, and to employ counsel of its choice at its expense, in any audit or other examination or administrative or court proceeding relating to a Seller Group Tax Return.

(f) With respect to the Company or the Transferred Subsidiaries, Buyer shall not, and shall not permit any of its Affiliates (including the Company and each Transferred Subsidiary after the Closing Date) to, without the prior written consent of Seller, which consent may not be unreasonably withheld, conditioned or delayed, it being understood and agreed that failure to consent to an action required by applicable Law would be unreasonable (i) file, amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Company or any Transferred Subsidiary with respect to any Pre-Closing Period, including the filing of Tax Returns for a Pre-Closing Period in a jurisdiction where the Company has not historically filed Tax Returns; (ii) initiate discussions or examinations or file any ruling or other request with any Governmental Authority regarding Taxes with respect to any Pre-Closing Period; (iii) make or enter into any voluntary disclosures with respect to Taxes for Pre-Closing Periods; (iv) change any accounting method or adopt any convention that shifts Taxable income from a period beginning (or deemed to begin) after the Closing Date to a Taxable period (or portion thereof) ending on or prior to the Closing Date or shifts deductions or losses from a Pre-Closing Period to a period beginning (or deemed to begin) after the Closing Date; (v) make any Tax election that has retroactive effect to any Pre-Closing Period; (vi) extend or waive any statute of limitations in respect of the Company or any Transferred Subsidiary for a Pre-Closing Period, in each case of foregoing clauses (i) – (vi) to the extent any such action could reasonably be expected to (x) adversely impact any Seller Group Tax Return; (y) increase the amount of Taxes of the Company and the Transferred Subsidiaries taken into account in the calculation of and actually reduce the Purchase Price or (z) reduce the amount of Tax refunds for which Seller is entitled to pursuant to Section 7.5(h).

(g) Any Transaction Tax Deductions will, to the extent deductible at a “more likely than not” standard, be allocated for Tax reporting purposes to Pre-Closing Periods and shall be reported on a Seller Group Tax Return, to the extent applicable.

(h) At Seller’s written request, the Company and any Transferred Subsidiary shall use best efforts to apply for any Tax refund available for any Pre-Closing Period at Seller’s cost and expense. Any refunds (and any interest received thereon received from a Governmental Authority) of any Tax imposed on the Company or any Transferred Subsidiary, and any amounts of overpayments of any Tax credited against Tax that Buyer, Buyer’s Affiliates, the Company or any Transferred Subsidiary otherwise would be or would have been required to pay (and any amount of Taxes that is included in the calculation of Final Working Capital for such Taxable year, to the extent such amount was not paid over to the appropriate Governmental Authority) for any Pre-Closing Period shall be for the account of Seller, net of any Taxes thereon and expenses attributable thereto, and Buyer shall pay over to Seller any such amounts as soon as reasonably practicable, but in no event later than thirty (30) days after the receipt of such refund in cash or the filing of a Tax Return where such credit is used to reduce Taxes otherwise payable (measured on a “with and without” basis). If any amounts paid pursuant to this Section 7.5(h) are subsequently reduced or determined to be owed back to a Governmental Authority, then Seller shall promptly repay such amounts, together with any interest imposed thereon, to Buyer (or its designee). This Section 7.5(h) shall terminate and shall cease to be of force and effect on the three-year anniversary of the Closing Date.

(i)

(i) Buyer agrees that neither Buyer nor any of Buyer’s Affiliates shall make (or permit any person to make) an election under Section 338 of the Code (or any analogous provision of state, local or foreign Law) with respect to the Company or any Transferred Subsidiary in connection with the transactions contemplated pursuant to this Agreement. Notwithstanding the preceding sentence, an election under Section 338(h)(10) of the Code (and any corresponding election under state and local law) (a “Section 338(h)(10) Election”) may be permitted with respect to a Transferred Subsidiary that is, or has elected to be treated as, a domestic corporation for U.S. federal income Tax purposes (such entity, a “Domestic Corporation”), if Buyer agrees to indemnify, defend, hold harmless and reimburse Seller and Seller’s Affiliates and their respective successors and permitted assigns, in their capacity as such, for, from and against all incremental Taxes incurred or suffered as the result of making such Section 338(h)(10) Election (determined on a “with or without” basis). Subject to the preceding sentence, if Buyer decides to make a Section 338(h)(10) Election, Buyer shall inform Seller in writing of such intent and Seller shall consent to such election; provided, however, that Buyer and Seller agree to comply with the provisions of Section 7.5(i)(ii).

(ii) In the event Buyer informs Seller of its intent to make a Section 338(h)(10) Election pursuant to Section 7.5(i)(i), Seller shall prepare all Tax forms, including IRS Forms 8023 and 8883, and comparable state and local Tax forms that may be required to effect a valid Section 338(h)(10) election for federal and comparable state and local Tax purposes (“Section 338(h)(10) Election Forms”). As soon as practicable after the Closing Date, but no later than 30 days following the finalization of the Purchase Price Allocation pursuant to Section 7.5(j), Seller shall furnish Buyer with a draft of the Section 338(h)(10) Election Forms, and within 30 days after the receipt of the Section 338(h)(10) Election Forms from Seller, Buyer shall furnish Seller with its comments, if any, regarding the Section 338(h)(10) Election Forms. Seller shall make reasonable adjustments to the Section 338(h)(10) Election Forms proposed by Buyer. In the event the parties cannot reach agreement on the Section 338(h)(10) Election Forms, such disagreement shall be resolved by the Accounting Firm in the manner provided by Section 2.4(d). Buyer and Seller shall duly execute the completed Section 338(h)(10) Election Forms promptly after such forms have been finalized. Buyer shall file such forms within the applicable time period and provide copies of the Section 338(h)(10) Election Forms as filed. Buyer, Seller and the applicable Domestic Corporation shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Section 338(h)(10) Election Forms unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code.

(iii) Notwithstanding Section 7.5(i)(i), Seller and Buyer acknowledge and agree that Buyer shall make an election under Section 338(g) of the Code with respect to each Transferred Subsidiary that is a CFC of Seller as of the Closing Date, which shall be set forth in the Pre-Closing Reorganization, as determined in accordance with Section 6.11.

(j) The Purchase Price and any other applicable amounts required to be included as amount realized under the Code shall first be allocated among the Company and the stock of any first-tier Transferred Subsidiary, and to the extent that any election under Section 338 of the Code is made with respect to a Transferred Subsidiary, such amount shall further be allocated among the assets of such Transferred Subsidiary in accordance with Section 1060 of the Code, the Treasury Regulations issues thereunder and the methodology and agreements set forth on Exhibit G. Seller shall provide an allocation schedule prepared in accordance with Exhibit G (the “Purchase Price Allocation”) to Buyer within 90 days following the finalization of the Purchase Price (pursuant to Section 2.4) for Buyer’s review and comment. Buyer may dispute any amounts reflected on the Purchase Price Allocation by providing written notice to Seller of the disputed items, and setting forth in reasonable detail the basis of such dispute, within 30 days following receipt of the Purchase Price Allocation. In the event Seller and Buyer are unable to resolve any dispute within such 30 day period, Seller and Buyer shall submit the dispute to the Accounting Firm in the manner provided by Section 2.4(d) to resolve in accordance with the methodology and agreements set forth on Exhibit G. Except as may be required by a final “determination” (as defined in Section 1313(a) of the Code or any similar state or local Tax law), the Parties will: (i) file or cause to be filed all Tax Returns in a manner consistent with the Purchase Price Allocation (as determined pursuant to this Section 7.5(i)) and (ii) not take any action inconsistent therewith. Any adjustments to the Purchase Price or other amounts payable by Buyer to Seller pursuant to this Agreement subsequent to the initial delivery of the Purchase Price Allocation by Seller to Buyer shall be reflected in amendments to the Purchase Price Allocation in a manner consistent with the methodology and agreements set forth on Exhibit G.

(k) For Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the pre-Closing portion of the Straddle Period will be:

(i) in the case of payroll Taxes and Taxes based upon or related to income or receipts, equal the amount that would be payable if the relevant Tax period ended on the Closing Date; provided, however, that all permitted allowances, exemptions and deductions that are normally computed on the basis of an entire year or period (such as depreciation), will be allocated between the pre-Closing portion of the Straddle Period and the post-Closing portion of the Straddle Period pro rata according to the number of calendar days in each period; and

(ii) in the case of all other Taxes, equal to the amount of such Tax for the entire Tax period multiplied by the number of days in the Tax period ending on the Closing Date and divided by the number of days in the entire Tax period.

The portion of any such other Tax allocated to the post-Closing portion of a Straddle Period will equal the balance of the Tax attributable to the Straddle Period.

7.6 Representation and Warranty Insurance. If Buyer obtains or causes to be obtained an insurance policy covering the representations, warranties, Liabilities in respect of Taxes or any other matter relating to or arising out of this Agreement or the transactions contemplated hereby, Buyer shall cause policy to expressly provide that each insurer (a) waives, and agrees not to pursue, directly or indirectly, any subrogation rights against Seller, the Company or any of their respective Associated Persons (other than in the case of Fraud) with respect to any claim made by any insured thereunder and (b) agrees that Buyer shall have no obligation to pursue any claim against Seller, the Company or any of their respective Associated Persons in connection with any Loss thereunder. Buyer shall not, either prior to or following the Closing, amend, terminate or modify any such insurance policy in a manner that would adversely affect Seller, the Company or their respective Associated Persons without the prior written consent of Seller.

7.7 Confidentiality.

(a) Buyer acknowledges that the information being provided to it in connection with the transactions contemplated hereby and by the Related Agreements is subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference, and which shall remain in effect notwithstanding the execution of this Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall automatically be deemed to be amended without any further action being required from the Parties such that: (i) the obligations of confidentiality and limited use contained in the Confidentiality Agreement terminate with respect to information to the extent (A) primarily relating to the Business or (B) relating to the Company and the Transferred Subsidiaries; provided, however, that such obligations shall remain in effect in accordance with the Confidentiality Agreement with respect to any information to the extent relating to Seller and its Affiliates or any business conducted by Seller and its respective Affiliates, including any information of Seller or its Affiliates shared by Seller, its Affiliates or their respective Representatives with the Company and the Transferred Subsidiaries or their respective Representatives through any commercial arrangement, board meeting or other channel related to the operations and governance of the Company and the Transferred Subsidiaries; (ii) the restrictions contained in the Confidentiality Agreement regarding contacting customers, suppliers and competitors of the Business shall terminate and (iii) the restrictions contained in Section 6 of the Confidentiality Agreement regarding solicitation and/or hiring of certain employees shall terminate with respect to any Continuing Employees (but shall remain in effect with respect to any employees of Seller and its Affiliates other than the Continuing Employees). Except as expressly set forth in this Section 7.7, the Confidentiality Agreement shall remain in full force and effect in all other respects in accordance with its terms from and after the Closing. Buyer acknowledges that certain Continuing Employees may have obtained confidential information regarding businesses of Seller other than the Business and that these Continuing Employees have previously signed confidentiality agreements that contain covenants prohibiting the use or disclosure of such confidential information. Buyer agrees to respect and not interfere with the terms and conditions of such confidentiality agreements, including by not seeking or requiring the disclosure of any such confidential information by such Continuing Employees in breach of such confidentiality agreements.

(b) From and after the Closing, Seller shall, and shall cause its Affiliates and Representatives to keep all Confidential Information confidential to the same extent as it maintains its own confidential information of a similar nature and shall not, directly or indirectly, (a) use or exploit any Confidential Information for any purpose; (b) disclose any Confidential Information to any Person other than (i) Buyer or its Affiliates; (ii) the Affiliates of Seller, and Seller and its Affiliate’s respective Representatives who are subject to customary obligations of confidentiality and have a need to know such Confidential Information in connection with Seller’s prior ownership of the Business or (c) assist any other Person in engaging in any of the foregoing, except, in each case of clauses (a) through (c), to the extent (i) necessary to comply with the express terms of any written agreement between Seller or one of its Affiliates and Buyer or any of its Affiliates entered into in connection with this Agreement or after the Closing Date; (ii) necessary for Seller enforcement of its rights in connection with this Agreement, the Related Agreements, any ongoing commercial arrangements and the transactions contemplated hereby and thereby; (iii) explicitly requested or consented to in writing by Buyer or one of its Affiliates; (iv) disclosed or used by Seller or any of its Affiliates in connection with Seller’s or such Affiliate’s fulfillment of any obligations under any Contracts or other commercial arrangements with any Governmental Authority or customer (provided that such Governmental Authority or customer is subject to or has otherwise agreed to Seller’s standard confidentiality undertakings applicable to such Governmental Authority or customer) or (v) disclosed to any Person who reasonably needs to know such information in connection with Seller’s and its Affiliates’ ordinary course of business (provided that such Person is bound by or has otherwise agreed to adhere to Seller’s customary confidentiality undertakings). Nothing in this Agreement shall reduce any obligation of Seller or its Affiliates to comply with applicable Laws relating to trade secrets, confidential information and unfair competition. Seller agrees to instruct its Affiliates and Representatives who have access to Confidential Information to comply with the terms and conditions of this Agreement with respect to such Confidential Information. Seller shall be liable for breaches of this Section 7.7(b) applicable to any of its Representatives or Affiliates (including those provisions that Seller is required to instruct such Persons to comply with) by any such Persons. If Seller or any of its Affiliates is required (by oral question or request for information or documents in legal or regulatory proceedings, interrogatories, subpoena, civil or other legal investigation, demand or similar process (each a “Proceeding”)) to disclose any Confidential Information at any time after the Closing, then such disclosing Person shall provide Buyer with prompt written notice of such requirement (and shall reasonably cooperate with Buyer at Buyer’s expense) to enable Buyer to (a) seek an appropriate protective order or other remedy; (b) consult with the disclosing Person with respect to steps to be taken by the disclosing Person to resist or reasonably narrow the scope of such request or legal process and/or (c) waive compliance, in whole or in part, with the terms of this Agreement. If, in the absence of a timely protective order or the receipt of a waiver under this Agreement, the disclosing Person is nonetheless, in the reasonable opinion of its counsel, compelled to disclose such Confidential Information in connection with such Proceeding, then the disclosing Person may disclose such Confidential Information in connection with such Proceeding. The disclosing Person shall not be liable under this Agreement for the disclosure in connection with such Proceeding in accordance with this Section 7.7(a) to the extent such disclosure is compelled (it being understood, however, that if such disclosure was caused or resulted from a previous disclosure by the disclosing Person not permitted under this Section 7.7(a), then the other terms and provisions of this Section 7.7(a) shall continue in full force and effect and shall be enforceable by Buyer as to such disclosure or disclosures not permitted under this Section 7.7(a) that resulted in the subsequent disclosure).

7.8 Insurance.

(a) From and after the Closing Date, the Company, the Transferred Subsidiaries and the Business shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits from or seek coverage under any policy of or agreement for insurance and interests in insurance pools and programs covering risks of Seller or its Affiliates (in each case including self-insurance and insurance from such an Affiliate) (“Seller Insurance”) and all rights of any nature with respect to any of the foregoing, including in each case all recoveries thereunder and rights to assert claims seeking any such recoveries.

(b) Notwithstanding the foregoing clause (a), Seller will reasonably cooperate with Buyer from time to time following the Closing, at Buyer’s sole cost and expense, to facilitate a submission by Buyer, at Buyer’s sole cost and expense, against any Seller Occurrence-Based Policy to recover Losses incurred by a Transferred Subsidiary that first occurred prior to the Closing and during the term of such policy. In the event Seller receives any recovery in connection with Buyer’s submission against such Seller Occurrence-Based Policy, Seller shall forward such recovery to Buyer, net of any deductible, retention, administrative expense, retrospective premium or other similar cost or expense. Notwithstanding anything to the contrary contained herein, none of Seller, its Affiliates or their respective Representatives (i) provides or will be deemed to provide any assurance, representation or warranty that any recovery is actually available under any Seller Occurrence-Based Policy; (ii) shall be required to commence, maintain, participate in or otherwise assist any Person in respect of any action, cause of action, claim, demand, proceeding against any Person (including any insurance company) in respect of any Seller Occurrence-Based Policy or any claim or submission made thereunder or in respect thereof; (iii) agree to any condition precedent or condition subsequent in respect of any recovery or claim, including any changes or modifications to any Seller Occurrence-Based Policy or (iv) incur any Liability, or pay any fees, consideration or other amounts, or concede anything of monetary or economic value or otherwise make any accommodation or provide any benefit to any Person, in each case, in respect of any Seller Occurrence-Based Policy or any claim or submission made thereunder or in respect thereof.

(c) In the event that Buyer or its Affiliates (including, after the Closing, the Company and the Transferred Subsidiaries) receives any payment under any Seller Insurance on behalf of any business of Seller or any of its Affiliates after the Closing Date, such payments shall be the property of, and shall be forwarded and remitted to, Seller as promptly as practicable, but not later than 20 days, after receipt thereof (or, if later, after notice or determination of receipt of such improper payment), except in the event that such payment received relates to (i) a claim submitted on behalf of Buyer pursuant clause (b) or (ii) an Assumed Liability that was not factored into the Purchase Price. Notwithstanding anything to the contrary contained herein, Buyer acknowledges that Seller is not responsible for procuring insurance coverage with respect to the post-Closing conduct or activities of the Company, the Transferred Subsidiaries or the Business, including with respect to any Undisclosed Contract.

7.9 Restrictive Covenants.

(a) Until the date that is six months following expiration or termination of the Transition Services Agreement (or the Transition Services Term Sheet, if the Transition Services Term Sheet has not been replaced and superseded by the Transition Services Agreement), Buyer shall not, shall cause the Company and the Transferred Subsidiaries not to, and shall not cause or encourage its other Affiliates to, directly or indirectly, alone or in concert with others, solicit, encourage or seek to influence any employee of Seller or any Affiliate of Seller who is involved in the provision of services under the Transition Services Agreement or the Transition Services Term Sheet (each, a “Seller TSA Employee”) to quit or leave the employment of Seller or any Affiliate of Seller. The foregoing restriction does not preclude (i) the use of general advertisements or paper or electronic job postings or other general or public solicitation not targeted at Seller TSA Employees; (ii) the hiring of any such Seller TSA Employees who respond to any such general or public solicitation or (iii) the solicitation or hiring of any Seller TSA Employees who was terminated by Seller or any of their Affiliates, at any time after six months have elapsed following the date such employee ceased to be employed by Seller or any of its Affiliates.

(b) For (i) a period beginning on the Closing Date until the date that is two years from the Closing Date, Seller shall not, and shall not cause or encourage its Affiliates to, directly or indirectly, solicit for employment or hire any member of the executive leadership team of the Company or the Transferred Subsidiaries and (ii) a period beginning on the Closing Date until the date that is one year from the Closing Date, Seller shall not, and shall not cause or encourage its Affiliates to, directly or indirectly, solicit for employment or hire any senior executive of the Company or the Transferred Subsidiaries. The foregoing restriction does not preclude (i) the use of general advertisements or paper or electronic job postings or other general or public solicitation not targeted at such executives; (ii) the hiring of any such executive who responds to any such general or public solicitation or (iii) the solicitation or hiring of any such executive who was terminated by the Company or any Transferred Subsidiary, at any time after six months have elapsed following the date such employee ceased to be employed by the Company or any Transferred Subsidiary.

(c) Buyer and Seller each acknowledges that the restrictions of this Section 7.9 are reasonable and necessary for Buyer and Seller to obtain and enjoy the benefits of the transactions contemplated by this Agreement and the Related Agreements and to retain skilled employees necessary to conduct their respective businesses after the Closing. Buyer and Seller each acknowledges that any remedy at law for breach of the provisions of this Section 7.9 shall be inadequate and that, in addition to any other remedy the applicable Party may have, it shall be entitled to an injunction restraining any breach or threatened breach, without any bond or other security being required and without the necessity of showing actual damages. If any court construes any covenant in this Section 7.9, or any part of this Section 7.9, to be unenforceable in any respect, the court may reduce the duration or area to the extent necessary so that the provision is enforceable, and the provision, as reduced, shall then be enforced.

7.10 Trademarks. It is expressly agreed that other than as expressly provided by this Agreement or the Related Agreements, neither Buyer nor any of its Affiliates (including, as of and following the Closing, the Company and the Transferred Subsidiaries), shall have any right, title or interest (whether express or implied) in, to or under any Trademark consisting of, incorporating or confusingly similar to, any Trademark of Seller or its Affiliates, including any Internet domain names of Seller or its Affiliates. Other than as expressly provided by this Agreement or the Related Agreements, as of the Closing, Buyer (a) shall cause the Company and the Transferred Subsidiaries to cease any and all use of such Trademarks (including in the respective corporate or other legal names of the Company or the Transferred Subsidiaries); (b) shall not, and shall cause its Affiliates not to, (i) adopt, use, apply to register or register, or authorize others to adopt, use, apply to register or register, any such Trademark or any component part thereof or any colorable imitation thereof (including any non-English language variation thereof), or any confusingly similar or dilutive name, mark, dress, number or other designation or (ii) contest the use, ownership, validity or enforceability of any rights of Seller or any of its Affiliates in or to any such Trademark and (c) shall not, and shall cause the Company and Transferred Subsidiaries not to, otherwise do anything inconsistent with Seller’s or its Affiliates’ ownership of such Trademarks or do or cause to be done any act or thing that will in any way impair the rights of Seller or its Affiliates in and to such Trademarks or Seller’s or its Affiliates’ goodwill therein or have any dilutive effect thereupon.

7.11 Wrong Pockets. From and after the Closing, if Seller or any of its Affiliates receive or collect any cash funds from a Third Party arising from any accounts receivable of the Business, Seller shall or shall cause its applicable Affiliate to remit such cash funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer or any of its Affiliates receive or collect any cash funds from a Third Party relating to Seller or its Affiliates (other than the Business), Buyer shall or shall cause its applicable Affiliate to remit any such funds to Seller within five Business Days after its receipt thereof. From and after the Closing, if Seller or any of its Affiliates finds that it is in possession of any Transferred Asset, Seller shall, or shall cause its applicable Affiliate to, notify Buyer of such fact and Seller and Buyer shall each cooperate to transfer such Transferred Asset from Seller (or its applicable Affiliate) to Buyer (or its applicable Affiliate). From and after the Closing, if Buyer or any of its Affiliates finds that it is in possession of any Retained Asset, Buyer shall, or shall cause its applicable Affiliate to, notify Seller of such fact and Seller and Buyer shall each cooperate to transfer such Retained Asset from Buyer (or its applicable Affiliate) to Seller (or its applicable Affiliate).

ARTICLE 8

Conditions Precedent to the Closing

8.1 Mutual Conditions. The obligations of the Parties under this Agreement to consummate the transactions contemplated hereby and by the Related Agreements are subject to the satisfaction (or waiver by the Parties) of the following conditions precedent:

(a) Required Regulatory Approvals. The applicable statutory waiting period under the HSR Act (and any extension thereof, including any agreement with a Governmental Authority not to close the transactions by a certain date) with respect to the transactions contemplated by this Agreement shall have expired or been earlier terminated, and each of the consents, approvals, authorizations, clearances from, or filings, notifications or registrations with, any Governmental Authority set forth on Schedule 8.1(a) of the Disclosure Schedule (together with the HSR Act, collectively, the “Required Regulatory Approvals”), shall have been obtained and remain in full force and effect (including (x) through the lapse, without objection of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of a notice without an objection being made, or (y) upon any written decision by any such applicable Governmental Authority declining its jurisdiction to issue a Required Regulatory Approval). For the avoidance of doubt, the issuance by the FTC or DOJ of a “warning letter” in which the agency states that, despite expiration or termination of the HSR Act waiting period its investigation remains open or ongoing, shall not be grounds for finding that any condition to the Closing set forth in this Article 8 has not be satisfied.

(b) No Prohibition. No Governmental Authority shall have issued a Governmental Order that permanently restrains, enjoins or otherwise prohibits the Closing, and such Governmental Order shall have become final and non-appealable.

(c) Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been completed in all material respects; provided, however, that the consummation of any transaction contemplated by the Pre-Closing Reorganization with respect to any Deferred Business shall not be required or otherwise taken into account for purposes of determining whether this closing condition has been satisfied.

8.2 Buyer Conditions. The obligations of Buyer under this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyer) of the following conditions precedent:

(a) Representations and Warranties True as of the Closing.

(i) The representations and warranties of Seller set forth in Article 3 (other than the first sentence of Section 3.1 and Section 3.2) (in each case, without regard to any qualifications as to materiality or Material Adverse Effect contained in such representations and warranties) shall be true and correct as of the Closing, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(ii) The representations and warranties of Seller set forth in the first sentence of Section 3.1 and Section 3.2 (in each case, without regard to any qualifications as to materiality or Material Adverse Effect contained in such representations and warranties) shall be true and correct in all material respects as of the Closing, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(iii) The representations and warranties of the Company as set forth in Article 4 (other than the first sentence of Section 4.1 and in Section 4.2) (in each case, without regard to any qualifications as to materiality or Material Adverse Effect contained in such representations and warranties) shall be true and correct as of the Closing, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(iv) The representations and warranties of the Company set forth in the first sentence of Section 4.1 and in Section 4.2 (in each case, without regard to any qualifications as to materiality or Material Adverse Effect contained in such representations and warranties) shall be true and correct in all material respects as of the Closing, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Compliance with Agreements and Covenants. Seller and the Company shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement to be performed and complied with by them at or prior to the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have been or occurred a Material Adverse Effect that is continuing as of the Closing.

(d) Closing Deliveries. Seller shall have delivered to Buyer all documents required to be delivered by Seller pursuant to Section 2.2(b); provided, however, for the avoidance of doubt, Seller shall not be required to deliver the documents set forth in Sections 2.2(b)(iii) through 2.2(b)(v) pursuant to Section 2.2(b), and the delivery of such documents shall not be a condition precedent to the obligation of Buyer to consummate the transactions contemplated by this Agreement, unless such documents are in Agreed Form prior to such time as all other conditions set forth in Article 8, other than any condition that by their nature are to be satisfied at the Closing (each of which is then capable of being satisfied at the Closing if the Closing were then to occur), have been satisfied or duly waived by the Parties.

8.3 Seller Conditions. The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) of the following conditions precedent:

(a) Representations and Warranties True as of the Closing. The representations and warranties of Buyer set forth in Article 5 (without regard to any qualifications as to materiality contained in such representations and warranties) shall be true and correct as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to timely consummate the transactions contemplated by, and to discharge its obligations, under, this Agreement and the Related Agreements.

(b) Compliance with Agreements and Covenants. Buyer shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement to be performed and complied with by it at or prior to the Closing.

(c) Closing Deliveries. Buyer shall have delivered to Seller all documents required to be delivered by Buyer pursuant to Section 2.2(c); provided, however, for the avoidance of doubt, Buyer shall not be required to deliver the documents set forth in Sections 2.2(c)(ii) through 2.2(c)(iv) pursuant to Section 2.2(c), and the delivery of such documents shall not be a condition precedent to the obligation of Seller or the Company to consummate the transactions contemplated by this Agreement, unless such documents are in Agreed Form prior to such time as all other conditions set forth in Article 8, other than any condition that by their nature are to be satisfied at the Closing (each of which is then capable of being satisfied at the Closing if the Closing were then to occur), have been satisfied or duly waived by the Parties.

8.4 Frustration of Closing Conditions. No Party may rely, whether as a basis for not consummating the transactions contemplated hereby and by the Related Agreements or terminating this Agreement or otherwise, on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE 9

Termination

9.1 Termination. This Agreement may be terminated at any time prior to the Closing, as follows:

(a) upon the mutual written consent of Seller and Buyer; or

(b) by either (i) Seller or (ii) Buyer, if the Closing shall not have occurred on or before January 17, 2026 (the “Termination Date”); provided, however, that if, as of the Termination Date, all conditions set forth in Article 8, other than the conditions set forth in Section 8.1(a), Section 8.1(b) (to the extent related to Section 8.1(a)) or Section 8.1(c), shall have been satisfied or shall be capable of being satisfied on the Closing Date were the Closing to occur on such date, or to the extent not prohibited by applicable Law; shall have been waived on or before such date, then either Party, by notice to the other Party, delivered at any time between the date hereof and prior to the termination of this Agreement, may extend the Termination Date (A) in the case of Section 8.1(a) or Section 8.1(b) (to the extent related to Section 8.1(a)) not being satisfied, by up to an additional 90 days or (B) in the case of Section 8.1(c) not being satisfied by 30 day increments up to a maximum extension of 90 days, in each case, which date thereafter shall be deemed to be the Termination Date; provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to (i) any Party whose failure to perform any covenant, agreement or other obligation under this Agreement has been the cause of, resulted in or materially contributed to the failure of the Closing to occur on or before the Termination Date (as it may be extended pursuant to this Section 9.1(b)) or (ii) Buyer, if the Company or Seller are pursuing a proceeding that seeks an injunction or specific performance with respect to Buyer’s obligations to consummate the Closing; or

(c) by Seller, if Buyer shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.3 being satisfied and (B) (1) if capable of being cured, has not been cured by Buyer within 30 days after its receipt of written notice thereof from Seller (provided, however, that if Seller delivers such written notice within 30 days of the Termination Date, the Termination Date shall automatically be extended to a date that is 30 days after the date of such delivery) or (2) is incapable of being cured; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to Seller if the failure of such condition to be satisfied is the direct result of a material breach by Seller or the Company of a covenant in this Agreement that is required to be performed and complied with by it at or prior to the Closing; or

(d) by Buyer, if Seller or the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 8.1 (other than Section 8.1(c) (it being understood that Buyer may not terminate this Agreement pursuant to this Section 9.1(d) as a result of a failure to satisfy the condition set forth in Section 8.1(c))) or Section 8.2 being satisfied and (B) (1) if capable of being cured, has not been cured by Seller or the Company within 30 days after its receipt of written notice thereof from Buyer (provided, however, that if Buyer delivers such written notice within 30 days of the Termination Date, the Termination Date shall automatically be extended to a date that is 30 days after the date of such delivery) or (2) is incapable of being cured; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to Buyer if the failure of such condition to be satisfied is the direct result of a material breach by Buyer of a covenant in this Agreement that is required to be performed and complied with by it at or prior to the Closing;

(e) by Seller, if (i) all of the conditions set forth in Section 8.1 and Section 8.2 have been and continue to be satisfied or shall be capable of being satisfied at the Closing Date were the Closing to occur on such date; (ii) Seller and the Company have irrevocably confirmed to Buyer in writing that they stand, ready and willing to consummate on such date the Closing and (iii) Buyer fails to consummate the Closing within three Business Days following the later of (1) delivery of the confirmation by Seller and the Company required by clause (ii) above and (2) the date that the Closing should otherwise have occurred pursuant to Section 2.2(a) hereof; or

(f) by either (i) Seller or (ii) Buyer, if any Governmental Authority shall have issued a Governmental Order that permanently restrains, enjoins or otherwise prohibits the Closing, and such Governmental Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to any Party whose failure to comply with Section 6.4 or Section 6.5 has caused, resulted in or materially contributed to, such action or inaction.

9.2 Expenses; Termination Fee.

(a) Except (i) for Transaction Expenses to be borne by Buyer in the case that the transactions contemplated by this Agreement are consummated and (ii) as otherwise expressly provided herein, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including out-of-pocket fees and expenses of the Party’s independent advisors, investment bankers, consultants, counsels and accountants) incurred or paid by each Party or on its behalf in connection with this Agreement and the transactions contemplated shall be paid by the Party incurring such costs and expenses.

(b) Termination Fee.

(i) If this Agreement is terminated (A) by either Seller or Buyer pursuant to Section 9.1(b) and Seller is otherwise entitled to terminate this Agreement pursuant to Section 9.1(c) or 9.1(e); (B) by Seller pursuant to Section 9.1(c); or (C) by Seller pursuant to Section 9.1(e), then, in each case, Buyer shall pay to Seller an amount equal to $844,000,000.00 (the “Termination Fee”) in accordance with this Section 9.2(b).

(ii) In the event the Termination Fee is payable, such fee will be paid to Seller by Buyer in cash in immediately available funds within three Business Days after the date set forth in a written demand delivered to Buyer for Buyer to pay such Termination Fee. In the event Buyer does not pay the Termination Fee within such three Business Day period, Buyer acknowledges that Seller shall be entitled to draw upon the Guaranty for payment of the Termination Fee. In addition to the Termination Fee, Buyer shall pay, or cause to be paid, to Seller (A) the reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Seller in connection with the pursuit of payment of the Termination Fee and (B) interest on the Termination Fee at the rate equal to the prime rate as published in the Wall Street Journal in effect on the date such payment or amount was required to be made per annum from and including the date the Termination Fee was required to be paid pursuant to the first sentence of this Section 9.2(b)(ii) up to and including the payment date.

(iii) Buyer acknowledges and agrees that (A) the agreements contained in this Section 9.2(b) are an integral part of the transactions contemplated hereby and constitute a reasonable estimate of the losses that would be suffered by reason of any termination specified under this Section 9.2(b) in light of the difficulty of accurately determining actual damages upon such termination and (B) without these agreements, Seller would not have entered into this Agreement.

(iv) Each of the Parties acknowledges and agrees that (A) the payment of the Termination Fee that complies with this Section 9.2 is not a penalty, but is liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone in negotiating this Agreement and (B) Seller may simultaneously pursue both a grant of specific performance under Section 11.11 that results in the consummation of the transactions contemplated to occur at or in connection with the Closing and payment of the Purchase Price and the payment of the Termination Fee under Section 9.2; provided, however, that Seller shall not be entitled to ultimately receive both remedies.

(v) In no event shall Buyer be required to pay or cause to be paid the Termination Fee on more than one occasion.

9.3 Effect of Termination. In the event of termination of this Agreement by either (i) Seller or (ii) Buyer as provided in Section 9.1, this Agreement and the Related Agreements (including the Intellectual Property Term Sheet) shall become void and have no further force or effect, without any Liability (other than as set forth in Section 9.2 or this Section 9.3) on the part of Buyer, Seller or the Company; provided, however, that the provisions of Section 6.1(b), Section 6.6(c), Section 6.13 (but solely with respect to Buyer’s obligations to reimburse Seller for certain expenses thereunder), Section 7.3, Section 9.2, this Section 9.3, Section 10.8, Section 10.9 and Article 11 (other than Section 11.11, except to the extent it pertains to a provision of this Agreement that survives termination) will survive any termination hereof; provided, further, that nothing in this Section 9.3 (other than, with respect to Buyer, the proviso in clause (A) of the last sentence of this Section) shall relieve any Party of any Liability for any Willful Breach prior to termination. The Confidentiality Agreement will survive any termination hereof in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, (A) if an award of damages is sought against Buyer for any alleged breach of this Agreement by Buyer occurring prior to the Closing, any such award of damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include, in addition to any other cognizable damages, the benefit of the bargain lost by Seller, which benefit of the bargain shall be recoverable by Seller (“Specified Damages”); provided, however, that, prior to the Closing in no event shall Buyer be subject to monetary damages in connection with this Agreement or the transactions contemplated hereby in excess of $864,000,000.00.

9.4 Notice of Termination. In order to validly terminate this Agreement pursuant to Section 9.1, the Party (or Parties) seeking to terminate this Agreement shall deliver written notice to the other Parties, specifying (i) the subsection of Section 9.1 pursuant to which this Agreement is being terminated and (ii) the factual basis, in reasonable detail, giving rise to such Party’s right to terminate this Agreement pursuant to Section 9.1.

ARTICLE 10

Non-Survival; Indemnification; Release and Related Matters

10.1 Non-Survival. Notwithstanding anything to the contrary in this Agreement, except in the case of Fraud (it being understood and agreed that any claim for Fraud shall be limited to claims against the Party alleged to have committed, or the Persons in the last sentence of the definition of Fraud that have actual knowledge (and not imputed, negligent, constructive or any other form of indirect knowledge) of, such Fraud), all of the representations and warranties contained in this Agreement (including the Disclosure Schedule, schedules and exhibits attached hereto and the certificates delivered pursuant hereto) and each of the covenants and agreements contained in Article 6 (other than the covenants and agreements which by their terms are required to be performed following the Closing) shall terminate automatically at and will not survive the Closing, and none of the Parties or any of their respective Affiliates shall be entitled to bring any Action with respect to any such representations, warranties, covenants or agreements, and none of the Parties, their respective Associated Persons or their respective successors or assigns, shall have any Liability to any other Party whatsoever, whether in contract, tort (including negligence and strict liability) or otherwise, at law or in equity (it being understood and agreed that all Associated Persons of the Parties are intended to benefit from this Section 10.1, whether or not a party to this Agreement).

10.2 Indemnification by the Parties. From and after the Closing and subject to the terms of this Agreement, including the limitations under this Article 10:

(a) Seller (in its capacity as the indemnifying Party pursuant to this Section 10.2(a), the “Seller Indemnifying Person”) agrees to reimburse, indemnify and hold harmless Buyer and its Affiliates (each, a “Buyer Indemnified Person,” and collectively, the “Buyer Indemnified Persons”) for, from and against any and all Indemnity Losses incurred by such Buyer Indemnified Persons (or any of them) as a result of, in connection with, or arising out of (including in respect of a Third Party Claim) (i) any of the Retained Liabilities or (ii) a breach of a covenant in this Agreement that is required to be performed by Seller following the Closing (a claim for indemnification under this Section 10.2(a), a “Buyer Claim”); and

(b) Buyer (in its capacity as the indemnifying Party pursuant to this Section 10.2(b), the “Buyer Indemnifying Person” and together with the Seller Indemnifying Person, each an “Indemnifying Person”) agrees to reimburse, indemnify and hold harmless Seller and its Affiliates (each, a “Seller Indemnified Person,” and collectively, the “Seller Indemnified Persons” and together with the Buyer Indemnified Persons, each an “Indemnified Person”) for, from and against any and all Indemnity Losses incurred by such Seller Indemnified Persons (or any of them) as a result of, in connection with, or arising out of (including in respect of a Third Party Claim) (i) any of the Assumed Liabilities or (ii) a breach of a covenant in this Agreement that is required to be performed by Buyer following the Closing (a claim for indemnification under this Section 10.2(b), a “Seller Claim”, and together with the Buyer Claims, each a “Claim”).

10.3 Non-Third-Party Claims. The indemnity obligations of an Indemnifying Person under this Article 10 arising out of or relating to any Claim by an Indemnified Person, other than in respect of a Third Party Claim, shall be subject to the following terms and conditions:

(a) An Indemnified Person seeking indemnification under this Article 10 shall give the Indemnifying Person notice of such Claim (each such notice, a “Notice of Claim”) stating (to the extent known or reasonably anticipated) the nature and basis of such Claim and, to the extent available to the Indemnified Person the amount thereof (the “Claim Amount”); provided, however, that the failure to give such Notice of Claim shall not affect the rights of the Indemnified Person hereunder except to the extent that the Indemnifying Person shall have been actually and materially prejudiced by reason of such failure. Any Notice of Claim delivered pursuant to this Section 10.3 may be supplemented, and any Claim Amount may be increased, added or supplemented, at a later date by the Indemnified Person.

(b) If the Indemnifying Person does not contest all or any portion of such Claim or Claim Amount, then the Indemnifying Person shall pay the uncontested portion thereof promptly, and in any case, within twenty (20) Business Days after receipt of the Notice of Claim.

(c) If the Indemnifying Person objects to such Claim or Claim Amount, or any portion thereof, as specified in such Notice of Claim, the Indemnifying Person shall, within twenty (20) Business Days after receipt of any such Notice of Claim, deliver to the Indemnified Person a written notice (a “Reply Certificate”) in reasonable detail, its objection to the applicable Claim or Claim Amount and to the extent practicable, the nature and basis for such objection. Any Reply Certificate delivered pursuant to this Section 10.3(c) may be supplemented later by the Indemnifying Person.

(d) If the Indemnifying Person delivers (i) a timely Reply Certificate in accordance with Section 10.3(c) or (ii) a Reply Certificate that is not timely in accordance with Section 10.3(c), but is delivered to the Indemnified Person no later than one hundred twenty (120) Business Days after receipt of the Notice of Claim and such Indemnified Person is not actually and materially prejudiced by reason of such delay, then in each case, the Indemnifying Person shall not be required to pay the contested portion of any Claim Amount referred to in such Reply Certificate until either (A) a mutual written, binding agreement of the Indemnified Person and the Indemnifying Person has been executed and delivered as to the payment of the Claim Amount (or any other amount mutually agreed upon by such Parties) or (B) a final non-appealable Governmental Order has been entered resolving the Claims contested in such Reply Certificate and indicating that the Indemnified Person is entitled to such Claim Amount.

(e) If the Indemnifying Person (i) does not deliver a Reply Certificate or (ii) submits a Reply Certificate that is not timely in accordance with Section 10.3(c) and it does not satisfy the conditions set forth in Section 10.3(d)(ii), then the Indemnifying Person shall pay the Claim Amount referred to in the Notice of Claim promptly, and in any case, within one hundred fifty (150) Business Days after receipt of the Notice of Claim.

10.4 Third-Party Claims. The indemnity obligations of each Indemnifying Person under this Article 10 resulting from any claim by a Third Party (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) An Indemnified Person that may seek indemnification under this Article 10 in respect of a Third Party Claim shall give the Indemnifying Person notice of such Third Party Claim that is asserted against, imposed upon or incurred by the Indemnified Person, and that may give rise to an obligation of such Indemnifying Person under this Article 10, stating (to the extent known or reasonably anticipated) the nature and basis of such Third Party Claim and the amount thereof; provided, however, that the failure to give such notice shall not affect the rights of the Indemnified Person hereunder, except to the extent that the Indemnifying Person shall have been actually prejudiced by reason of such failure.

(b) Subject to Section 10.4(c) and Section 10.4(d) below, the Indemnifying Person shall have the right to undertake, by counsel of its own choosing the defense of such Third Party Claim on behalf of the Indemnified Person, at the Indemnifying Person’s sole cost and expense only if the Indemnifying Person (i) agrees in writing to assume responsibility for all Indemnity Losses arising out of such Third Party Claim (with no reservation of any rights) and (ii) provides reasonable evidence of the Indemnifying Person’s financial ability to provide full indemnification to the Indemnified Person with respect to such Third Party Claim (including the ability to post any bond required).

(c) In the event that (i) (A) the Indemnifying Person shall elect not to undertake such defense; (B) the Indemnifying Person shall fail to undertake to defend such Third Party Claim, or diligently pursue or maintain such defense, within thirty (30) days after delivery of notice by the Indemnified Person of such Third Party Claim or (C) such Third Party Claim seeks non-monetary relief from an Indemnified Person, involves criminal or quasi-criminal allegations against an Indemnified Person or involves a Claim by a Governmental Authority against an Indemnified Person, then the Indemnified Person (upon further notice to the Indemnifying Person) shall have the right to undertake the defense of such Third Party Claim or (ii) notwithstanding anything to the contrary set forth in Section 10.4(b) or the immediately foregoing clause (i) (but subject to Section 10.4(d)), a Third Party Claim is asserted against a Buyer Indemnified Person by a customer of Seller or any of its Affiliates and such Third Party Claim relates to any portion of the Retained Business or a Retained Asset or Retained Liability, then the Seller Indemnifying Person shall have the right to undertake the defense of such Third Party Claim.

(d) Anything in this Section 10.4 to the contrary notwithstanding, (i) the Indemnifying Person shall not, without the Indemnified Person’s prior written consent, settle or compromise any Third Party Claim or consent to the entry of any Governmental Order or arbitral ruling unless (A) such settlement, compromise or Governmental Order or arbitral ruling includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Person an irrevocable release from all Liability in respect of such Third Party Claim; (B) such settlement, compromise or Governmental Order or arbitral ruling would not result in the finding or admission of any violation of applicable Law by an Indemnified Person and (C) such settlement, compromise or Governmental Order or arbitral ruling does not impose any injunctive relief or operational restrictions on the Indemnified Person or admit to any wrongdoing by or on behalf of the Indemnified Person or any of its Affiliates and (ii) the Indemnified Person shall not, without the Indemnifying Person’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim or consent to the entry of any Governmental Order or arbitral ruling unless (A) the Indemnified Person is permitted to undertake the defense of such Third Party Claim pursuant to Section 10.4(c); (B) the Indemnified Person has elected to undertake such defense pursuant to Section 10.4(c) within thirty (30) days after delivery of notice by the Indemnified Person pursuant to Section 10.4(c), and diligently pursues or maintains such defense; (C) such settlement, compromise or Governmental Order or arbitral ruling would not result in the finding or admission of any violation of applicable Law, or the payment of any amounts (without prejudice to any rights of the Indemnified Person, and any defenses of any Indemnifying Person, to any Indemnity Losses under this Article 10), in each case, by the Indemnifying Person and (D) such settlement, compromise or Governmental Order or arbitral ruling does not impose any injunctive relief or operational restrictions on the Indemnifying Person or admit to any wrongdoing by or on behalf of the Indemnifying Person or any of its Affiliates.

10.5 Exclusive Remedies. Other than in the case of Fraud or any right a Party may have under Section 2.4, Section 6.8, Section 6.10, Section 6.14, Section 7.4, Section 7.11 or Section 11.11, the Parties hereto acknowledge and agree that from and after the Closing the indemnification provisions of Section 10.2 through 10.6 shall be the sole and exclusive remedies of the Indemnified Persons for any claims or Liabilities arising out or relating to this Agreement.

10.6 Additional Indemnification Provisions.

(a) To the extent an Indemnity Loss gives rise to a Claim by an Indemnified Person under more than one provision of this Agreement, such Indemnified Person may seek recovery under any or all such provisions and clauses; provided, however, an Indemnified Person shall not be entitled to recover more than once for any such Indemnity Loss.

(b) The amount of an Indemnity Loss for which an Indemnifying Person otherwise would have an indemnification obligation under Section 10.2(a) or Section 10.2(b) shall be determined net of: (i) any insurance proceeds (other than proceeds from self-insurance or similar policies) that the Indemnified Person has actually received from any Third Party insurer for such Indemnity Loss (net of any deductible, retention, retropremiums and costs of recovery incurred by the Indemnified Person or any of its Affiliates) prior to the date that the indemnification payment for such Indemnity Loss is required under this Agreement to be paid by the Indemnifying Person; and (ii) any proceeds from any Third Party that the Indemnified Person has actually received for such Indemnity Loss (net of the cost of recovery thereof incurred by the Indemnified Person) prior to the date that the indemnification payment for such Indemnity Loss is required under this Agreement or by a Specified Court to be paid by the Indemnifying Person. Notwithstanding anything herein to the contrary, no Indemnified Person shall be required to commence any Action, or otherwise threaten to commence any Action, in connection with the recovery of any Indemnity Losses from any such Third Party insurer or other Third Party pursuant to this Section 10.6(b). If an indemnification payment is received by an Indemnified Person and such Indemnified Person later receives, in connection with the Indemnity Losses for which such indemnification payment was received, insurance proceeds (other than proceeds from self-insurance or similar policies) for such Indemnity Loss that were not previously credited against such indemnification payment when received, such Indemnified Person shall promptly pay to the Indemnifying Person an amount equal to the lesser of (A) the amount of insurance proceeds (after taking into account, and net of, any deductible, retention or retropremiums incurred by the Indemnified Person or any of its Affiliates) actually received in connection with such Indemnity Loss or (B) the actual amount of the indemnification payment previously paid by such Indemnifying Person for such Indemnity Loss, after deducting any amounts incurred by such Indemnified Person in connection with attempting to recover from such sources.

10.7 Release.

(a) Effective as of the Closing, each of Buyer and the Company (each a “Buyer Releasor”), on behalf of itself and its Affiliates (including each Transferred Subsidiary), heirs, legal representatives, successors and assigns, hereby fully, knowingly, voluntarily, irrevocably and unconditionally waives, releases, acquits and forever discharges, to the fullest extent permitted by law, Seller, and each of its respective Associated Persons (which shall be deemed to include the Company, the Transferred Subsidiaries and their respective Associated Persons with respect to any period prior to the Closing) (each a “Seller Releasee”) of, from and against any and all rights, claims, assertions, demands, complaints, allegations, causes of action, Actions, Losses and/or Liabilities whatsoever (in each case, whether existing in the past, now or in the future, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, in law or at equity or based on contract, tort or otherwise) arising out of, relating to or resulting from, but, in each case subject to, and only to the extent that the foregoing does not arise out of, relate to, or result from, (i) the Release Exceptions, the ownership, organization, management or operation of the Company, the Transferred Subsidiaries and/or the Business on or prior to the Closing; (ii) the Release Exceptions, other than the Release Exceptions set forth in clause (i) of the definition thereof, any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement that, by its terms, is required to be performed prior to the Closing contained in this Agreement, the Related Agreements and the Disclosure Schedule or in any certificate contemplated hereby and delivered in connection herewith (in all cases, only to the extent that such covenant, undertaking or other agreement does not survive the Closing); (iii) any information, documents or materials furnished by or on behalf of Seller or its Affiliates, including the Company or any Transferred Subsidiary or (iv) any decision or action taken or that may be decided to be taken by any Buyer Releasor (clauses (i) through (iv), each, a “Buyer Released Matter”), which such Buyer Releasor or any of its Affiliates (including the Company and each Transferred Subsidiary), heirs, legal representatives, successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever from the beginning of time.

(b) Effective as of the Closing, Seller (in such capacity, the “Seller Releasor” and, together with Buyer Releasors, collectively, the “Releasors”), on behalf of itself and its Affiliates, heirs, legal representatives, successors and assigns, hereby fully, knowingly, voluntarily, irrevocably and unconditionally waives, releases, acquits and forever discharges, to the fullest extent permitted by law, Buyer, and each of its respective Associated Persons (which shall be deemed to include the Company, the Transferred Subsidiaries and their respective Associated Persons) (each, a “Buyer Releasee” and, together with Seller Releasees, collectively, “Releasees”) of, from and against any and all rights, claims, assertions, demands, complaints, allegations, causes of action, Actions, Losses and/or Liabilities whatsoever (in each case, whether existing in the past, now or in the future, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, in law or at equity or based on contract, tort or otherwise) arising out of, relating to or resulting from (i) the Release Exceptions, the ownership, organization, management or operation of the Company, the Transferred Subsidiaries and/or the Business prior to the Closing; or (ii) the Release Exceptions, other than the Release Exceptions set forth in clause (i) of the definition thereof, any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement that, by its terms, is required to be performed prior to the Closing contained in this Agreement, the Related Agreements and the Disclosure Schedule or in any certificate contemplated hereby and delivered in connection herewith (clauses (i) and (ii), each, a “Seller Released Matter” and, together with the Buyer Released Matters, collectively, the “Matters”), which such Seller Releasor or any of its Affiliates, heirs, legal representatives, successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever from the beginning of time.

(c) Each Releasor irrevocably covenants and agrees not to, directly or indirectly, and covenants and agrees to cause its respective Affiliates (including, in the case of the Buyer Releasors, the Company and each Transferred Subsidiary), heirs, legal representatives, successors and assigns not to, assert, maintain or pursue any claim, demand, allegation, complaint, cause of action or assertion and/or bring or maintain any Action with respect to, arising out of, or relating to any Matter against the Releasees or any of them. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement or any Related Agreement, each Releasor retains and maintains, and does not release or waive, (i) its rights to enforce the rights or obligations of the Parties under, but in any case, subject to the terms of, this Agreement and each Related Agreement; (ii) any claim for Fraud, subject to the terms of this Agreement; (iii) any commercial Contracts unrelated to the transactions contemplated by this Agreement or any Related Agreement; (iv) any right to indemnification, exculpation or advancement of expenses to which such Releasor may be entitled as a result of such Releasor’s interest in or service as a current or former member, director, officer, employee or other representative of the Company or any Transferred Subsidiary, including in respect of any of the rights set forth in Section 7.4 and (v) accrued but unpaid salary for employment services and vested benefits under any Company Benefit Plan or Seller Benefit Plan (clauses (i) through (v), the “Release Exceptions”). Each Releasor acknowledges and agrees, on behalf of itself and its Affiliates (including, in the case of the Buyer Releasors, the Company and each Transferred Subsidiary), heirs, legal representatives, successors and assigns, that no Seller Releasee shall have any shared or vicarious liability, or otherwise be the subject of legal or equitable claims, for the actions, omissions or Fraud (except as provided in the last sentence of the definition of Fraud) of any other Person. The foregoing release shall have no effect on, and shall not modify or limit any of the rights, terms or obligations set forth in, any commercial agreements between the Business and Seller or its Affiliates which will continue in effect following the Closing. Notwithstanding any provision of this Agreement or any Related Agreement to the contrary, the Releasees not party to this Agreement are express, intended third-party beneficiaries of this Section 10.7 with full rights of enforcement of this Section 10.7 as if a party hereto.

10.8 Non-Recourse Persons; No Other Representations and Warranties. Notwithstanding anything to the contrary in this Agreement or in any of the Related Agreements, each Party acknowledges and agrees, both for itself and its Associated Persons and their respective successors and assigns, that (a) any rights, claims, assertions, demands, complaints, allegations, causes of action, Actions, Losses and/or Liabilities that may be based upon, in respect of, arise under, out of or by reason of, be connected with or relate in any manner to this Agreement or any of the Related Agreements, or the negotiation, execution or performance or non-performance of this Agreement or any of the Related Agreements (including any representation or warranty made in, in connection with or as an inducement to, this Agreement or any of the Related Agreements) may be made by a party hereto or thereto (or a Specified Indemnitee pursuant to Section 7.4) only against (and such representations and warranties are those solely of) the other parties hereto or thereto (including any successors or assigns of such parties), as the case may be (the “Contracting Parties”), and then only to the extent of, and subject to the terms set forth in, this Agreement or the applicable Related Agreement; (b) except with respect to the Guaranty, in no event shall any Contracting Party have any Liability (including under any alter ego veil-piercing or other theory or shared or vicarious Liability theory) for the actions, omissions or fraud of another Contracting Party or any other Person; (c) except with respect to the Guaranty, none of the Associated Persons of a Party (other than the Contracting Parties), in each case, that are not direct parties to this Agreement or a Related Agreement (collectively, the “Non-Recourse Persons”) shall have any Liability arising under, out of or by reason of, connected with or related in any manner to this Agreement or any of the Related Agreements or for any rights, claims, assertions, demands, complaints, allegations, causes of action, Actions, Losses and/or Liabilities based on, in respect of or by reason of this Agreement or any of the Related Agreements or their negotiation, execution, performance, non-performance or breach, and, except with respect to the Guaranty, each party hereto or thereto, both for itself and its Associated Persons and their respective successors and assigns, waives and releases all such claims and Liabilities against any and all such Non-Recourse Persons; (d) to the maximum extent permitted by applicable Laws, each Party, both for itself and its Associated Persons and their respective successors and assigns, (i) unconditionally waives, releases, acquits and forever discharges any and all rights, claims, assertions, demands, complaints, allegations, causes of action, Actions, Losses and/or Liabilities that may be available at law or in equity, or granted by statute, regulation or other applicable Law to avoid or disregard the entity form of a Contracting Party or otherwise impute or extend the Liability of a Contracting Party to any Non-Recourse Person, whether based on statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, veil-piercing, unfairness, undercapitalization or otherwise and (ii) disclaims any and all reliance upon any Non-Recourse Person with respect to any statement, representation or warranty made in, in connection with or as an inducement to this Agreement or the Related Agreements; (e) Seller shall not have any responsibility for Liability or Loss of the Company, the Transferred Subsidiaries (or any of them) or the Business (whether by or through attempted piercing of the corporate veil and whether in contract or in tort, in law or in equity, or based on any other theory that seeks to impose Liability of any Person against its owners, operators or Affiliates) and (f) except for the Specified Damages, none of the Contracting Parties or the Non-Recourse Persons shall be responsible for any consequential, special, incidental, indirect, statutory, exemplary, punitive or similar damages whatsoever (including loss of profits, loss of revenue, impairment of business relations, diminution of value, or damages calculated on multiples of earnings or other metrics approaches), in each case of any Person, that may be alleged as a result of this Agreement or the Related Agreements (unless, in each case, such damages are owed to a Third Party). Each Non-Recourse Person is an express third-party beneficiary of this Section 10.8 with full rights of enforcement of this Section 10.8 as if it were a party thereto. For the avoidance of doubt, nothing in this Section 10.8shall in any way limit the right of Seller to seek (x) an injunction, specific performance or other equitable remedies in connection with enforcing Buyer’s obligation to cause the Equity Financing to be funded and Buyer’s obligation to effect the Closing or (y) payment from the Guarantor under the Guaranty of any of the guaranteed obligations thereunder.

10.9 Acknowledgements by Buyer.

(a) Buyer acknowledges and agrees that in connection with its determination to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby, Buyer and its Representatives have received or been given access to all information, books and records, facilities and other assets of the Company, the Transferred Subsidiaries and the Business as it has deemed necessary and have been, to its full satisfaction, afforded adequate opportunity to meet with, ask questions of and receive answers from the management of Seller, the Company and the Transferred Subsidiaries.

(b) Buyer acknowledges and agrees on behalf of itself and its Affiliates that, notwithstanding any provision of this Agreement to the contrary, (i) the representations and warranties made by Seller in Article 3 (each as qualified by the Disclosure Schedule) are the sole and exclusive representations and warranties made by Seller with respect to this Agreement, the Intellectual Property Term Sheet and the transactions contemplated hereby and thereby and (ii) the representations and warranties made by the Company in Article 4 (each as qualified by the Disclosure Schedule) are the sole and exclusive representations and warranties made by the Company with respect to this Agreement, the Intellectual Property Term Sheet and the transactions contemplated hereby and thereby. Buyer acknowledges and agrees that none of Seller, the Company, the Transferred Subsidiaries or their respective Associated Persons has made nor are any of them making, any representation or warranty whatsoever, express or implied, as to the accuracy or completeness of any information regarding Seller, the Company, the Transferred Subsidiaries or their respective business or assets (including the Business), except as expressly set forth in Article 3 (each as qualified by the Disclosure Schedule), Article 4 (each as qualified by the Disclosure Schedule) and the express representations and warranties of Seller or any of its Affiliates in the Related Agreements to which Seller or any of its Affiliates is a party. Buyer further acknowledges and agrees that (x) none of Seller nor any of its Associated Persons will be subject to any Liability to Buyer or any other Person resulting from the distribution or use by Buyer or any of its Associated Persons of any such information, including in any legal opinions, memoranda, summaries or any other information, document or material made available to Buyer or any of its Associated Persons (whether in the Data Room, the Confidential Information Presentation or other sales memoranda, management presentations or otherwise provided) in respect of the transactions contemplated by this Agreement and/or any of the Related Agreements and (y) neither Buyer nor any of its Associated Persons has relied and will not rely upon the reasonableness, accuracy or completeness of any such information or any other express or implied representation, warranty (other than, in the case of Buyer, Article 3 (each as qualified by the Disclosure Schedule), Article 4 (each as qualified by the Disclosure Schedule) and the express representations and warranties of Seller or any of its Affiliates in the Related Agreements to which Seller or any of its Affiliates is a party) or statement of any nature made or provided by or on behalf of Seller, the Company, the Transferred Subsidiaries or any of their respective Associated Persons. Buyer hereby unconditionally waives, releases, acquits and forever discharges any and all rights, claims, assertions, demands, complaints, allegations, causes of action, Liabilities, Losses and Actions that any of Buyer or its Associated Persons may have against Seller, the Company, the Transferred Subsidiaries or any of their respective Associated Persons with respect to any inaccuracy relating to any such information or any omission of any potentially material information, and Buyer agrees and acknowledges that none of Seller, the Company, the Transferred Subsidiaries or any of their respective Associated Persons will have any Liability to Buyer, its Associated Persons or any other Person resulting from the use of any such information by Buyer or any of its Associated Persons.

(c) Buyer acknowledges and agrees that (i) Buyer and its Associated Persons have conducted to their full satisfaction an independent investigation and verification of the Company, the Transferred Subsidiaries and the Business (including their businesses, operations, assets, liabilities, condition (financial or otherwise), equity interests, properties, forecasts, projected operations and prospects); (ii) Buyer is relying on its own investigation and analysis in entering into the transactions contemplated by this Agreement and/or the Related Agreements; (iii) Buyer is knowledgeable about the industries and markets in which the Company, the Transferred Subsidiaries and the Business operate, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and/or the Related Agreements and is able to bear the substantial economic risk of such investment for an indefinite period of time and (iv) Buyer or its Representatives have fully reviewed this Agreement, the Disclosure Schedule and the Related Agreements and have had access to the materials in the Data Room relating to the transactions contemplated by this Agreement and/or the Related Agreements.

(d) In connection with Buyer’s and its Associated Persons’ investigation of the Company, the Transferred Subsidiaries and the Business, Buyer and its Associated Persons may have received from or on behalf of Seller certain projections, forward-looking statements, forecasts and estimates, including projected statements of operating revenues and income from operations of the Company, the Transferred Subsidiaries and the Business and certain business plan information of the Company, the Transferred Subsidiaries and the Business. Buyer and its Associated Persons acknowledge and agree, notwithstanding any provision of this Agreement to the contrary, that (i) there are uncertainties inherent in attempting to make such projections, forward-looking statements, forecasts, estimates and plans and that Buyer is familiar with such uncertainties; (ii) notwithstanding any projection, forward-looking statement, forecast, estimate or plan made available in connection with its investigation, Buyer is (x) responsible for making its own evaluation of the adequacy and accuracy of and (y) acknowledges that, except to the extent that any of the foregoing are expressly included in any representation or warranty in this Agreement or any Related Agreement, it is not relying, and is not entitled to rely upon, in each case, all such projections, forward-looking statements, forecasts, estimates and plans (including the reasonableness of the assumptions underlying such projections, forward-looking statements, forecasts, estimates and plans) and (iii) Buyer and its Associated Persons shall have no rights, claims, assertions, demands, complaints, allegations and causes of action, against Seller, the Company, the Transferred Subsidiaries or the Business or their respective Associated Persons or any other Person with respect to any of the foregoing. Accordingly, Buyer acknowledges and agrees that Seller, the Company, the Transferred Subsidiaries, the Business and their respective Associated Persons make no representations or warranties whatsoever with respect to such projections, forward-looking statements, forecasts, estimates and plans, including the reasonableness of the assumptions underlying such projections, forward-looking statements, forecasts, estimates and plans.

(e) Except as otherwise described in this Section 10.9, Buyer acknowledges and agrees that Buyer is acquiring the Company, the Transferred Subsidiaries and the Business on an “AS IS, WHERE IS” basis.

(f) Buyer acknowledges and agrees that, in addition to the other limitations on damages or on the manner or form in which any recourse may be sought under this Agreement, any rights, claims, assertions, demands, complaints, allegations and causes of action for Fraud brought in connection with this Agreement shall require proving each of the elements set forth in clauses (i) through (iii) of the definition of “Fraud” and neither Seller nor its Affiliates shall be liable for an amount in excess of what such Person or its Affiliates actually received from the Purchase Price.

10.10 Disclaimers.

(a) EXCEPT, WITH RESPECT TO SELLER, FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 AND THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ANY OF THE RELATED AGREEMENTS TO WHICH SELLER OR ANY OF ITS AFFILIATES IS A PARTY AND, WITH RESPECT TO THE COMPANY, FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 4 AND THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ANY OF THE RELATED AGREEMENTS TO WHICH THE COMPANY OR ANY OF ITS AFFILIATES IS A PARTY, NONE OF SELLER, THE COMPANY OR THE TRANSFERRED SUBSIDIARIES OR ANY OF THEIR RESPECTIVE ASSOCIATED PERSONS MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, INCLUDING REPRESENTATIONS AND WARRANTIES AS TO (i) MERCHANTABILITY AND (ii) FITNESS FOR A PARTICULAR PURPOSE, AND HEREBY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN CONNECTION WITH ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABILITY OF SUCCESS OR PROFITABILITY OF THE COMPANY OR ANY OF THE TRANSFERRED SUBSIDIARIES OR THE BUSINESS, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES BY ANY EQUITYHOLDER, DIRECTOR, MANAGER, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER, THE COMPANY, THE TRANSFERRED SUBSIDIARIES OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES).

(b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5 AND THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THE RELATED AGREEMENTS TO WHICH BUYER OR ANY OF ITS AFFILIATES IS A PARTY, NONE OF BUYER OR ITS ASSOCIATED PERSONS MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, INCLUDING REPRESENTATIONS AND WARRANTIES AS TO (i) MERCHANTABILITY AND (ii) FITNESS FOR A PARTICULAR PURPOSE, AND HEREBY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN CONNECTION WITH ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO SELLER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABILITY OF SUCCESS OR PROFITABILITY OF BUYER, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO SELLER OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES BY ANY EQUITYHOLDER, DIRECTOR, MANAGER, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF BUYER OR ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES).

10.11 No Rescission. Notwithstanding anything to the contrary contained in this Agreement or in any Related Agreement, no Person shall be entitled to (a) rescind this Agreement or any Related Agreement, including in connection with, or in respect of, any Fraud or (b) any rescissory damages arising out of or relating to this Agreement or any Related Agreement, including in connection with any Fraud, except to the extent such rescissory damages are Specified Damages.

10.12 Limitations. Prior to the Closing, the rights of a Party pursuant to the Guaranty, Sections 9.1, 9.2, 9.3 (but solely with respect to any claim for Willful Breach), the right of any Party to seek an injunction, specific performance or other equitable remedies pursuant to Section 11.11, and any injunction, specific performance or equitable remedies available to Seller, as a third party beneficiary under the Equity Financing Commitment Letter, to cause the Equity Financing to be funded and Buyer’s obligation to effect the Closing in accordance with this Agreement, shall be the sole and exclusive means by which the applicable Party or any other Person may (x) assert any right, action, cause of action, claim, demand, proceeding or assessment and (y) obtain any remedy or relief for any Loss, judgment, interest, settlement payment or Tax, in the case of the immediately foregoing clauses (x) and (y), for any breach of this Agreement by the other Party or any of its Affiliates.

ARTICLE 11

Miscellaneous

11.1 Amendment. This Agreement may be amended, modified or supplemented only by a written agreement signed by the Parties and which references the specific section(s) of this Agreement which is to be amended, modified or supplemented. All other attempted amendments, modifications or supplements shall be of no effect, regardless of their formality, consideration or detrimental reliance and void ab initio.

11.2 Notices. Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service; (b) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the receiving Party (otherwise on the next Business Day) and (c) if sent by an internationally recognized overnight delivery service, on the date that such delivery service has provided confirmation of delivery, including via any email or online parcel tracking applications provided by such service (or, if such date is not a Business Day, the immediately following Business Day):

(a) If to Seller, or prior to the Closing, the Company, addressed as follows:

The Boeing Company

929 Long Bridge Drive

Arlington, VA 22202

Attention:	David Whitehouse, SVP, Treasurer

 Chris McKee, Director, Corporate Development

 Christopher Glass, Senior Counsel – M&A

Email:    [***]

  [***]

  [***]

with a copy to (which shall not constitute notice):

Mayer Brown LLP

71 S. Wacker Drive

Chicago, IL 60606

Attention:    Jason M. Quintana; Magnus Karlberg

Email:     [***]; [***]

(b) If to Buyer, or after the Closing, the Company, addressed as follows:

Project Maroon, LLC

c/o Thoma Bravo, L.P.

One Market Plaza

Spear Tower, Suite 2400

San Francisco, CA 94105

Attention:   Scott Crabill

 Holden Spaht

 Brian Jaffee

E-mail:    [***]

 [***]

 [***]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, IL 60654

Attention:   Corey D. Fox, P.C.

 Bradley C. Reed, P.C.

 Cole Parker, P.C.

 Peter Stach, P.C.

E-mail:    [***]

 [***]

 [***]

 [***]

or to such other individual or address as a Party may designate for itself by notice given as herein provided.

11.3 Waivers. No failure or delay on the part of any Party to exercise any right, power or remedy of such Party hereunder shall operate as a waiver thereof, nor shall a single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by a Party of any condition or breach of any term, covenant, representation or warranty or other provision contained in this Agreement shall be effective unless in writing signed by such Party, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty or other provision contained herein.

11.4 Disclosure Schedule. The Disclosure Schedule has been prepared to correspond to and qualify specific numbered Sections, subsections and clauses as set forth therein; provided, however, that any disclosure in the Disclosure Schedule corresponding to and qualifying a specific numbered Section, subsection or clause thereof shall be deemed to correspond to and qualify any other numbered Section, subsection or clause in this Agreement relating to such Party to the extent the relevance of such disclosure to such other Section, subsection or clause is reasonably apparent on the face of such disclosure. Certain information set forth in the Disclosure Schedule is included solely for informational purposes, is not an admission of Liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any Dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item or matter in the Disclosure Schedule is not intended to imply that such amounts (or higher or lower amounts), items or matters are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item or matter in the Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in any Disclosure Schedule is or is not material for purposes of this Agreement. In addition, neither the specification of any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business or in a manner consistent with past practice, and no Party may use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter not specified in this Agreement or included in any Disclosure Schedule is or is not in the ordinary course of business or in a manner consistent with past practice for purposes of this Agreement. In no event will the listing of any item or matter in any Schedule be deemed or interpreted to broaden or otherwise amplify the representations, warranties, covenants or agreements contained in this Agreement. Summaries or descriptions of Contracts or other documents contained in the Disclosure Schedule are qualified in their entirety by the Contracts or documents themselves. The Company or Seller may, from time to time prior to or at the Closing, by notice given to Buyer in accordance with this Agreement, supplement, amend or add any Disclosure Schedule in order to add information or correct previously supplied information, including in order to correct any information that, if not corrected, would constitute a breach of or inaccuracy in any representation or warranty made by Seller or the Company in this Agreement. No such supplemental, amended or additional Disclosure Schedule will be deemed to cure any breach for purposes of Sections 8.2 or 9.1(a). If, however, the Closing occurs, any such supplement, amendment or addition will be effective to cure and correct for all purposes any breach of or inaccuracy in any representation or warranty that would have existed if Seller or the Company had not made such supplement, amendment or addition, and all references to any Disclosure Schedule that is supplemented, amended or added as provided in this Section 11.4 will, for all purposes after the Closing, be deemed to be a reference to such Disclosure Schedule as so supplemented, amended or added.

11.5 Successors and Assigns; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. No assignment of this Agreement or any of the rights, interests or obligations under this Agreement may be made by any Party at any time, whether or not by operation of law, without the prior written consent of the other Parties, and any attempted assignment without the required consent shall be void. Notwithstanding anything to the contrary set forth herein, from and after the Closing, Buyer may, without the prior written consent of Seller, assign its rights and obligations under this Agreement, in whole or in part, to (a) an Affiliate of Buyer (or cause one or more of its Affiliates to perform its obligations hereunder, in whole or in part); (b) any purchaser of all or substantially all of the equity or assets of Buyer or any of its Affiliates or (c) for collateral security purposes, to any lender providing financing to Buyer or its Affiliates; provided, however, no such assignment shall relieve Buyer of its obligations and Liabilities hereunder.

11.6 Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any right, remedy, claim, liability, reimbursement or cause of action under or with respect to this Agreement or any provision of this Agreement. Notwithstanding the foregoing, the Specified Indemnitees in respect of Section 7.4, the Persons referred to in and in respect of Section 10.1, Seller Releasees in respect of Section 10.7 and the Non-Recourse Persons in respect of Section 10.8 are hereby made third party beneficiaries of this Agreement, in each case, with all of the rights, remedies, claims, liabilities, reimbursements causes of action and other rights accorded such Persons under this Agreement and the Related Agreements.

11.7 Entire Understanding. The exhibits, schedules and the Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof. This Agreement and the Related Agreements set forth the entire agreement and understanding of the Parties and supersede any and all prior agreements, arrangements and understandings among all or any of the Parties regarding the subject matter hereof and thereof.

11.8 Applicable Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and enforced in accordance with the internal laws of the State of New York, without giving effect to any laws, rules or provisions of the State of New York that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of New York.

11.9 Jurisdiction of Disputes.

(a) In the event any Party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Related Agreement or any matters described or contemplated herein or therein, the Parties hereby (a) agree that any litigation, proceeding or other legal action shall be instituted exclusively in the state courts of the State of New York located in New York County, unless the federal courts have exclusive jurisdiction, in which case the United States District Court for the Southern District of New York (such courts, including appellate courts therefrom, the “Specified Courts”); (b) agree that in the event of any such litigation, proceeding or action, the Parties will consent and submit to personal jurisdiction in the applicable Specified Court and to service of process upon them in accordance with the rules and statutes governing service of process (it being understood that nothing in this Section 11.9 shall be deemed to prevent any Party from seeking to remove any action to a United States federal court that is a Specified Court); (c) agree to waive to the full extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) agree as an alternative method of service to service of process in any legal proceeding by mailing of copies thereof to such Party both (i) to its postal address and (ii) to its email address(es) set forth in Section 11.2 for communications to such Party; (e) agree that any proper service made as provided herein shall be effective and binding service in every respect and (f) agree that nothing herein shall affect the rights of any Party to effect service of process in any other manner permitted by Law; provided, however, that if the Specified Courts are functionally unavailable as a result of any Public Health Event or Exigency Event, each Party agrees to submit to the jurisdiction of any state in the United States in which the federal court therein may assert jurisdiction over the Parties solely in respect of applications for preliminary, temporary, status quo or interim injunctive relief.

(b) Notwithstanding anything in this Agreement to the contrary (but in all cases subject to and without in any way limiting the rights and claims of Buyer or its Affiliates under and pursuant to any definitive debt financing arrangement), Seller hereby: (i) agrees that any suit, action or other proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving a Debt Financing Source, in any way arising out of this Agreement, any definitive debt financing arrangement with such Debt Financing Source or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of, and shall be brought and heard and determined exclusively in, the United States District Court for the Southern District of New York, sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in the Supreme Court of the State of New York sitting in the Borough of Manhattan and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such suit, action or other proceeding to the exclusive jurisdiction of such court; (ii) agrees that any such suit, action or other proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise expressly provided in a definitive debt financing arrangement; (iii) agrees not to bring any suit, action or other proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of this Agreement, any definitive debt financing arrangement with such Debt Financing Source or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than the United States District Court for the Southern District of New York, sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in the Supreme Court of the State of New York sitting in the Borough of Manhattan; (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such suit, action or other proceeding in any such court; (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any suit, action or other proceeding brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, any definitive debt financing arrangement with such Debt Financing Source or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (vi) agrees that none of the Debt Financing Sources will have any liability to Seller in any way relating to or arising out of this Agreement, any definitive debt financing arrangement with such Debt Financing Source or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; (vii) agrees that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, this Section 11.9(b) and (viii) agrees that the provisions in this Section 11.9(b) and the definitions of “Debt Financing” and “Debt Financing Sources” shall not be amended, waived or otherwise modified, in each case, in any way that is materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party any definitive debt financing arrangement with such Debt Financing Source.

11.10 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement or the Related Agreements is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the Related Agreements, or the transactions contemplated hereby or thereby. Each Party certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver; (b) each Party understands and has considered the implications of this wavier; (c) each Party makes this waiver voluntarily and (d) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.9(a).

11.11 Specific Performance.

(a) Each Party acknowledges and agrees that irreparable harm would occur and that the other Parties would not have any adequate remedy at Law (a) for any actual or threatened breach of the terms and provisions of this Agreement or any of the Related Agreements or (b) in the event that any of the terms and provisions of this Agreement or any of the Related Agreements were not performed in accordance with their specific terms and provisions. Accordingly, each Party agrees that the other Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of the other Parties hereunder not only by an action or actions for a monetary remedy but also by an action or actions for specific performance, injunctive and/or other equitable relief. Furthermore, each Party agrees that the other Parties shall have the right, in addition to any other rights and remedies expressly permitted under this Agreement and subject in all respects to the limitations under this Agreement, to enforce its rights and the obligations hereunder not only by an action or actions for monetary award but also by an action or actions for specific performance, injunctive and/or other equitable relief.

(b) The right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.11 shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) If, prior to the Termination Date, any Party brings any action, in each case in accordance with this Section 11.11, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Termination Date shall automatically be extended (i) for the period during which such action is pending, plus 10 Business Days or (ii) by such other time period established by the court presiding over such action, as the case may be.

(d) Notwithstanding anything herein to the contrary, in no event shall this Section 11.11 be used, alone or together with any other provision of this Agreement, to require Seller or the Company to remedy any breach of any representation or warranty of Seller or the Company made herein.

(e) Notwithstanding anything contained in this Section 11.11 to the contrary, it is acknowledged and agreed that Seller shall be entitled to seek specific performance of Buyer’s obligations to consummate the Closing pursuant to the terms of this Agreement, and Seller’s rights as a third party beneficiary of the Equity Financing Commitment Letter in order to cause the Equity Financing to be funded, and to cause the transactions contemplated to occur at the Closing to be consummated, only in the event that (i) all of the conditions in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing subject to such terms being capable of being satisfied at the Closing); (ii) Buyer fails to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 2.2(a); and (iii) Seller has irrevocably confirmed in writing to Buyer that if specific performance is granted and the Equity Financing is funded, then Seller will consummate the Closing.

11.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

11.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. The Parties acknowledge and agree that they are sophisticated parties, have reviewed the terms of this Agreement and the Related Agreements, engaged counsel and advisors as they have each determined necessary to fully understand their respective rights and obligations hereunder and thereunder, and accordingly, no agreement, provision, condition, waiver, representation, warranty, acknowledgement or other term hereof or thereof shall be deemed unenforceable or otherwise inoperable for lack of conspicuousness or emphatic text.

11.14 Counterparts. This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a Party’s intent or the effectiveness of such signature. No Party shall raise the use the delivery of signatures to this Agreement in electronic format as a defense to the formation of a contract and each such Party forever waives any such defense.

11.15 Retention of Advisors. Each of the Parties acknowledges and agrees that Seller Group Counsel has represented Seller and the Company in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, and that Seller, the Company and their respective Associated Persons (each, a “Seller Group Member” and collectively, the “Seller Group Members”) have a reasonable expectation that Seller Group Counsel will represent them in connection with any claim or Action involving any Seller Group Member, on the one hand, and Buyer or any of its Associated Persons (each, a “Buyer Group Member”), on the other hand, arising under this Agreement, the Related Agreements or the transactions contemplated hereby and thereby. Buyer hereby, on behalf of itself and the other Buyer Group Members and their respective successors and assigns, hereby irrevocably (a) agree to any such representation in any such matter and (b) waive any actual or potential conflict arising from any such representation in the event of: (i) any adversity between the interests of any Seller Group Member, on the one hand, and Buyer, the Company and the Transferred Subsidiaries, on the other hand, in any such matter and/or (ii) any communication between or among Seller Group Counsel and the Company, the Transferred Subsidiaries and their respective Affiliates or employees, whether privileged or not, or any other information known to such counsel, by reason of such counsel’s representation of the Company or any of the Transferred Subsidiaries prior to the Closing.

11.16 Protected Communication.

(a) The Parties to this Agreement agree that, immediately prior to the Closing, without the need for any further action (i) all right, title and interest of the Company and any Transferred Subsidiary in and to all Protected Communications shall thereupon transfer to and be vested solely in Seller and its successors in interest and (ii) any and all protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by the Company or any Transferred Subsidiary shall thereupon be vested exclusively in Seller and its successors in interest and shall be exercised or waived solely as directed by Seller or its successors in interest.

(b) None of Buyer, the Company, the Transferred Subsidiaries or any Person acting on any of their behalf shall, without the prior written consent of Seller or its successors in interest, assert or waive or attempt to assert or waive any such protection against disclosure, including the attorney-client privilege or work product protection, or to access, discover, obtain, use or disclose or attempt to access, discover, obtain, use or disclose any Protected Communications in any manner, including in connection with any dispute or legal proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, or any of the transactions contemplated hereby and by the Related Agreements; provided, however, (i) the foregoing shall neither prohibit Buyer from seeking proper discovery of such documents nor Seller from asserting that such documents are not discoverable to the extent that applicable attorney-client privileges and work product protections have attached thereto and (ii) in the event a dispute arises between any Buyer Group Members, on the one hand, and any other Person (other than Seller Group Members), on the other hand, such Buyer Group Members shall not disclose any documents or information subject to protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any Protected Communications without the prior written consent of Seller (provided, however, that if such Buyer Group Members are required by judicial order or other legal process to make such disclosure, such Buyer Group Members shall promptly notify Seller in writing of such requirement (without making disclosure) and shall provide Seller with such cooperation and assistance as shall be necessary to enable Seller to prevent disclosure by reason of any protection against disclosure, including the attorney-client privileges and work product protections).

(c) Without limiting the generality of the foregoing, (i) Seller shall have the right to retain, or cause Seller Group Counsel to retain, any Protected Communications in possession of Seller Group Counsel at the Closing and (ii) Buyer shall (and following the Closing shall cause the Company, the Transferred Subsidiaries to) take actions necessary to ensure that any and all protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any Protected Communications will survive the Closing, remain in effect and transfer to and be vested solely in Seller and its successors in interest.

(d) Seller and its successors in interest shall have the right at any time prior to or following the Closing to remove, erase, delete, disable, copy or otherwise deal with any Protected Communications in whatever way they desire, and Buyer, the Company and the Transferred Subsidiaries shall provide full access to all Protected Communications in their possession or within their direct or indirect control and shall provide reasonable assistance at the expense of the Person requesting such assistance in order to give full force and effect to the rights of Seller and its successors in interest hereunder.

(e) This Section 11.16 is for the benefit of Seller Group Members and such Persons are intended third-party beneficiaries.

11.17 No Waiver of Privilege, Protection from Disclosure or Use. The Parties understand and agree that nothing in this Agreement, including the provisions of Section 7.1, Section 11.15 and Section 11.16 regarding the assertions of protection from disclosure and use, privilege and conflicts of interest, shall be deemed to be a waiver of any applicable attorney-client privilege or other protection from disclosure or use. Each of the Parties understands and agrees that it has undertaken commercially reasonable efforts to prevent the disclosure of Protected Communications. Notwithstanding those efforts, the Parties understand and agree that the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of information that may be confidential, eligible to be subject to a claim of privilege, or otherwise protected from disclosure. The Parties further understand and agree that any disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, including with respect to information involving or concerning the same subject matter as the disclosed information. The Parties agree to use commercially reasonable efforts to return any inadvertently disclosed information to the disclosing Party promptly upon becoming aware of its existence. The Parties further agree that promptly after the return of any inadvertently disclosed information, the Party returning such information shall destroy any and all copies, summaries, descriptions and/or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions and/or notes.

11.18 Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the Parties as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor, except as expressly and specifically set forth in this Agreement in any manner create any principal-agent, fiduciary or other special relationship between the Parties. No Party shall have any duties (including fiduciary duties) towards any other Party except as specifically set forth herein.

11.19 No Right of Set-Off. Buyer, for itself and its Affiliates and successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that Buyer or any of its Affiliates or successors and permitted assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by Buyer or its Affiliates pursuant to this Agreement or any other document or instrument delivered by Buyer or its Affiliates in connection herewith.

11.20 Translation of Currencies. Except as otherwise expressly set forth herein, in the event that the Parties need to convert currencies under this Agreement, the relevant exchange rate shall be determined based on the rate that is in effect two Business Days preceding the applicable determination date as quoted by Bloomberg L.P. on www.bloomberg.com/markets/currencies/fx-fixings.

[Remainder of page left intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

SELLER:

THE BOEING COMPANY

By:	/s/ Brian West
Name:	Brian West
Title:	Chief Financial Officer and EVP

(Signature Page – Membership Interest Purchase Agreement)

COMPANY:

JNPR AERO, LLC By: The Boeing Company, its sole member

By:	/s/ Brian West
Name:	Brian West
Title:	Chief Financial Officer and EVP

(Signature Page – Membership Interest Purchase Agreement)

BUYER:

PROJECT MAROON, LLC

By:	/s/ Brian Jaffee
Name:	Brian Jaffee
Title:	Chief Executive Officer and President

(Signature Page – Membership Interest Purchase Agreement)